    Exhibit 10.38
KOSMOS ENERGY LTD
as Original Borrower
- and -
THE ENTITIES LISTED IN SCHEDULE 1
as Guarantors
- and -
SOCIETE GENERALE, LONDON BRANCH, THE STANDARD BANK OF SOUTH AFRICA LIMITED, N.B.S.A. LIMITED, STANDARD CHARTERED BANK, NATIXIS, BARCLAYS BANK PLC, BANK OF AMERICA, N.A., LONDON BRANCH, ECOBANK GHANA PLC, GLENCORE ENERGY UK LTD.
as Mandated Lead Arrangers
- and -
THE STANDARD BANK OF SOUTH AFRICA LIMITED
as Facility Agent
- and -
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Security and Intercreditor Agent
- and -
THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 2
as Original Lenders

US$250,000,000 REVOLVING CREDIT FACILITY AGREEMENT

Slaughter and May
One Bunhill Row
London
EC1Y 8YY
(SRG/SNLH/AEZB/NYA)

INTRODUCTION    1
PART 1 INTERPRETATION    2
1.    DEFINITIONS AND INTERPRETATION    2
PART 2 CONDITIONS PRECEDENT    44
2.    CONDITIONS PRECEDENT    44
PART 3 OPERATION OF THE FACILITY    45
3.    THE FACILITY    45
4.    FINANCE PARTIES’ RIGHTS AND OBLIGATIONS    47
5.    PURPOSE    48
6.    UTILISATION    48
PART 4 PAYMENTS, CANCELLATION, INTEREST AND FEES    50
7.    REPAYMENT    50
8.    PREPAYMENT AND CANCELLATION    51
9.    INTEREST    58
10.    INTEREST PERIODS    59
11.    CHANGES TO THE CALCULATION OF INTEREST    59
12.    FEES    65
PART 5 TAXES, INCREASED COSTS AND INDEMNITIES    67
13.    TAX GROSS-UP AND INDEMNITIES    67

14.    INCREASED COSTS    70
15.    OTHER INDEMNITIES    72
16.    MITIGATION BY THE LENDERS    73
PART 6 FINANCIAL INFORMATION    75
17.    INFORMATION UNDERTAKINGS    75
PART 7 REPRESENTATIONS, COVENANTS, EVENTS OF DEFAULT    80
18.    REPRESENTATIONS    80
19.    FINANCIAL COVENANTS    85
20.    GENERAL UNDERTAKINGS    86
21.    EVENTS OF DEFAULT    93
PART 8 CHANGES TO LENDERS AND OBLIGORS AND ROLES    99
22.    CHANGES TO THE LENDERS    99
23.    CHANGES TO THE OBLIGORS    106
24.    ROLE OF THE FACILITY AGENT AND THE ARRANGER    110
25.    THE SECURITY AND INTERCREDITOR AGENT    119
26.    CHANGE OF SECURITY AND INTERCREDITOR AGENT AND DELEGATION    126
27.    INTERCREDITOR ARRANGEMENTS    128
PART 9 ADMINISTRATION, COSTS AND EXPENSES    130
28.    PAYMENT MECHANICS    130
29.    SET-OFF    133
30.    COSTS AND EXPENSES    133
31.    INDEMNITIES    134
32.    NOTICES    135

33.    CALCULATIONS AND CERTIFICATES    138
34.    DISCLOSURE TO NUMBERING SERVICE PROVIDERS    139
35.    PARTIAL INVALIDITY    140
36.    REMEDIES AND WAIVERS    140
37.    AMENDMENTS AND WAIVERS    140
38.    COUNTERPARTS    143
PART 10 GOVERNING LAW AND ENFORCEMENT    144
39.    GOVERNING LAW    144
40.    JURISDICTION    144
41.    SERVICE OF PROCESS    146
42.    CONTRACTUAL RECOGNITION OF BAIL-IN    147
43.    USA PATRIOT ACT    148
44.    ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS    148

TOC \h \z \t "Schedule,1,Schedule Part,2"
Schedule 1 The Guarantors    150
Schedule 2 The Original Lenders    151
Schedule 3 Conditions Precedent    152
Schedule 4 Utilisation Request    155
Schedule 5 Form of Transfer Certificate    157
Schedule 6 Form of Accession Letter    160
Schedule 7 Form of Resignation Letter    161
Schedule 8 Form of Compliance Certificate    162
Schedule 9 Form of Confidentiality Undertaking    164

Schedule 10 Form of Lender Accession Notice    169
Schedule 11 Form of U.S. Tax Compliance Certificate    171
Schedule 12 Form of Resignation Letter (DGE Group Guarantor)    173
Schedule 13 Excess Cash Statement    175

THIS AGREEMENT is dated 31 March 2022, as amended and/or amended and restated on 23 November 2022 and 19 April 2023 and made between:
(1)    KOSMOS ENERGY LTD., a company incorporated under the laws of Delaware with registration number 7211582 and having its registered office at The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 (the “Original Borrower”, the “Company” or “KEL”);
(2)    THE ENTITIES listed in Schedule 1 as guarantors (the “Guarantors”);
(3)    SOCIETE GENERALE, LONDON BRANCH, THE STANDARD BANK OF SOUTH AFRICA LIMITED, N.B.S.A. LIMITED, STANDARD CHARTERED BANK, NATIXIS, BARCLAYS BANK PLC, BANK OF AMERICA, N.A., LONDON BRANCH, ECOBANK GHANA PLC, GLENCORE ENERGY UK LTD. as mandated lead arrangers of the Facility (each a “Mandated Lead Arranger” and together, the “Mandated Lead Arrangers”);
(4)    THE FINANCIAL INSTITUTIONS listed in Schedule 2 (The Original Lenders) as lenders;
(5)    THE STANDARD BANK OF SOUTH AFRICA LIMITED as facility agent of the Finance Parties under this Agreement (the “Facility Agent” which expression includes its successors in title and assigns); and
(6)    CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK as security and intercreditor agent for the Secured Parties on the terms and conditions set out in the Intercreditor Agreements (the “Security and Intercreditor Agent” which expression includes its successors in title and assigns or any person appointed as an additional trustee for the purposes of and in accordance with the Intercreditor Agreements).
INTRODUCTION
(A)    The Original Lenders agreed to provide a revolving credit facility for loans of up to no more than USD 250 million.
(B)    The revolving credit facility agreement dated 23 November 2012 between, among others, Kosmos Energy Ltd. as Original Borrower, Crédit Agricole Corporate and Investment Bank as Security and Intercreditor Agent and ING Bank N.V. as Facility Agent (as amended from time to time, the “Existing RCF Agreement”) was cancelled in full on or about the date of this Agreement.
(C)    This Agreement replaced the Existing RCF Agreement. Accordingly, this Agreement is the facility agreement referred to as the “RCF Agreement” in the Intercreditor Agreements and Deed of Guarantee.

(D)    The parties have agreed that on and from 19 April 2023, this Agreement shall be amended to refer to Term SOFR.
IT IS AGREED as follows:

PART 1
INTERPRETATION
1.DEFINITIONS AND INTERPRETATION
40.1Definitions
Each of the defined terms and interpretative provisions set out below and in the above list of parties to this Agreement shall apply to this Agreement and each Finance Document, unless an express contrary intention appears in that Finance Document.
“1992 ISDA Master Agreement” means the Master Agreement (Multicurrency Cross Border) as published by the International Swaps and Derivatives Association, Inc.
“2002 ISDA Master Agreement”    means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc.
“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).
“Accounting Reference Date” means 31 December of each calendar year.
“Additional Borrower” means a company which accedes to the terms of this Agreement as an additional borrower in accordance with clause 23.2 (Additional Borrowers).
“Additional Commitment” has the meaning given to it in clause 3.2 (Additional Commitments).
“Additional Commitment Date” has the meaning given to that term in clause 3.2 (Additional Commitments).
“Additional Debt” means, in relation to any debt, any money, debt or liability due, owing or incurred under or in connection with:
(A)any refinancing, deferral, novation or extension of that debt;
(B)any further advance which may be made under any document, agreement or instrument supplemental to any relevant finance document together with any related interest, fees and costs;
(C)any claim for damages or restitution in the event of rescission of that debt or otherwise in connection with any relevant finance document;

(D)any claim against any Obligor flowing from any recovery by that Obligor or any liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer of a payment or discharge in respect of that debt on the grounds of preference or otherwise; and
(E)any amount (such as post-insolvency interest) which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.
“Additional Guarantor” means any Group member which becomes an Additional Guarantor in accordance with clause 23.4 (Additional Guarantor).
“Additional Lender” has the meaning given to that term in clause 3.2 (Additional Commitments).
“Additional Obligor” means an Additional Borrower or an Additional Guarantor.
“Affected Facility Agent” has the meaning given to that term in clause 24.13 (Replacement of the Facility Agent).
“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company and in relation to Natixis, also includes any members of the Banque Populaire and Caisse d’Epargne networks within the meaning of articles L.512-11, L.512-86 and L.512-106 of the French Monetary and Financial Code (Code Monétaire et Financier) and their respective branches and representation offices.
“Agent” means each of the Facility Agent and the Security and Intercreditor Agent and “Agents” shall be construed accordingly.
“Agreement” means this facility agreement as amended, supplemented or otherwise varied from time to time.
“Amendment Notice Period” has the meaning given it in clause 27.2 (Accession to the Intercreditor Agreements).
“Approved Accounting Principles” means US generally accepted accounting principles to the extent applicable to the relevant financial statements.
“Auditor” means:
(F)with respect to any Obligor that is not incorporated in the European Union or the United Kingdom, any one of Deloitte LLP, Ernst & Young, PriceWaterhouse

Coopers LLP or such other internationally recognised auditor as the Majority Lenders may approve from time to time (acting reasonably); and
(G)with respect to any Obligor incorporated in the European Union or the United Kingdom, any firm appointed by that Obligor to act as its statutory auditor.
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Authorised Signatory” means, in relation to a company or other legal person:
(H)one or more directors who are duly authorised whether singly or jointly, to act to bind that company or other legal person; or
(I)a person or persons duly authorised by that company or other legal person to act to bind that company or other legal person.
“Authority” means any governmental, provincial or local government, department, authority, court, tribunal or other judicial or regulatory body, instrumentality or agency in any of the countries where a Borrower operates its business.
“Availability Period” means the period from and including the date of this Agreement to and including the date falling one Month before the Termination Date provided that if such date is not a Business Day, then it shall be deemed to be the immediately preceding Business Day.
“Available Commitment” means a Lender’s Commitment minus:
(J)the amount of its participation in any outstanding Loans; and
(K)in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.
“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.
“Bail-In Action” means the exercise of any Write-down and Conversion Powers.
“Bail-In Legislation” means:

(L)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(M)in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and
(N)in relation to the United Kingdom, the UK Bail-in Legislation.
“Base Currency” has the meaning given to it in clause 28.7 (Currency of account).
“Basel II” has the meaning given to it in clause 14.3 (Exceptions).
“Basel III” means:
(O)the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: a global regulatory framework for more resilient banks and banking systems”, “Basel III: international framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(P)the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(Q)any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, Section 1841(k) of Title 12 of the United States Code) of such party.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan

Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Borrower” means the Original Borrower or any Additional Borrower unless it has ceased to be a Borrower in accordance with clause 23 (Changes to the Obligors).
“Break Costs” means the amount (if any) by which:
(R)the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(S)the amount which that Lender would be able to obtain by placing an amount equal to the total sum received by it on deposit with a leading bank for a period starting on the date of receipt or recovery and ending on the last day of the current Interest Period.
The calculation of interest for the purposes of paragraph (A) shall exclude an amount equal to the Margin for the period referred to in that paragraph where a Borrower prepays a Loan under clause 8.1 (General) of this Agreement or if clause 8.13 (Right of repayment and cancellation in relation to a single Lender) of this Agreement applies.
“Business Day” means a day (other than a Saturday or Sunday) when banks are open for business in London, Amsterdam, Johannesburg, Paris and New York and (in relation to the fixing of an interest rate) which is a US Government Securities Business Day.
“Calculation Date” means
(T)31 March and 30 September in each calendar year commencing on and from 31 March 2022; and
(U)a date (selected by the Company) which is within 30 days before the occurrence of each of the following events:
(i)the issuance of HY Notes;

(ii)any increase of the “Total Available Facility Amount” (as defined in the RBL Facility Agreement) or any refinancing of the RBL Facility Agreement;
(iii)any increase of the amount available under the Facility or any refinancing of the Facility;
(iv)the incurrence by any member of the Group of any new Financial Indebtedness (but, for the avoidance of doubt, not including the refinancing of any existing Financial Indebtedness, except as provided for in paragraphs (ii) and (iii) above); or
(v)a Ghana Petroleum Agreement Small Sale Event.
“Calculation Trigger Event” means any event listed in paragraphs (B)(i) to (B)(v) of the definition of “Calculation Date”.
“Capital Markets and Loan Transaction” means:
(V)a debt capital markets raising by the Company by way of bonds, notes or US private placement or a loan financing, other than:
(i)debt which matures within one year after issuance; or
(ii)any refinancing of existing indebtedness of the Company, but not including such debt to the extent it exceeds the existing indebtedness of the Company being refinanced; or
(W)an issue of any equity, hybrid or other securities by the Company to any person other than:
(i)to another member of the Group;
(ii)in respect of securities issued to employees or officers of the Company or any other member of the Group;
(iii)a private issuance of equity not for cash consideration; or
(iv)in respect of securities which are in lieu of dividends.
“Cash Sweep Calculation Date” means 31 March and 30 September in each calendar year.

“Change of Control” has the meaning given to that term in clause 8.3 (Change of Control).
“Charged Property” means all of the assets which from time to time are, or are expressed to be, the subject of the Transaction Security.
“Code” means the US Internal Revenue Code of 1986.
“Commitment” means:
(X)in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 2 (The Original Lenders) and the amount of any other Commitment transferred to it, the amount of any Additional Commitment assumed by it pursuant to clause 3.2 (Additional Commitments) and the amount of any Commitment as increased pursuant to clause 37.2(B) (Exceptions); and
(Y)in relation to any other Lender, the amount of any Commitment transferred to it, the amount of any Additional Commitment assumed by it pursuant to clause 3.2 (Additional Commitments) and the amount of any Commitment as increased pursuant to clause 37.2(B) (Exceptions), to the extent not cancelled, reduced or transferred by it.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).
“Conditions Precedent” means the conditions precedent to initial utilisation of the Facility as set out in Part I of Schedule 3 (Conditions Precedent).
“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 9 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Facility Agent.
“Consolidated Cash and Cash Equivalents” means, in relation to the Group, at any time:
(Z)cash in hand or on deposit including, for the avoidance of doubt, restricted cash;
(AA)any investment in a liquidity fund, provided that such investment is capable of being withdrawn in cash on not more than 5 Business Days’ notice;
(AB)certificates of deposit, maturing within one year after the relevant date of calculation;

(AC)any investment in marketable obligations in Sterling, US Dollar or Euro having not more than three Months to final maturity issued or guaranteed with a rating of A- or above by Standard and Poor’s (or its equivalent by Moody’s); and
(AD)any other instrument, security or investment approved in writing by the Majority Lenders.
“Consolidated Total Borrowings” means, in relation to the Group, at any time the aggregate of the following:
(AE)the outstanding principal amount of any Financial Indebtedness incurred;
(AF)any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (A) above; and
(AG)the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing, including any interest treated as capitalised under applicable Approved Accounting Principles but without double-counting and excluding the Consolidated Total Borrowings Exclusions and, for the avoidance of doubt, also excluding any such amount or indebtedness owed by one member of the Group to another member of the Group.
“Consolidated Total Borrowings Exclusions” means any Financial Indebtedness, premium or other amount owed by Kosmos Energy Senegal, Kosmos Energy Mauritania, Kosmos Energy Investments Senegal Limited or Kosmos Energy Tortue Finance (at any time when such entity is not a Ghana Obligor) or any of their direct or indirect subsidiaries which are not Ghana Obligors, any non-Ghana Obligor entities interposed between KEO and Kosmos Energy Senegal, Kosmos Energy Mauritania or Kosmos Energy Tortue Finance or any other non-Ghana Obligor entity (each a “Relevant Entity” and together, the “Relevant Entities”):
(AH)under any FPSO sale and leaseback transaction which is:
(i)incurred on a non-recourse basis or incurred with recourse to any one or more members of the Group which are not Ghana Obligors on an unsecured basis; and
(ii)entered into by that Relevant Entity in connection with its interest in the Greater Tortue Block Assets (as defined in the RBL Facility Agreement),

provided, however, that such transaction does not involve the taking of any security over any shares in any Ghana Obligor or any assets of any Ghana Obligor (other than shares in a Relevant Entity); or
(AI)pursuant to any assignment of, or under any back to back financing of, carry advance agreements executed by Kosmos Energy Tortue Finance in favour of La Societe des Petroles du Senegal and/or Societe Mauritanienne des Hydrocarbures in respect of their interests in the Greater Tortue Contract Area (as defined in the RBL Facility Agreement) (the “Carry Advance Agreements”), provided such assignment or financing is:
(i)incurred on a non-recourse basis;
(ii)incurred with recourse only to a Relevant Entity or Relevant Entities, including with recourse to the shares in the Relevant Entity or Relevant Entities, on either a secured or an unsecured basis;
(iii)incurred with recourse to any one or more members of the Group which are not Ghana Obligors on an unsecured basis; or
(iv)any combination of the foregoing,
provided, however, that:
(a)such assignment or back to back financing of the Carry Advance Agreements does not involve the taking of any security over any shares in any Ghana Obligor or any assets of any Ghana Obligor (other than shares in a Relevant Entity);
(b)the amounts advanced under or in connection with any such assignment or financing shall only be used to reimburse or finance the applicable Group entity’s obligations under the Carry Advance Agreements; and
(c)the aggregate amount in respect of any assignment or financing of the Carry Advance Agreements which is included in the calculation of Consolidated Total Borrowings Exclusions shall be capped at $200 million, and any amounts in respect of any such assignment or financing of the Carry Advance Agreements in excess of such cap shall be included in the calculation of Consolidated Total Borrowings.
“Consolidated Total Net Borrowings” means, for any Measurement Period, Consolidated Total Borrowings less Consolidated Cash and Cash Equivalents each as at the last day of that Measurement Period.

“Contractor” means the contractor under the WCTP PA and the DWT PA respectively from time to time.
“Controlled Group” means all persons (as defined in Section 3(9) of ERISA) which are under common control or treated as a single employer with an Obligor under Section 414 of the Internal Revenue Code (and when any provision of this Agreement relates to a past event, the term “member of the Controlled Group” includes any person that was a member of the Controlled Group at the time of that past event).
“Covered Entity” means any of the following:
(AJ)a “covered entity” as that term is defined in, and interpreted in accordance with, Section 252.82(b) of Title 12 of the United States Code of Federal Regulations;
(AK)a “covered bank” as that term is defined in, and interpreted in accordance with, Section 47.3(b) of Title 12 of the United States Code of Federal Regulations; or
(AL)a “covered FSI” as that term is defined in, and interpreted in accordance with, Section 382.2(b) of Title 12 of the United States Code of Federal Regulations.
“Covered Party” has the meaning given to it in clause 44(A) (Acknowledgement Regarding Any Supported QFCs).
“CRD” has the meaning given to it in paragraph (B) of the definition of “EU CRD IV”.
“CRD IV” means EU CRD IV and UK CRD IV.
“Credit Adjustment Spread” means for any Interest Period, the percentage rate per annum set out in the table below in the column headed “Credit Adjustment Spread (% per annum)” for the length of such Interest Period:

Interest Period	Credit Adjustment Spread (% per annum)
Shorter than or equal to one Month	0.11448
Longer than one Month and shorter than or equal to three Months	0.26161
Longer than three Months and shorter than or equal to six Months	0.42826

“CRR” has the meaning given to it in paragraph (A) of the definition of “EU CRD IV”.
“CRS” means:
(AM)the Common Reporting Standard issued by the Organisation for Economic Cooperation and Development;
(AN)any treaty, law, regulation or other official guidance enacted in any other jurisdiction (including the Cayman Islands), or relating to an intergovernmental agreement which facilitates the implementation of paragraph (A) above; or
(AO)any agreement pursuant to the implementation of paragraphs (A) or (B) above with any governmental or taxation authority in any other jurisdiction.
“Deed of Guarantee” means the English law governed deed of guarantee and indemnity dated 23 November 2012 and reconfirmed on or about the date of this Agreement pursuant to which the Guarantors guarantee the obligations and liabilities of each Obligor to the Finance Parties under this Agreement, as amended, supplemented or otherwise varied from time to time.
“Default” means an Event of Default or event which, with the giving of notice, lapse of time, or fulfilment of any condition, would constitute an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with Section 252.81, 47.2 or 382.1 of Title 12 of the United States Code of Federal Regulations, as applicable.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security and Intercreditor Agent.
“Derivative Agreement” means an ISDA Master Agreement or similar agreement pursuant to which Derivative Transactions are entered into by any Borrower with a counterparty.
“Derivative Transaction” means any transaction entered into under a Derivative Agreement, including (but not limited to) any transaction which is a forward rate agreement, option, future, swap, cap, floor and any combination of the foregoing.
“DGE Group” means KEGOM and each of its subsidiaries.
“DGE Group Guarantor” means a member of the DGE Group which becomes an Additional Guarantor in accordance with clause 23.4 (Additional Guarantor).
“DGE Rationalisation Event” means any amalgamation, consolidation, demerger, merger, reconstruction, solvent winding-up or solvent Reorganisation of a DGE Group Guarantor, in each case provided that the assets held by that DGE Group Guarantor at the time of the relevant event remain held by a DGE Group Guarantor.
“Discharge Date” means the first date on which all liabilities (whether actual or contingent) owed to the Finance Parties have finally been discharged and such Finance Parties are under no further obligation to provide financial accommodation under the Finance Documents.
“Discharged Rights and Obligations” has the meaning given to it in clause 22.5 (Procedure for transfer).
“Dispute” has the meaning given to it in clause 40.1 (Arbitration).
“Disruption Event” means either or both of:
(AP)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(AQ)the occurrence of any other event which results in a disruption (including, without limitation, disruption of a technical or systems-related nature) to the treasury or payments operations of a Party preventing or severely inhibiting that or any other Party:

(i)from performing its payment obligations under the Finance Documents; or
(ii)from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“DWT Block” means the Deep Water Tano area offshore Ghana, being the area described in Annex 1 of the DWT PA, but excluding any portions of such area in respect of which the Contractor’s rights thereunder are from time to time relinquished or surrendered pursuant to the DWT PA.
“DWT PA” means the petroleum agreement dated 10 March 2006 between the government of Ghana, represented by its Minister for Energy, the GNPC, Tullow Ghana Limited, Sabre Oil and Gas Limited and KEG in respect of the DWT Block (and all amendments and supplements thereto).
“EBITDAX” means, in relation to the Group for any Measurement Period, its consolidated income on ordinary activities before Tax for that period, but adjusted by:
(AR)adding back Net Interest Payable;
(AS)adding back depletion and depreciation charged to the consolidated profit and loss account of the Group in accordance with the Approved Accounting Principles;
(AT)adding back amounts amortised to the consolidated profit and loss account of the Group;
(AU)adding back any amount attributable to exploration expense (except to the extent that any such exploration expenses have been capitalised);
(AV)adding back any amount attributable to unrealised losses and deducting any amount attributable to unrealised gains on the value of any Derivative Transaction. For the avoidance of doubt, any realised losses will be deducted while any realised gains will be added back;
(AW)adding back any amount attributable to a loss and deducting any amount attributable to a gain against book value on the disposal of any non-current asset and any amount attributable to an impairment charge relating to a non-current asset;

(AX)adding back the amount attributable to any compensation which is paid by way of equity instruments in KEL;
(AY)adding back or deducting (as applicable) the amount attributable to any other material item of an unusual or non-recurring nature which represent gains or losses, including (but not limited to) those arising on:
(i)the refinancing of or the extinguishment of any financing, in relation to any cost associated with the original financing which is subsequently written off as a consequence of that refinancing or extinguishment; and
(ii)the restructuring of the activities of an entity and the reversal of any provisions for the cost of restructuring, for that Measurement Period. In addition, for the purposes of the calculation of the financial covenants contained in clause 19 (Financial Covenants), EBITDAX in relation to the Group for any Measurement Period shall be adjusted by:
(a)including the EBITDAX of a subsidiary of the Company or attributable to a business or asset acquired during that Measurement Period for the part of the Measurement Period when it was not a member of the Group and/or the business or asset was not owned by a member of the Group; and
(b)excluding the EBITDAX attributable to any subsidiary of the Company or to any business or asset sold during that Measurement Period.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“Enforcement Action” shall have the meaning given to that term in the Intercreditor Agreements.
“EO” means the EO Group Limited, a Cayman Islands company with registered company number 219175 whose registered office is at PMB CT 123, Cantonments, 112A Adole Crescent Way, Airport, Accra, Ghana (formerly known as the KG Group Limited).
“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto).
“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that is a member of the Controlled Group.

“ERISA Event” means any of the following events:
(AZ)any reportable event, as defined in Section 4043(c) of ERISA, with respect to a Single Employer Plan as to which the 30-day, post-event notice has not been waived by regulation;
(BA)the filing of a notice of intent to terminate or the termination of any Single Employer Plan under Section 4041(c) of ERISA;
(BB)the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Single Employer Plan or Multiemployer Plan;
(BC)the failure by any Obligor or ERISA Affiliate to make a statutorily required contribution to any Single Employer Plan or Multiemployer Plan;
(BD)engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA with respect to any Single Employer Plan;
(BE)a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303(i)(4) of ERISA);
(BF)any partial or complete withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan as to which any Obligor has any obligation or liability, contingent or otherwise;
(BG)any withdrawal from any Single Employer Plan to which any Obligor or ERISA Affiliate is or is treated as a substantial employer; or
(BH)the receipt by any Obligor or ERISA Affiliate of any notice that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 305 of ERISA).
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
“EU CRD IV” means:
(BI)Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 (“CRR”); and

(BJ)Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC (“CRD”).
“Euro” means the single currency of the Participating Member States.
“Event of Default” means any event or circumstance specified as such in clause 21 (Events of Default).
“Excess Cash” means, at any time, the aggregate excess cash of the Group (as calculated in accordance with the Excess Cash Statement) held by KEL or available to be distributed (by any member of the Group) up to KEL.
“Excess Cash Statement” has the meaning given to it in paragraph (A) of clause 8.6 (Cash sweep).
“Existing Lender” has the meaning given to it in clause 22.1 (Assignments and transfers and changes in Facility Office by the Lenders).
“Existing RCF Agreement” has the meaning given to it in paragraph (2) of the introduction.
“Facility” means the revolving credit facility made available under this Agreement as described in clause 3 (The Facility).
“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice where notice is required under clause 24.15 (Facility Agent relationship with the Lenders)) as the office or offices through which it will perform its obligations under this Agreement.
“Fallback Interest Period” means one (1) month.
“FATCA” means:
(BK)sections 1471 to 1474 of the Code or any associated regulations;
(BL)any treaty, law or regulation of any other jurisdiction (including the Cayman Islands), or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (A) above; or

(BM)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (A) or (B) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.
“FATCA Application Date” means:
(BN)in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(BO)in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (A) above, the first date on which such payment may become subject to a deduction or withholding required by FATCA.
“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.
“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.
“Fee Letter” means any letter or letters dated on or about the date of this Agreement between any Finance Party and the Company setting out any of the fees referred to in clause 12 (Fees) and any other fees payable by the Company to a Finance Party pursuant to a Finance Document or payable under the Facility.
“Finance Document” means this Agreement, the Intercreditor Agreements, each Security Document, the Deed of Guarantee, the reconfirmation of the Deed of Guarantee dated on or about the date of this Agreement, each accession undertaking to the KEFI Intercreditor Agreement, each accession undertaking to the KEL Intercreditor Agreement, each Fee Letter, each Utilisation Request, each Accession Letter, each accession deed to the Deed of Guarantee, each Resignation Letter, each resignation letter substantially in the form set out in Schedule 12 (Form of Resignation Letter (DGE Group Guarantor)) and any other document designated as such by the Facility Agent and the Company.
“Finance Party” means each of the Mandated Lead Arrangers, the Lenders, the Facility Agent and the Security and Intercreditor Agent and “Finance Parties” shall be construed accordingly.
“Financial Covenants” means the financial covenants listed under clause 19 (Financial Covenants).
“Financial Indebtedness” means any indebtedness for or in respect of:

(BP)moneys borrowed;
(BQ)any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(BR)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(BS)the amount of any liability in respect of any lease or hire purchase contract which would be treated in the accounts of the relevant entity as a finance or capital lease;
(BT)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(BU)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the market to market value shall be taken into account);
(BV)any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition but which is classified as a borrowing in the accounts of the relevant entity;
(BW)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group and which underlying liability would fall within one of the other paragraphs of this definition if it were a liability of a member of the Group; and
(BX)the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (A) to (H) above (but only to the extent that the Financial Indebtedness supported thereby is or is at any time in the future capable of being outstanding).
“First Currency” has the meaning given to it in clause 15.1 (Currency indemnity).
“Foreign Public Official” means an individual who:
(BY)holds a legislative, administrative or judicial position of any kind, whether appointed or elected, of a country or territory outside the United Kingdom (or any subdivision of such a country or territory);

(BZ)exercises a public function:
(i)for or on behalf of a country or territory outside the United Kingdom (or any subdivision of such a country or territory); or
(ii)for any public agency or public enterprise of that country or territory (or subdivision); or
(CA)is an official or agent of a public international organisation.
“FSHCO” has the meaning given to it in clause 26.4(A)(i) (US Guarantee Limitations).
“Ghana Obligor” means KEO, KEI, KEFI, KED, KEG and an “Obligor” from time to time, as defined under the RBL Facility Agreement.
“Ghana Petroleum Agreement Large Sale Event” means any event which reduces the aggregate indirect or direct interests of the Ghana Petroleum Agreement Sellers in the Ghana Petroleum Agreements and where, following such reduction, the Ghana Petroleum Agreement Sellers have indirect or direct interests in the Ghana Petroleum Agreements which are less than or equal to 50 per cent. of the indirect or direct interests of the Ghana Petroleum Agreement Sellers in the Ghana Petroleum Agreements as at the date of this Agreement; provided, however, that the sale or transfer of any indirect or direct interests of KEGHL and KEGI in the DWT PA which are transferred to other parties to the DWT PA as a result of the exercise of such parties’ pre-emption rights under the DWT PA, it being acknowledged for the avoidance of doubt that such pre-emption rights have already been exercised prior to the date of this Agreement, will not constitute a Ghana Petroleum Agreement Large Sale Event.
“Ghana Petroleum Agreement Medium Sale Event” means any event which reduces the aggregate indirect or direct interests of the Ghana Petroleum Agreement Sellers in the Ghana Petroleum Agreements and where, following such reduction, the Ghana Petroleum Agreement Sellers have indirect or direct interests in the Ghana Petroleum Agreements which are less than 66 ⅔ per cent. but more than 50 per cent. of the indirect or direct interests of the Ghana Petroleum Agreement Sellers in the Ghana Petroleum Agreements as at the date of this Agreement; provided, however, that the sale or transfer of any indirect or direct interests of KEGHL and KEGI in the DWT PA which are transferred to other parties to the DWT PA as a result of the exercise of such parties’ pre-emption rights under the DWT PA, it being acknowledged for the avoidance of doubt that such pre-emption rights have already been exercised prior to the date of this Agreement, will not constitute a Ghana Petroleum Agreement Medium Sale Event.
“Ghana Petroleum Agreement Medium Sale Event Cancellation Amount” means an amount equal to:

GPAMSPR x USD 250 million.
“Ghana Petroleum Agreement Medium Sale Event Prepayment Amount” means an amount equal to:
GPAMSPR x USD 250 million,
or, if less, the aggregate amount of all Loans outstanding at that time.
“Ghana Petroleum Agreement Medium Sale Percentage Reduction” or “GPAMSPR” means the reduction of the aggregate indirect or direct interests of the Ghana Petroleum Agreement Sellers in the Ghana Petroleum Agreements, expressed as a percentage of the indirect or direct interests of the Ghana Petroleum Agreement Sellers in the Ghana Petroleum Agreements as at the date of this Agreement, which occurs as a result of a Ghana Petroleum Agreement Medium Sale Event.
“Ghana Petroleum Agreement Seller” means KEI and/or KED and/or KEG and/or KEGHL and/or KEGI, as applicable.
“Ghana Petroleum Agreement Small Sale Event” means any event which reduces the aggregate indirect or direct interests of the Ghana Petroleum Agreement Sellers in the Ghana Petroleum Agreements and where, following such reduction, the Ghana Petroleum Agreement Sellers have indirect or direct interests in the Ghana Petroleum Agreements which (before and after such reduction) are less than or equal to 100 per cent. but more than or equal to 66 ⅔ per cent. of the indirect or direct interests of the Ghana Petroleum Agreement Sellers in the Ghana Petroleum Agreements as at the date of this Agreement; provided, however, that the sale or transfer of any indirect or direct interests of KEGHL and KEGI in the DWT PA which are transferred to other parties to the DWT PA as a result of the exercise of such parties’ pre-emption rights under the DWT PA, it being acknowledged for the avoidance of doubt that such pre-emption rights have already been exercised prior to the date of this Agreement, will not constitute a Ghana Petroleum Agreement Small Sale Event.
“Ghana Petroleum Agreement Small Sale Percentage Reduction” means the reduction of the aggregate indirect or direct interests of the Ghana Petroleum Agreement Sellers in the Ghana Petroleum Agreements, expressed as a percentage of the indirect or direct interests of the Ghana Petroleum Agreement Sellers in the Ghana Petroleum Agreements as at the date of this Agreement, which occurs as a result of a Ghana Petroleum Agreement Small Sale Event.
“Ghana Petroleum Agreements” means, together, the DWT PA and the WCTP PA (and all other amendments and supplements thereto).

“GNPC” means the Ghana National Petroleum Corporation, a public corporation established by Provisional National Defence Council Law 64 of 1983.
“GoM Loan” means the senior secured term loan credit agreement dated 30 September 2020 between, among others, KEGOM, Kosmos Energy Gulf of Mexico Operations, LLC, and CLMG Corp, as amended from time to time.
“GOM Obligors” means KEGOM, Kosmos Energy Gulf of Mexico, LLC, Kosmos Energy Gulf of Mexico Management, LLC and Kosmos Energy Gulf of Mexico Operations, LLC
“Government” means the government of any country in which assets of the Group are situated.
“Group” means the Company and its subsidiaries.
“Guarantor” means an Original Guarantor or an Additional Guarantor.
“Historic Term SOFR” means, in relation to any Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than three (3) US Government Securities Business Days before the Quotation Day.
“HY Note Guarantor” means any member of the Group which guarantees the obligations of the Company under any HY Notes.
“HY Noteholder Trustee” means any collateral agent, trustee or other representative of the HY Noteholders.
“HY Noteholders” means the holders of HY Notes from time to time.
“HY Notes” means any debenture, bond (including convertible bonds but excluding performance bonds, bid bonds, retention bonds, advance payments bonds, letters of credit or trade credit related bonds), note, loan stock or other similar security issued by the Company from time to time.
“Illegality Lender” has the meaning given to that term in clause 8.2 (Illegality).
“Increased Costs” has the meaning given to that term in clause 14.1 (Increased costs).
“Intercreditor Agreements” means both:
(CB)the KEFI Intercreditor Agreement; and

(CC)the KEL Intercreditor Agreement.
“Interest Payment” means the aggregate amount of interest that is, or is scheduled to become, payable under any Finance Document.
“Interest Period” means, in relation to a Loan, each period determined in accordance with clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 9.3 (Default interest).
“Interpolated Historic Term SOFR” means, in relation to any Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:
(CD)either:
(i)the most recent applicable Term SOFR (as of a day which is not more than two (2) US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or
(ii)if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, the most recent SOFR for a day which is no more than two (2) US Government Securities Business Days before the Quotation Day; and
(CE)the most recent applicable Term SOFR (as of a day which is not more than two (2) US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.
“Interpolated Term SOFR” means, in relation to any Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:
(CF)either:
(i)the applicable Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or
(ii)if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, SOFR for the day which is two (2) US Government Securities Business Days before the Quotation Day; and

(CG)the applicable Term SOFR (as of the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.
“IPO” means in relation to a company, a transaction in which shares in that company are sold or issued to investors and in connection with such sale or issue are admitted to trading on a regulated market or other stock exchange.
“IPO Reorganisation” means any Reorganisation implemented by the Company, or any of its Subsidiaries from time to time (or any group of them), which is undertaken for the purpose of facilitating an IPO.
“IRS” means US Internal Revenue Service.
“ISDA Master Agreement” means the 1992 ISDA Master Agreement or the 2002 ISDA Master Agreement, as the case may be.
“KED” means Kosmos Energy Development, a company incorporated under the laws of the Cayman Islands with registered number 225879 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.
“KEEG” means Kosmos Energy Equatorial Guinea, a company incorporated under the laws of the Cayman Islands with registered number 269135 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.
“KEFI” means Kosmos Energy Finance International, a company incorporated under the laws of the Cayman Islands with registered number 253656 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.
“KEFI Intercreditor Agreement” means the English law governed intercreditor agreement dated 23 November 2012 between the Security and Intercreditor Agent for and on behalf of the Finance Parties and the RBL Security Agent for and on behalf of the “Finance Parties” under (and as defined in) the RBL Facility Agreement (as amended or as amended and restated from time to time).
“KEG” means Kosmos Energy Ghana HC, a company incorporated under the laws of the Cayman Islands with registered number 135710 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.
“KEGI” means Kosmos Energy Ghana Investments (formerly known as Anadarko WCTP Company), a company incorporated under the laws of the Cayman Islands with registered number 161534 and having its registered office at PO Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman, KY1-1209, Cayman Islands.
“KEGHL” means Kosmos Energy Ghana Holdings Limited, a company incorporated under the laws of England and Wales with registration number 13439742 and having its registered office at 10 Stratton Street, London, England, W1J 8LG.
“KEGOM” means Kosmos Energy GOM Holdings, LLC, a limited liability company formed in the state of Delaware with company number 6995407, whose registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
“KEH” means Kosmos Energy Holdings, a company incorporated under the laws of the Cayman Islands with registered number 133483 and having its registered office at PO Box 32332, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.
“KEI” means Kosmos Energy International, a company incorporated under the laws of the Cayman Islands with registered number 218274 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.
“KEL Intercreditor Agreement” means the English law governed intercreditor agreement dated 1 August 2014 between, among others, KEL, Standard Chartered Bank as the original Facility Agent, BNP Paribas as the original Security and Intercreditor Agent and Wilmington Trust, National Association as NY Noteholder Trustee (as amended or as amended and restated from time to time).
“KEO” means Kosmos Energy Operating, a company incorporated under the laws of the Cayman Islands with registered number 231417 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.
“Lender” means:
(CH)any Original Lender; and
(CI)any bank or financial institution which has become a Party as a “Lender” in accordance with clause 3.2 (Additional Commitments) or clause 22 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Lender Accession Notice” means a notice substantially in the form set out in Schedule 10 (Form of Lender Accession Notice) to be delivered by an Additional Lender pursuant to and in accordance with clause 3.2 (Additional Commitments).
“Liabilities” means all present and future liabilities and obligations at any time of any Obligor to any Lender under the Finance Documents, both actual and contingent and whether incurred solely or jointly or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:
(CJ)any refinancing, novation, deferral or extension;
(CK)any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;
(CL)any claim for damages or restitution; and
(CM)any claim as a result of any recovery by any Obligor of a Payment on the grounds of preference or otherwise, and any amounts which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings.
“Loan” means a loan made or to be made under this Agreement or the principal amount outstanding for the time being of that loan.
“Majority Lenders” means, as applicable, those Lenders whose participation in advances under the Facility are equal to 66 ⅔ per cent. of the aggregate advances then outstanding or, if there are no advances outstanding, whose Commitments then aggregate at least 66 ⅔ per cent. of the Total Commitments under the Facility.
“Margin” means 7.00 per cent. per annum.
“Margin Stock” means margin stock or “margin security” as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States (or any successors thereto).
“Market Disruption Event” has the meaning given to that term in clause 11.2 (Market disruption).
“Market Disruption Rate” means the percentage rate per annum which is the aggregate of the Reference Rate and the applicable Credit Adjustment Spread.

“Material Adverse Effect” means, in relation to any event (or series of events) or circumstance which occurs or arises, that event (or events) or circumstance (or any effect or consequence thereof), which, in the opinion of the Majority Lenders, would reasonably be expected materially and adversely to affect the financial condition, operations, or business of any Obligor or the ability of any Obligor to perform its obligations under the Finance Documents in full and on the basis contemplated therein in a way which is materially prejudicial to the interests of the Lenders or results in the Obligors being unable to pay any amounts when due and payable under the Finance Documents.
“Measurement Period” means in respect of a Calculation Date, a period of 12 Months ending on the Calculation Date in question.
“Minister” means the Ghanaian Government’s Minister for Energy.
“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation and any successor thereto and if such corporation shall for any reason no longer perform the functions of a securities rating agency, Moody’s shall be deemed to refer to any other internationally recognised rating agency agreed by the Facility Agent and the Company (both acting reasonably).
“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) as to which any Obligor or ERISA Affiliate has any obligation or liability, contingent or otherwise.
“Net Interest Payable” means, in relation to the Group for any Measurement Period, Total Interest Payable less Total Interest Receivable for the Group during that Measurement Period.
“Net Proceeds” means the cash proceeds of any Capital Markets and Loan Transaction received by the Company after deducting:
(CN)all fees, commissions, costs and expenses incurred in connection with:
(i)the raising of those proceeds; and/or
(ii)transferring those proceeds in order for the Company to make a prepayment in accordance with clause 8.7 (Capital Markets and Loan Transactions); and
(CO)any Taxes paid or reasonably estimated by the Company to be payable as a result of:
(i)the raising of those proceeds; and/or

(ii)transferring those proceeds in order for the Company to make a prepayment in accordance with clause 8.7 (Capital Markets and Loan Transactions).
“New Commitment Rebalancing” has the meaning given to it in clause 3.2 (Additional Commitments).
“New Lender” has the meaning given to it in clause 22.1 (Assignments and transfers and changes in Facility Office by the Lenders).
“Non-Funding Lender” means:
(CP)any Lender who fails to participate in any Utilisation in the amount and at the time required;
(CQ)any Lender who has indicated publicly or to the Facility Agent or an Obligor that it does not intend to participate in all or part of any Utilisation;
(CR)any Lender which has repudiated its obligations under the Facility; or
(CS)any Lender in respect of which or in respect of whose holding company any of the events specified in clause 21.6 (Insolvency) or clause 21.7 (Insolvency proceedings) (disregarding paragraph (B) of clause 21.7 (Insolvency proceedings)) applies or has occurred.
“Non-Ghana Obligor” means an Obligor which is not a Ghana Obligor.
“Obligor” means the Borrowers and the Guarantors.
“Original Lenders” means the lenders listed in Schedule 2 (The Original Lenders).
“Original Guarantor” means KEO, KEI, KED, KEG, KEFI, KEEG, KEGOM, Kosmos Energy Gulf of Mexico, LLC, Kosmos Energy Gulf of Mexico Management, LLC, Kosmos Energy Gulf of Mexico Operations, LLC, KEGHL and KEGI.
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Party” means a party to a Finance Document.
“Payment” means, in respect of any Liabilities (or any other liabilities or obligations), a payment, prepayment, repayment, redemption, defeasance or discharge of those Liabilities (or other liabilities or obligations).

“PBGC” means the Pension Benefit Guaranty Corporation of the United States established pursuant to Section 4002 of ERISA (or any entity succeeding to all or any of its functions under ERISA).
“Permitted Acquisition” means any acquisitions or investments:
(CT)which are made in the ordinary course of the day to day business of the acquiring company;
(CU)which are funded by equity or debt subordinated on terms acceptable to the Majority Lenders (acting reasonably);
(CV)which are permitted in accordance with the terms of the RBL Facility Agreement; or
(CW)which are approved by the Majority Lenders (acting reasonably), provided in each case that such acquisition or investment may not take place in Iran, Libya, Myanmar, North Korea, Sudan, Syria, Cuba, Crimea or any territory or country or with any person which is subject to a Sanctions Regime or on a Sanctions List or any territory or country designated by the Majority Lenders (acting reasonably).
“Permitted Disposals” means any sale, lease, transfer or other disposal:
(CX)made in the ordinary course of business of the disposing entity;
(CY)by a Non-Ghana Obligor of assets in exchange for other assets comparable or superior as to type, value and quality;
(CZ)by a Non-Ghana Obligor made for fair value and on an arm’s length basis;
(DA)by a Non-Ghana Obligor which is not reasonably likely to have a Material Adverse Effect;
(DB)of obsolete or redundant assets or waste;
(DC)by a Non-Ghana Obligor to another member of the Group;
(DD)made with the prior written consent of Majority Lenders;
(DE)permitted in accordance with the terms of the RBL Facility Agreement or any “Finance Document” (as defined therein);

(DF)by a Non-Ghana Obligor where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (A) to (F) above) does not exceed USD 50 million (or its equivalent in another currency or currencies) in any financial year; or
(DG)of a Guarantor which is to retire pursuant to the terms of clause 23.7 (Resignation of a Guarantor on disposal).
“Permitted Financial Indebtedness” means any Financial Indebtedness (provided that the Financial Indebtedness under limbs (A) and (B) below shall not, in aggregate, exceed USD 2,500 million):
(DH)arising under or contemplated by the Facility and/or the Facility as defined under the RBL Facility Agreement;
(DI)of any Ghana Obligor arising under any Project Finance;
(DJ)arising under or contemplated by the Finance Documents and/or which is permitted in accordance with the terms of any “Finance Document” as defined under the RBL Facility Agreement, other than the Financial Indebtedness described in limb (A) above;
(DK)incurred pursuant to a guarantee for HY Notes or any other debt that ranks pari passu with the Facility; or
(DL)subordinated to the Lenders on terms approved by the Majority Lenders (each acting reasonably), in each case, without double counting.
“Permitted Party” has the meaning given to it in clause 22.7 (Disclosure of information).
“Permitted Security” means:
(DM)any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(DN)any Security Interest arising by operation of law or in the ordinary course of business (including pursuant to the counterparty’s standard terms of business) and any Security Interest arising pursuant to a Petroleum Agreement, joint operating agreement or unit operating agreement in each case in favour of the counterparties to such agreement;
(DO)any Security Interest over or affecting any asset acquired by a member of the Group after the date of this Agreement if:
(i)the Security Interest was not created in contemplation of the acquisition of that asset by a member of the Group;
(ii)the principal amount secured has not been increased in contemplation of, or since the acquisition of, that asset by a member of the Group; and
(iii)the Security Interest is removed or discharged within six Months of the date of acquisition of such asset;
(DP)any Security Interest over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security Interest is created prior to the date on which that company becomes a member of the Group, if:
(i)the Security Interest was not created in contemplation of the acquisition of that company;
(ii)the principal amount secured has not increased in contemplation of, or since the acquisition of, that company; and
(iii)the Security Interest is removed or discharged within six Months of that company becoming a member of the Group;
(DQ)any Security Interest entered into pursuant to any Finance Document;
(DR)any Security Interest over or affecting goods (or documents of title or contracts of insurance relating to such goods) arising in the course of trade or receivables financing in the ordinary course of business;
(DS)any Security Interest provided in substitution for any Permitted Security over the same or substituted assets;
(DT)any Security Interest arising as a result of a disposal which is not prohibited under clause 20.8 (Disposals);
(DU)any Security Interest created or permitted to subsist with the prior written consent of the Majority Lenders;

(DV)any Security Interest which is permitted in accordance with the terms of the RBL Facility Agreement or with the terms of any “Finance Document” (as defined therein); and
(DW)any Security Interest which is granted in favour of the providers of any Project Finance to a Ghana Obligor.
“Permitted Transferee” shall have the meaning given to that term in clause 8.3 (Change of Control).
“Petroleum Agreement” means a petroleum licence, sharing or concession agreement with a governmental entity or national oil company (NOC).
“Private Equity Shareholder” means any funds affiliated with Warburg Pincus and Blackstone Capital Partners or the Blackstone Group.
“Private Equity Shareholder Affiliate” means any Affiliate of a Private Equity Shareholder, any trust of which a Private Equity Shareholder or any of its Affiliates is a trustee, any partnership of which a Private Equity Shareholder or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, a Private Equity Shareholder or any of its Affiliates, provided that any such trust, fund or other entity which has been established for at least 6 Months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by a Private Equity Shareholder or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall constitute a Private Equity Shareholder Affiliate.
“Process Agent” has the meaning given to it in clause 41 (Service of Process).
“Project Finance” means any Financial Indebtedness to finance the ownership, acquisition, development, operation and/or maintenance of any asset or business (a “Project”) and incurred by an Obligor in respect of which the person or person to whom any such Financial Indebtedness is, or may be, owed has or have no recourse to any member of the Group for the repayment thereof other than:
(DX)recourse to such Obligor for amounts limited to the cash flow from the Project; and/or
(DY)recourse to such Obligor generally, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation, representation or warranty (not being a payment obligation, representation or warranty or an obligation, representation or warranty to procure payment by another or an obligation, representation or warranty to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the person against whom such recourse is available; and/or
(DZ)if such Obligor has been established specifically for the purpose of constructing, developing, owning and/or operating the Project and such Obligor owns no other significant assets and carries on no other material business, recourse to all of the assets and undertaking of such Obligor and/or the shares in the capital of such Obligor and/or shareholder loans made to such Obligor and/or the shares in the capital of any direct or indirect holding company whose only material assets are a direct or indirect equity interest in such Obligor.
“Published Rate” means:
(EA)SOFR; or
(EB)the Term SOFR for any Quoted Tenor.
“Published Rate Replacement Event” means, in relation to a Published Rate:
(EC)the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Obligors, materially changed;
(ED)(i)
(a)the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent;
(b)information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;
(i)the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or
(iii)the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or
(EE)the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(i)the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Company) temporary; or
(ii)that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than thirty (30) days; or
(EF)in the opinion of the Majority Lenders and the Company, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning given to it in clause 44(A) (Acknowledgement regarding any Supported QFCSs).
“Qualifying Bank” means an internationally recognised bank:
(EG)which is not on a Sanctions List or subject to a sanctions regime issued, imposed or administered by the United States, the United Kingdom, any member country of the European Union or the European Union itself or the United Nations (or any agency of any of them) (a “Sanctions Regime”); or
(EH)which does not have its principal place of business in a country which is subject to a Sanctions Regime; or
(EI)which is not a bank whose principal place of business is in a country notified by the Company to the Facility Agent prior to signing of this Agreement, or
(EJ)whose long-term unguaranteed, unsecured securities or debt is rated at least Baa3 (Moody’s) or a comparable rating from an internationally recognised credit rating agency (except that this shall not be a requirement if an Event of Default is continuing).
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Facility Agent in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).
“Quoted Tenor” means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.
“RBL Facility Agreement” means the English law governed facility agreement dated 28 March 2011 between, amongst others, KEFI as original borrower, KEO, KEI, KED and KEG as original guarantors, BNP Paribas as the original facility agent and the original lenders named therein (as amended or as amended and restated or as refinanced from time to time).
“RBL Security Agent” means the “Security Agent” as defined in the RBL Facility Agreement.
“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.
“Reference Rate” means in relation to any Loan:
(EK)the applicable Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of that Loan; or
(EL)as otherwise determined pursuant to clause 11.1 (Unavailability of Term SOFR), and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Reference Rate shall be deemed to be such a rate that the aggregate of the Reference Rate and the applicable Credit Adjustment Spread is zero.
“Regulation U” or “Regulation X” means Regulation U or X, as the case may be, of the Board of Governors of the Federal Reserve System of the United States, as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
“Reorganisation” means (without limitation) any transaction, deemed transaction, step, procedure or agreement, including (but without limitation) the transfer, distribution, contribution or settlement of assets and/or liabilities.
“Repeating Representations” means the representations set out under clauses 18.1 (Status), 18.2 (Legal validity), 18.3 (Non-conflict), 18.4 (Powers and authority), 18.5 (Authorisations), 18.8 (Financial Statements and other factual information), 18.9 (Proceedings pending or threatened), 18.10 (Breach of laws), 18.11 (Ranking of security), 18.12 (Pari passu ranking), 18.13 (No immunity), 18.14 (Ownership of Obligors), 18.15 (Sanctions), 18.16 (Anti-corruption law) and 18.21 (Beneficial Ownership).
“Replacement Lender” has the meaning given to that term in clause 8.13 (Right of repayment and cancellation in relation to a single Lender).
“Replacement Reference Rate” means a reference rate which is:
(EM)formally designated, nominated or recommended as the replacement for a Published Rate by:
(i)the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or
(ii)any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;
(EN)in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(EO)in the opinion of the Majority Lenders and the Company, an appropriate successor to a Published Rate.

“Reporting Time” means:
(A)in relation to the deadline for Lenders to report their cost of funds in accordance with clause 11.2(A)(ii) (Market disruption), close of business in London on the date falling three (3) Business Days after the Quotation Day for the relevant Loan (or, if earlier, on the date falling two (2) Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan); or
(B)in relation to the deadline for Lenders to report their cost of funds for market disruption in accordance with clause 11.2(B) (Market disruption) close of business in London on the Quotation Day for the relevant Loan.
“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
“Required Approvals” means all material approvals, licenses, consents and authorisations necessary in connection with the execution, delivery, performance or enforcement of any Finance Document.
“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).
“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.
“Restricted Party” means a person that is:
(EP)listed on, or (directly or indirectly) owned or controlled (as such terms are defined by the relevant Sanctions Authority) by one or more persons listed on, or acting on behalf of a person listed on, any Sanctions List;
(EQ)located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or
(ER)otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).
“Rollover Loan” means one or more Loans:

(ES)made or to be made on the same day that a maturing Loan is due to be repaid;
(ET)the aggregate amount of which is equal to or less than the amount of the maturing Loan; and
(EU)made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.
“Sanctions” means the sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:
(EV)the United States government;
(EW)the United Nations;
(EX)the European Union (or any of its members states);
(EY)the United Kingdom; or
(EZ)the respective governmental institutions and agencies of any of the foregoing, including, without limitation the Office of Foreign Assets Control of the United States Department of Treasury, the United States Department of State, the United States Department of Commerce and His Majesty’s Treasury,
(each a “Sanction Authority” and together, the “Sanctions Authorities”).
“Sanctions Regime” has the meaning given to it in paragraph (A) of the definition of “Qualifying Bank”.
“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of Treasury, the Consolidated List of Financial Sanctions Targets and the Investments Ban List maintained by His Majesty’s Treasury, or any similar lists maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.
“SEC” means the United States Securities and Exchange Commission or any successor thereto.
“Second Currency” has the meaning given to it in clause 15.1 (Currency indemnity).
“Secured Liabilities” means at any time and without double counting, all present and future obligations and liabilities (actual or contingent) of each Obligor (whether or not for the payment of money and including any obligation to pay damages for breach of contract) which are, or are expressed to be, or may become due, owing or payable to any or all of the Secured Parties under or in connection with any of the Finance Documents (including all obligations and liabilities due, owing or payable under or pursuant to clause 3.2 (Additional Commitments)), together with all costs, charges and expenses incurred by the Security and Intercreditor Agent or any Secured Party which any Obligor is obliged to pay under any Finance Document.
“Secured Party” means a Finance Party, a Receiver or any Delegate.
“Secured Property” means:
(FA)the Transaction Security expressed to be granted in favour of the Security and Intercreditor Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;
(FB)all obligations expressed to be undertaken by an Obligor to pay amounts in respect of the Liabilities to the Security and Intercreditor Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Security and Intercreditor Agent as trustee for the Secured Parties; and
(FC)any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security and Intercreditor Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties.
“Security and Intercreditor Agent’s Spot rate of Exchange” means, in respect of the conversion of one currency (the “First Currency”) into another currency (the “Second Currency”) the Security and Intercreditor Agent’s spot rate of exchange for the purchase of the Second Currency with the First Currency in the London foreign exchange market at or about 11:00 am (London time) on a particular day, which shall be notified by the Security and Intercreditor Agent in accordance with clause 25.7(C) (Security and Intercreditor Agent’s obligations).
“Security Document” means:
(FD)the Deed of Guarantee;
(FE)any document entered into after the date of this Agreement by any of the Obligors creating any guarantee, indemnity, Security Interest or other assurance against financial loss in favour of any of the Secured Parties as security for any of the Secured Liabilities; and
(FF)any Security Interest granted under any covenant for further assurance in any of the documents set out in paragraph (B) above.

“Security Interest” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or a guarantee or indemnity or, in each case, any other agreement or arrangement having a similar effect.
“Service Document” has the meaning given to it in clause 41 (Service of Process).
“Shareholder Distribution” means the declaration, making or payment of a distribution to a shareholder (which shall include the payment of any loans provided by a shareholder).
“Single Employer Plan” means any “employee pension benefit plan,” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), that is subject to Title IV of ERISA and in respect of which any Obligor or ERISA Affiliate has any obligation or liability, contingent or otherwise.
“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).
“Specified CFC” has the meaning given to it in clause 26.4(A)(i) (US Guarantee Limitations).
“Specified Time” means 11:00 a.m. London time on the relevant Quotation Day.
“Sterling” means the lawful currency of the United Kingdom.
“Stock Exchange” means an organised and regulated financial market for the buying and selling of interests in financial instruments where any securities issued by any Obligor are listed from time to time.
“Sum” has the meaning given to it in clause 15.1 (Currency indemnity).
“Supported QFC” has the meaning given to it in clause 44(A) (Acknowledgement regarding any Supported QFCSs).
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).
“Termination Date” means 31 December 2024 or, if not a Business Day, the immediately preceding Business Day.
“Third Parties Act” means the Contracts (Rights of Third Parties Act) 1999.
“Total Commitments” means the aggregate of the Commitments of the Lenders, being USD 250 million at the date of this Agreement.
“Total Interest Payable” means, in relation to the Group for any Measurement Period, all interest and other financing charges paid or payable and incurred by the Group during that Measurement Period.
“Total Interest Receivable” means, in relation to the Group for any Measurement Period, all interest and other financing charges received or receivable by the Group during that Measurement Period.
“Transaction Security” means any Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company.
“Transfer Date” means, in relation to a transfer, the later of:
(FG)the proposed Transfer Date specified in the Transfer Certificate; and
(FH)the date on which the Facility Agent executes the Transfer Certificate.
“Trust Indenture” means the indenture(s) pursuant to which all or any of the HY Notes are constituted or any other agreement under which HY Notes are constituted and any other agreement under which any guarantee for the HY Notes is given (including, but not limited to, the Deed of Guarantee).
“UK Bail-in Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“UK CRD IV” means:

(FI)CRR as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”);
(FJ)the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020 (“WAA”)) implemented CRD and its implementing measures;
(FK)direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the WAA) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act; and
(FL)any law or regulation of the United Kingdom which introduces into domestic law of the United Kingdom a provision which is equivalent to a provision set out in CRR or CRD and/or implements Basel III standards.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.
“US” or “United States” means the United States of America, its territories, possessions, any state of the United States, the District of Columbia and other areas subject to the jurisdiction of the United States of America.
“US Borrower” means a Borrower that is a “United States Person” as defined in section 7701(a)(30) of the Code, including an entity that is disregarded as separate from such United States Person for US federal income tax purposes.
“US Government Securities Business Day” means any day other than:
(FM)a Saturday or a Sunday; and
(FN)a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.
“US Obligor” means an Obligor whose jurisdiction of organisation is within the United States.
“US Special Resolution Regimes” means has the meaning given to it in clause 44(A) (Acknowledgement regarding any Supported QFCSs).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States, as amended.
“US Solvent” and “US Solvency”    mean, with respect to any person on a particular date, that on such date:
(FO)the fair value of the property of such person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such person;
(FP)such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person's ability to pay as such debts and liabilities mature; and
(FQ)such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person's property would constitute an unreasonably small capital.
The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“US Tax Obligor” means:
(FR)a Borrower which is resident for tax purposes in the United States of America; or
(FS)an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.
“USD” or “US Dollar” means the lawful currency of the United States of America.
“Utilisation” means a utilisation of the Facility by way of a Loan.
“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made.
“Utilisation Request” means a notice substantially in the form set out in Schedule 4 (Utilisation Request).
“VAT” means:
(FT)any value added tax imposed by the Value Added Tax Act 1994;

(FU)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(FV)any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (A) or (B) above, or imposed elsewhere.
“WCTP Block” means West Cape Three Points area offshore Ghana, being the area described in Annex 1 of the WCTP PA, but excluding any portions of such area in respect of which Contractor’s rights thereunder are from time to time relinquished or surrendered pursuant to the WCTP PA.
“WCTP PA” means the petroleum agreement dated 22 July 2004 between the Government of Ghana, represented by the Minister, the GNPC, KEG and EO in respect of the West Cape Three Points Block offshore Ghana (and all amendments and supplements thereto).
“Write-down and Conversion Powers” means:
(FW)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(FX)in relation to the UK Bail-in Legislation, any powers under that UK Bail-In Legislation to cancel, transfer, or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(FY)in relation to any other applicable Bail-In Legislation other than the UK Bail-in Legislation:
(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that Bail-In Legislation.
40.2Construction of particular terms
(A)Unless a contrary indication appears, any reference in this Agreement to:
(i)“this Agreement” shall be construed as a reference to the agreement or document in which such reference appears together with all recitals and Schedules thereto;
(ii)a reference to “assets” includes properties, revenues and rights of every description;
(iii)an “authorisation” or “consent” shall be construed as including any authorisation, consent, approval, resolution, licence, exemption, permission, recording, notarisation, filing or registration;
(iv)an “authorised officer” shall be construed, in relation to any Party, as a reference to a director or other person duly authorised by such Party as notified by such Party to the Facility Agent as being authorised to sign any agreement, certificate or other document or to take any decision or action, as applicable. The provision of any certificate or the making of any certification by any authorised officer of an Obligor shall not create for that authorised officer any personal liability to the Finance Parties;
(v)a “calendar year” is a reference to a period starting on (and including) 1 January and ending on (and including) the immediately following 31 December;
(vi)a “certified copy” shall be construed as a reference to a copy of that document, certified by an authorised officer of the relevant Party delivering it to be a complete, accurate and up-to-date copy of the original document;
(vii)a “clause” shall, subject to any contrary indication, be construed as a reference to a clause of the agreement or document in which such reference appears;

(viii)“continuing” shall, in relation to any Default or Event of Default, be construed as meaning that such Default or Event of Default has not been remedied or waived;
(ix)a Lender's “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;
(x)the Facility Agent's “cost of funds” is a reference to the average cost (determined either on an actual or a notional basis) which the Facility Agent would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount referred to in paragraph (B) of clause 28.3 (Clawback);
(xi)the “equivalent” on any given date in any currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Facility Agent in the normal course of business at or about 11.00 a.m. on such date for the purchase of the first currency with the second currency in the London foreign exchange markets for delivery on the second Business Day thereafter;
(xii)the “group” of any person, shall be construed as a reference to that person, its subsidiaries and any holding company of that person and all other subsidiaries of any such holding company, from time to time;
(xiii)a “holding company” of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;
(xiv)“include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrase or words of like import;
(xv)a “month” or “Month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to “months” and “Months” shall be construed accordingly);
(xvi)a “person” shall be construed as a reference to any person, trust, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;
(xvii)a reference to a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being a regulation, rule, official directive, request or guideline with which a prudent person carrying on the same or a similar business to an Obligor would comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(xviii)a “right” shall be construed as including any right, title, interest, claim, remedy, discretion, power or privilege, in each case whether actual, contingent, present or future;
(xix)a “Schedule” shall, subject to any contrary indication, be construed as a reference to a schedule of the agreement or document in which such reference appears;
(xx)a “subsidiary” of a company or corporation means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006 which shall be construed as a reference to any company or corporation:
(a)which is controlled, directly or indirectly, by the first-mentioned company or corporation;
(b)more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)which is a subsidiary of another subsidiary of the first-mentioned company or corporation, and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;
(xxi)the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, bankruptcy, winding-up, reorganisation, dissolution, administration, receivership, judicial custodianship, administrative receivership, arrangement, adjustment, protection or relief of debtors;
(xxii)a “year” is a reference to a period starting on one day in a Month in a calendar year and ending on the numerically corresponding day in the same Month in the next succeeding calendar year, save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the Month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day Provided that, if a period starts on the last Business Day in a Month, that period shall end on the last Business Day in that later Month (and references to “years” shall be construed accordingly); and
(xxiii)a provision of law is a reference to that provision as amended and re-enacted.
(B)A reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(i)any replacement page of that information service which displays that rate; and
(ii)the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Facility Agent after consultation with the Company.

(C)Any provision of clause 8.2 (Illegality) and clause 20.18 (Application of the Loans) shall not apply to or in favour of any Finance Party (other than any Finance Party which has notified the Facility Agent that the following carve-out shall not apply to it or any of its directors, officers or employees) or any director, officer or employee thereof, to the extent that such provisions would expose the Finance Party or any director, officer or employee thereof to liability under any applicable anti-boycott or blocking law, regulation or statute.
40.3Interpretation
(A)Words importing the singular shall include the plural and vice versa.
(B)Words indicating any gender shall include each other gender.
(C)Unless a contrary indication appears, a reference used in any Finance Document or in any notice given under or in connection with any Finance Document to:
(i)any party or person shall be construed so as to include its and any subsequent successors, permitted transferees and permitted assigns in accordance with their respective interests;
(ii)a “Finance Document” or any other agreement or instrument is (other than a reference to a “Finance Document” or any other agreement or instrument in “original form”) a reference to that Finance Document, or other agreement or instrument, as amended, novated, supplemented, extended or restated; and
(iii)a time of day shall, save as otherwise provided in any agreement or document, be construed as a reference to Amsterdam time.
(D)Section, Part, Clause and Schedule headings contained in, and any index or table of contents to, any agreement or document are for ease of reference only.
40.4Third Party Rights
(A)A person who is not a party to this Agreement has no right under the Third Parties Act to enforce or enjoy the benefit of any term of this Agreement.
(B)Notwithstanding any term of any Finance Document, this Agreement may be rescinded or varied without the consent of any person who is not a Party hereto.

PART 2
CONDITIONS PRECEDENT
2.CONDITIONS PRECEDENT
40.1Conditions Precedent to first Utilisation
The Company may not deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Part I of Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Facility Agent (acting reasonably), or their delivery has otherwise been waived in accordance with clause 2.3 (Waivers of Conditions Precedent). The Facility Agent (acting reasonably) shall notify the Company and the Lenders promptly upon being so satisfied.
40.2Conditions Precedent to each Utilisation
The Lenders will only be obliged to comply with clause 6.5 (Lenders’ participation) if, on the proposed Utilisation Date:
(A)no Default or Event of Default is continuing or will result from the proposed Loan; and
(B)an Authorised Signatory of the relevant Borrower certifies that the Repeating Representations to be made by each Obligor are, in the light of the facts and circumstances then existing, true and correct in all material respects (or, in the case of a Repeating Representation that contains a materiality concept, true and correct in all respects).
40.3Waivers of Conditions Precedent
(A)The Facility Agent, acting in accordance with the instructions of all the Lenders, may waive the requirement under clause 2.1 (Conditions Precedent to first Utilisation) to deliver any one or more of the documents and other evidence listed in Part I of Schedule 3 (Conditions Precedent).
(B)Satisfaction of any of the conditions set out in clause 2.2 (Conditions Precedent to each Utilisation) may be waived by the Facility Agent acting in accordance with the instructions of the Majority Lenders.
(C)Any waiver effected by the Facility Agent in accordance with this clause shall be binding on all Parties.
(D)For the avoidance of doubt, no Utilisation may be made under the Facility, until the Facility Agent has confirmed all relevant Conditions Precedent have been satisfied (acting reasonably) or waived in accordance with this clause 2 (Conditions Precedent).

PART 3
OPERATION OF THE FACILITY
3.THE FACILITY
40.1Facility Commitment amounts
(A)Subject to the terms of the Finance Documents, the Lenders have agreed to make available to the Borrowers a US Dollar revolving credit facility on the terms and conditions set out in this Agreement (the “Facility”) in an aggregate amount equal to the Total Commitments.
(B)The Facility may be utilised by way of Loans (which, during the Availability Period only, shall include Rollover Loans).
40.2Additional Commitments
(A)KEL may notify the Facility Agent (such notice being an “Additional Commitment Notice”) that it has agreed with any Lender or any other bank or financial institution (in each case, an “Additional Lender”) to increase the Total Commitments by the provision of additional commitments under the Facility (each such increase or, as the case may be, assumption in commitments being an “Additional Commitment”), provided that:
(i)the Additional Commitment Notice shall be delivered prior to the expiry of the Availability Period;
(ii)no Event of Default is continuing or would arise as a result of the provision of the Additional Commitment;
(iii)the terms of the Additional Commitment shall, for all purposes of this Agreement, be treated pursuant to the terms of this Agreement in the same manner as the existing Commitments; and
(iv)the Total Commitments will not exceed USD 300 million as a result of such Additional Commitment unless the Majority Lenders have provided their consent to an increase above USD 300 million.
(B)Each Additional Commitment Notice shall:
(i)confirm that the requirements of paragraph (A) above are fulfilled; and

(ii)specify the date upon which the Additional Commitment is anticipated to be made available to the Borrowers (the “Additional Commitment Date”); and
(C)In the event that an Additional Lender is not a Party to this Agreement, KEL shall procure that on or prior to the Additional Commitment Date, such Additional Lender delivers a Lender Accession Notice duly completed and signed on behalf of the Additional Lender and specifying its Additional Commitment to the Facility Agent.
(D)Subject to the conditions in paragraph (B) and (C) above being met, from the relevant Additional Commitment Date:
(i)the Additional Lender shall make available the relevant Additional Commitment for Utilisation under the Facility in accordance with the terms of this Agreement (as amended);
(ii)the Additional Commitment shall rank pari passu with respect to existing Commitments; and
(iii)any necessary rebalancing of the Commitments and outstandings under the Facility and the Additional Commitment provided by the Additional Lender to ensure that they are pro rata (the “New Commitment Rebalancing”) will be made by a Borrower either:
(a)making utilisations from the Additional Commitment within five Business Days of the relevant Additional Commitment Date in priority to utilisations from Commitments under the Facility or to effect a prepayment under the Facility to the existing Lenders (which amount may be redrawn by the Borrowers); or
(b)making its first utilisation under the Additional Commitment on the last day of the then Interest Period, at that Borrower's election, in each case to procure, as far as practicable, any New Commitment Rebalancing, following which all utilisations shall be made pro rata.
(E)Each Additional Lender shall become a party to the Finance Documents (and be entitled to share in the Security Interests created under the Security Documents and benefit from the Deed of Guarantee, in accordance with the terms of the Finance Documents) if such Additional Lender accedes to the Finance Documents in accordance with the Finance Documents.

(F)Each party (other than the relevant Additional Lender) irrevocably authorises and instructs the Facility Agent to execute on its behalf any Lender Accession Notice which has been duly completed and signed on behalf of that proposed Additional Lender and each Party agrees to be bound by such accession. The Facility Agent must promptly sign any such Lender Accession Notice (and in any event within three Business Days of receipt).
(G)The Facility Agent shall only be obliged to execute a Lender Accession Notice delivered to it by an Additional Lender once the Facility Agent (acting reasonably) has, to the extent that the necessary information is not already available to it, received all required information to comply with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the accession of such Additional Lender.
(H)On the date that the Facility Agent executes a Lender Accession Notice:
(i)the Additional Lender party to that Lender Accession Notice, each other Finance Party and the Obligors shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had that Additional Lender been a Lender on the date of this Agreement with the rights and/or obligations acquired or assumed by it as a result of that accession and with the Commitment specified by it as its Additional Commitment; and
(ii)that Additional Lender shall become a Party to this Agreement as a “Lender”.
(I)Clause 22.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this clause 3.2 in relation to an Additional Lender as if references in that clause to:
(i)an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;
(ii)the “New Lender” were references to that “Additional Lender”; and
a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.
40.3Amendments to Finance Documents
The Parties shall, acting reasonably, make such amendments to the Finance Documents as may be necessary to increase the Total Commitments pursuant to clause 3.2 (Additional Commitments) and to enable each Additional Lender to accede to the

Finance Documents and provide its Additional Commitment hereunder. The Facility Agent may effect, on behalf of the Finance Parties, any such amendment. Any Lender Accession Notice or accession in respect of any Finance Document entered into, or any amendment to the Finance Documents effected pursuant to clause 3.2 (Additional Commitments) above, by the Facility Agent, the Additional Lender or the Original Borrower, shall be binding on all Parties.
4.FINANCE PARTIES’ RIGHTS AND OBLIGATIONS
(A)The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under any Finance Documents to which it is a Party does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(B)The rights of each Finance Party under or in connection with the Finance Documents to which it is a Party are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (C) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
(C)A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
5.PURPOSE
40.1Purpose
(A)Subject to paragraph (B) below, the proceeds of any Loan may only be used by a Borrower towards the general corporate purposes of the Group.
(B)For the avoidance of doubt, the Obligors shall not use the proceeds of any Loan for the purpose of making a Shareholder Distribution, except in instances where the payment of a Shareholder Distribution is mandatory under the rules of any Stock Exchange.

40.2Monitoring
No Finance Party is bound to monitor or verify the application of any Loan made pursuant to the Finance Documents.
6.UTILISATION
40.1Availability Period
Subject to the satisfaction of the relevant Conditions Precedent, the Facility shall be available for drawing during the Availability Period.
40.2Delivery of a Utilisation Request
A Borrower may borrow a loan under the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than 10:00 am on the third Business Day prior to the proposed Utilisation Date and the Facility Agent shall deliver such Utilisation Request to the Lenders on the Business Day of receipt of the same by it. For this purpose, if the Facility Agent receives the Utilisation Request on a day which is not a Business Day or after 10:00 am on a Business Day, it will be treated as having received the Utilisation Request on the following Business Day.
40.3Completion of a Utilisation Request
(A)Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)the amount of the Utilisation complies with clause 6.4 (Amount); and
(iii)the proposed Interest Period complies with clause 10 (Interest Periods).
(B)Only one Loan may be requested in each Utilisation Request and a maximum of 3 Utilisation Requests may be requested in any one Month.
(C)A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation ten (10) or more Loans would be outstanding.
40.4Amount
The amount of any proposed Loan under the Facility must be:

(A)a minimum of USD 1 million (or, in any event, such lesser amount as the Facility Agent may agree acting on the instructions of the Majority Lenders); and
(B)in integral multiples of USD 1 million (or, in any event, such lesser amount as the Facility Agent may agree acting on the instructions of the Majority Lenders), or, if less, the Available Facility.
40.5Lenders’ participation
(A)If the conditions set out in this Agreement have been met, each Lender shall make its participation in the relevant Loan available by the Utilisation Date through its Facility Office in accordance with the terms of this Agreement.
(B)The amount of a Lender’s participation in that Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the making of the relevant Loan.
(C)In providing the notification to the Lender pursuant to clause 6.2 (Delivery of a Utilisation Request), the Facility Agent shall notify each Lender of the amount of each Loan and the amount of its participation in each such Loan.

PART 4
PAYMENTS, CANCELLATION, INTEREST AND FEES
7.REPAYMENT
40.1Repayment of Loans
(A)Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.
(B)Without prejudice to each Borrower’s obligation under paragraph (A) above, if:
(i)one or more Loans are to be made available to a Borrower:
(a)on the same day that a maturing Loan is due to be repaid by that Borrower;
(b)in whole or in part for the purpose of refinancing the maturing Loan; and
(ii)the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Company notifies the Facility Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:
(a)if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:
(1)the relevant Borrower will only be required to make a payment under clause 28.1 (Payments to the Facility Agent) in an amount equal to that excess; and
(2)each Lender’s participation in the new Loans shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under clause 28.1 (Payments to the Facility Agent) in respect of its participation in the new Loans; and

(b)if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:
(1)the relevant Borrower will not be required to make a payment under clause 28.1 (Payments to the Facility Agent); and
(2)each Lender will be required to make a payment under clause 28.1 (Payments to the Facility Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of that Lender’s participation in the maturing Loan.
8.PREPAYMENT AND CANCELLATION
40.1General
(A)Subject to there being no Event of Default continuing and other than an obligation to make a prepayment upon a Change of Control, any mandatory prepayments in respect of the Facility shall, unless otherwise specified in this Agreement, be paid within 60 days after the date on which the event giving rise to the obligation to make the prepayment occurs.
(B)Any amount prepaid may only be redrawn if such prepayment and Utilisation:
(i)is not contrary to any other term of this Agreement; and
(ii)occurs prior to the expiry of the Availability Period.
(C)Any prepayment shall be made with accrued interest on the amount prepaid and, subject to Break Costs (excluding any Margin), without premium or penalty.
(D)Unless a contrary indication appears in this Agreement, when any prepayment of the whole or part of a Loan takes place, each Lender’s participation in the relevant Loan shall be reduced rateably.

40.2Illegality
(A)If it becomes unlawful (including as a result of any Sanctions) in any applicable jurisdiction for a Lender (an “Illegality Lender”) to perform any of its obligations as contemplated by the Finance Documents, or to fund or maintain its participation in any Utilisation or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:
(i)that Lender shall promptly notify the Facility Agent upon becoming aware of that event;
(ii)upon the Facility Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and
(iii)each Borrower shall either:
(a)if the Lender so requires, repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Facility Agent has notified that Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law); or
(b)replace that Lender in accordance with paragraph (B) of clause 8.13 (Right of repayment and cancellation in relation to a single Lender) on or before the first date applicable under paragraph (i) above in respect of which a payment is due and payable.
(B)If it becomes unlawful (including as a result of any Sanctions) in any applicable jurisdiction for any Borrower to perform any of its obligations as contemplated by the Finance Documents:
(i)that Borrower shall promptly notify the Facility Agent upon becoming aware of that event;
(ii)the Facility Agent shall notify the Lenders; and
(iii)that Borrower shall repay each Utilisation made to it on the last day of the Interest Period for that Utilisation occurring after the Facility Agent has notified the Lenders or, if earlier, the last day of any applicable grace period permitted by law.

40.3Change of Control
(A)Upon a Change of Control:
(i)the relevant Obligor shall promptly notify the Facility Agent upon becoming aware of the occurrence of that event; and
(ii)upon receiving the notice referred to in paragraph (i) above, the Facility Agent shall promptly:
(a)notify the Lenders; and
(b)request confirmation from the Lenders as to whether they require a mandatory prepayment to be made pursuant to this clause 8.3, and, if the Majority Lenders so require, the Facility Agent shall, on not less than 30 days written notice to the Company, cancel the Commitments and each Borrower shall repay each Lender’s participation in any Utilisations on the last day of the then current period under the Facility, together with accrued interest and all other amounts accrued under the Finance Documents.
(B)For the purpose of paragraph (A) above, “Change of Control” means any person (or persons with whom they act in concert) other than a Permitted Transferee acquiring, directly or indirectly, more than 50 per cent. of the ordinary share capital in any Ghana Obligor, KEGHL or KEGI carrying a right to vote in general meetings of that company. For the avoidance of doubt, a Change of Control shall not occur on an IPO of any Private Equity Shareholder (directly or indirectly) in the Original Borrower, or an IPO of any Ghana Obligor, KEGHL or KEGI.
(C)For the purposes of paragraph (B) above, any persons includes more than one person acting in concert and a “Permitted Transferee” means:
(i)a Private Equity Shareholder;
(ii)a Private Equity Shareholder Affiliate or an Affiliate of KEH, so long as they remain an Affiliate (including any funds associated with Warburg Pincus and Blackstone Capital Partners or the Blackstone Group); or
(iii)a person who is otherwise approved by the Majority Lenders (acting reasonably) provided that any Lender which does not grant its approval may, on not less than 30 days written notice to the Facility Agent and the Company, demand that its participation in the Facility be prepaid in full and that its Commitment be immediately cancelled, provided that the Company may, in accordance with paragraph (B) of clause 8.13 (Right of repayment and cancellation in relation to a single Lender), procure the replacement of that Lender or the transfer of its participation and Commitment to another Lender (with that Lender’s consent) rather than such prepayment and cancellation provided that such replacement or transfer is completed within the relevant notice period given by the relevant Lender. If such replacement or transfer does not occur within the relevant period, that Lender’s participation in the Facility shall be immediately due and payable in full by each Borrower and its Commitment immediately cancelled.
40.4Ghana Petroleum Agreement Medium Sale Event
Upon a Ghana Petroleum Agreement Medium Sale Event:
(A)the Original Borrower shall promptly notify the Facility Agent upon becoming aware of the occurrence of that event; and
(B)upon receiving the notice referred to in paragraph (A) above, the Facility Agent shall promptly:
(a)notify the Lenders; and
(b)request confirmation from the Lenders as to whether they require a mandatory prepayment to be made pursuant to this clause 8.4, and, if the Majority Lenders so require, the Facility Agent shall, on not less than 30 days’ written notice to the Company, cancel the Commitments of the Lenders, on a pro rata basis, by the Ghana Petroleum Agreement Medium Sale Event Cancellation Amount and the Borrowers shall repay each Lender’s participation in any Utilisations pro rata, by the Ghana Petroleum Agreement Medium Sale Event Prepayment Amount, within 30 days after the Ghana Petroleum Agreement Medium Sale Event, together with accrued interest and all other amounts accrued under the Finance Documents.
40.5Ghana Petroleum Agreement Large Sale Event
Upon a Ghana Petroleum Agreement Large Sale Event:
(A)the Original Borrower shall promptly notify the Facility Agent upon becoming aware of the occurrence of that event; and

(B)the Facility Agent shall, on not less than 30 days’ written notice to the Company, cancel the Commitments of the Lenders and the Borrowers shall repay each Lender’s participation in any Utilisations within 30 days after the Ghana Petroleum Agreement Large Sale Event, together with accrued interest and all other amounts accrued under the Finance Documents.
40.6Cash sweep
(A)If any Loan is outstanding on a Cash Sweep Calculation Date, the Company shall:
(i)by the date falling 30 days after such Cash Sweep Calculation Date, supply to the Facility Agent an Excess Cash statement in the form set out in Schedule 13 (Excess Cash Statement) (an “Excess Cash Statement”) setting out the Excess Cash calculation as at such Cash Sweep Calculation Date; and
(ii)subject to paragraph (C) below, within 30 days after the date on which the Excess Cash Statement is delivered or required to be delivered pursuant to paragraph (i) above, repay the outstanding Loans (in whole or in part) in an amount equal to or more than 50 per cent. of the Excess Cash (or, if less, the amount of the outstanding Loans).
(B)Any amount prepaid pursuant to this clause 8.6 may be redrawn, unless such prepayment and Utilisation occurs after the expiry of the Availability Period.
(C)Where applicable laws and regulations or the terms of the RBL Facility Agreement and/or GoM Loan operate to prohibit cash from being distributed up to the Company, such cash which is prohibited from being distributed up to the Company will not constitute Excess Cash and the Company shall only be required to make prepayments pursuant to paragraph (A) above to the extent that it has Excess Cash available to do so. For the avoidance of doubt, KEGHL and KEGI are not prevented by the RBL Facility Agreement from upstreaming cash to the Company.
(D)Subject to paragraph (C) above, the Company shall exercise its rights as shareholder of the other Group members, and the Company shall ensure that each Group member shall exercise its rights as shareholder to procure that each other member of the Group shall, upstream to the Borrower any Excess Cash to the extent required to enable the Company to comply with paragraph (A) above.

(E)This clause 8.6 shall not apply if no Loan is outstanding on a Cash Sweep Calculation Date.
40.7Capital Markets and Loan Transactions
(A)If any Loan is outstanding on the date that the Company completes a Capital Markets and Loan Transaction and receives the proceeds of such Capital Markets and Loan Transaction, the Company shall, within 30 days after receipt by the Company of such Net Proceeds, repay the outstanding Loans (in whole or, if the Net Proceeds are less than the outstanding Loans, in part) using the Net Proceeds of such Capital Markets and Loan Transaction.
(B)If there are any Net Proceeds remaining after prepayment of the outstanding Loans (or after allocation of Net Proceeds to be applied in prepayment of the outstanding Loans), the Company will be free to use the remaining Net Proceeds for any purpose not otherwise restricted by this Agreement.
(C)Any amount prepaid pursuant to this clause 8.7 may be redrawn, unless such prepayment and Utilisation occurs after the expiry of the Availability Period.
(D)This clause 8.7 shall not apply if no Loan is outstanding on the date that the Company completes a Capital Markets and Loan Transaction and receives the proceeds of such Capital Markets and Loan Transaction.
40.8Increase in Lender Commitment
In circumstances where the Commitment of any Lender is increased (excluding any increase as a result of an assumption of Additional Commitment pursuant to clause 3.2 (Additional Commitments) or a transfer made pursuant to clause 22 (Changes to the Lenders)), any other Lender shall (provided that such Lender voted against such increase) have the unilateral right to instruct the Facility Agent to, on not less than 30 days written notice to the Company, cancel the Commitment of that other Lender and require the Borrowers to repay that other Lender’s participation in any Utilisations in full, on the last day of the then current interest period under the Facility, together with accrued interest and all other amounts accrued under the Finance Documents.
40.9Financial Covenants
In circumstances where the Majority Lenders have given their consent to amend any provision of clause 19 (Financial Covenants), any other Lender shall (provided that such Lender did not give such consent) have the unilateral right to instruct the Facility Agent to, on not less than 30 days written notice to the Company, cancel the Commitment of that other Lender and require the Borrowers to repay that other Lender’s participation in any Utilisations in full, on the last day of the then current interest period under the Facility, together with accrued interest and all other amounts accrued under the Finance Documents.
40.10Automatic Cancellation
At the close of business in Amsterdam on the last Business Day of the Availability Period for the Facility, the undrawn Commitment of each Lender under the Facility at that time shall be automatically cancelled.
40.11Voluntary Cancellation
(A)The Company may, by giving not less than ten Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice to the Facility Agent, without penalty, cancel the Available Facility in whole or in part (but if in part, in a minimum amount of USD 1 million or, if less, the relevant Commitments in the Available Facility). The relevant Commitments in respect of the Facility will be cancelled on a date specified in such notice, being a date not earlier than ten Business Days after the relevant notice is received by the Facility Agent.
(B)Any valid notice of cancellation will be irrevocable and will specify the date on which the cancellation shall take effect. No part of any Commitment which has been cancelled or which is the subject of a notice of cancellation may subsequently be utilised.
(C)When any cancellation of Commitments under the Facility takes effect, each Lender’s Available Commitment under the Facility will be reduced by an amount which bears the same proportion to the total amount being cancelled as its Available Commitment under the Facility bears to the Available Facility (at that time).
40.12Voluntary Prepayment of Loans
(A)Subject to paragraphs (B) and (C) below, a Utilisation may be prepaid whether in whole or in part by a Borrower without penalty upon ten Business Days’ prior written notice to the Facility Agent.
(B)Any valid notice of prepayment will be irrevocable and, unless a contrary indication appears in this Agreement, will specify the date on which the cancellation shall take effect. Any amount prepaid or repaid may not be redrawn if such prepayment or repayment and Utilisation occurs after the expiry of the Availability Period.

(C)Prepayment shall take effect:
(i)on the last day of the then current Interest Period; or
(ii)on any other date subject to payment by the relevant Borrower, on demand, of Break Costs (if any) in accordance with clause 11.4 (Break Costs).
40.13Right of repayment and cancellation in relation to a single Lender
(A)If:
(i)the Company reasonably believes that the sum payable to any Lender by an Obligor is required to be increased under clause 13.2 (Tax gross-up);
(ii)the Company receives a notice from the Facility Agent under clause 13.3 (Tax Indemnity) or clause 14.1 (Increased costs);
(iii)any Lender is or becomes a Non-Funding Lender; or
(iv)any Lender is or becomes entitled to increase its rate of interest further to clause 11.2 (Market disruption), the Company may, while (in the case of paragraph (i) and (ii) above) the circumstance giving rise to the belief or notice continues or (in the case of (iii) above) the relevant circumstance continues:
(a)give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations;
(b)in the case of a Non-Funding Lender or Illegality Lender, give the Facility Agent notice of cancellation of the Available Commitment of that Lender in relation to the Facility and reinstate all or part of such Available Commitment in accordance with paragraph (B) below; or
(c)replace that Lender in accordance with paragraph (B) below.
(B)The Company may:
(i)in the circumstances set out in paragraph (A) above or pursuant to clause 8.1 (General) or clause 8.2 (Illegality) or clause 8.3(A)(ii)

(Change of Control), replace an Existing Lender (as defined in clause 22 (Changes to the Lenders)), with one or more other Lenders (which need not be Existing Lenders) (each a “Replacement Lender”), which have agreed to purchase all or part of the Commitment and participations of that Existing Lender in Utilisations made to a Borrower pursuant to an assignment or transfer in accordance with the provisions of clause 22 (Changes to the Lenders); or
(ii)in the circumstances set out in paragraph (A)(b) of this clause 8.13, cancel the Available Commitments of the Non-Funding Lender or Illegality Lender in respect of the Facility and procure that one or more Replacement Lenders assume Commitments under the Facility in an aggregate amount not exceeding the Available Commitment of the relevant Non-Funding Lender or Illegality Lender in relation to the Facility, in each case on condition that:
(a)each assignment or transfer under this paragraph (B) shall be arranged by the Company (with such reasonable assistance from the Existing Lender as the Company may reasonably request); and
(b)no Existing Lender shall be obliged to make any assignment or transfer pursuant to this paragraph (B) unless and until:
(1)it has received payment from the Replacement Lender or Replacement Lenders in an aggregate amount equal to the outstanding principal amount of the participations in the Utilisations owing to the Existing Lender, together with accrued and unpaid interest (to the extent that the Facility Agent has not given a notification under clause 22.9 (Pro rata interest settlement)), fees (including, without limitation, any Break Costs to the date of payment) and all other amounts payable to the Existing Lender under this Agreement; and
(2)the requirements under clause 17.8 (“Know your customer” and “customer due diligence” requirements) have been satisfied in respect of the Replacement Lender.

(C)On receipt of a notice from the Company referred to in paragraph (A) above, the Commitment of that Lender shall immediately be reduced to zero.
(D)On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (A) above (or, if earlier, the date specified by the Company in that notice), the relevant Borrower shall repay that Lender’s participation in the relevant Utilisation.
(E)Paragraphs (A) and (B) do not in any way limit the obligations of any Finance Party under clause 16.1 (Mitigation).
9.INTEREST
40.1Calculation of interest
The rate of interest on each Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(A)Margin;
(B)Reference Rate; and
(C)Credit Adjustment Spread.
40.2Payment of interest
A Borrower shall pay accrued interest on each Loan on the last day of each Interest Period.
40.3Default interest
(A)If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is 1.0 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this clause shall be immediately payable by the Obligor on demand by that Facility Agent.
(B)Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

40.4Notification of rates of interest
The Facility Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.
10.INTEREST PERIODS
40.1Selection of Interest Periods
(A)A Borrower shall select an Interest Period for a Loan in the Utilisation Request for that Loan.
(B)Subject to this clause 10.1, a Borrower may select an Interest Period of 1, 3 or 6 Months or such other period as may be agreed between a Borrower and the Facility Agent (acting on behalf of the Majority Lenders).
(C)No Interest Period shall be longer than six Months.
(D)No Interest Period for a Loan under the Facility shall extend beyond the Termination Date.
40.2Non-Business Days
If an Interest Period ends on a day which is not a Business Day, that Interest Period will instead end on the next Business Day, unless the next Business Day is in another month, in which case the Interest Period will end on the preceding Business Day.
11.CHANGES TO THE CALCULATION OF INTEREST
40.1Unavailability of Term SOFR
(A)If no Term SOFR is available for the Interest Period of a Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of that Loan.
(B)If no Term SOFR is available for the Interest Period of a Loan and it is not possible to calculate the Interpolated Term SOFR, the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Reference Rate for that shortened Interest Period shall be determined pursuant to the definition of “Reference Rate”.
(C)If the Interest Period of a Loan is, after giving effect to paragraph (B) above, either the applicable Fallback Interest Period or shorter than the applicable

Fallback Interest Period and, in either case, no Term SOFR is available for the Interest Period of that Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for that Loan.
(D)If paragraph (C) above applies but no Historic Term SOFR is available for the Interest Period of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of that Loan.
(E)If paragraph (D) above applies but no Historic Term SOFR is available and it is not possible to calculate the Interpolated Historic Term SOFR, clause 11.2 (Market disruption) and 11.3 (Alternative basis of interest or funding) shall apply.
40.2Market disruption
(A)If a Market Disruption Event occurs in relation to a Loan for any Interest Period or clause 11.1(E) (Unavailability of Term SOFR) applies, the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)the Margin; and
(ii)the weighted average of the rates notified to the Facility Agent by each Lender as soon as practicable and in any event by the Reporting Time, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.
(B)In this Agreement “Market Disruption Event” means if, before the Reporting Time, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be materially in excess of the Market Disruption Rate.
(C)The Facility Agent shall notify the relevant Borrower promptly upon receiving notice from the Lender(s).
(D)If this clause 11.2 applies but any Lender does not notify a rate to the Facility Agent by the Reporting Time, the rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders.

40.3Alternative basis of interest or funding
(A)If a Market Disruption Event occurs or clause 11.1(E) (Unavailability of Term SOFR) applies, and the Facility Agent or the relevant Borrower so requires, the Facility Agent and the relevant Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.
(B)Any alternative basis agreed pursuant to paragraph (A) above shall, with the prior consent of all the Lenders and the relevant Borrower, be binding on all Parties.
40.4Break Costs
(A)Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by it on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.
(B)Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.
(C)If, following a payment by the relevant Borrower of all or part of a Loan or Unpaid Sum on a day other than the last day of an Interest Period for that Loan or Unpaid Sum, a Lender realises a profit, and no Event of Default is continuing, that Lender must pay an amount equal to that profit to that Borrower as soon as practicable.
40.5FATCA Information
(A)Subject to paragraph (D) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)confirm to that other Party whether it is:
(a)a FATCA Exempt Party; or
(b)not a FATCA Exempt Party;
(ii)supply to that other Party such forms, documentation and other information relating to its status under FATCA or CRS as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA or CRS; and

(iii)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.
(B)Each Party agrees to the disclosure by the other Party of information required to be disclosed under FATCA or CRS to the Cayman Islands Tax Information Authority or equivalent authority and any other foreign government body as required by FATCA or CRS. Such information may include, without limitation, confidential information such as financial information and any information relating to any shareholders, principals, partners, beneficial owners (direct or indirect) or controlling persons (direct or indirect) of such Party.
(C)If a Party confirms to another Party pursuant to paragraph (A)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(D)Paragraph (A) or (B) above shall not oblige any Finance Party to do anything, and paragraph (A)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)any law or regulation;
(ii)any fiduciary duty; or
(iii)any duty of confidentiality.
(E)If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (A)(i) or (A)(ii) above (including, for the avoidance of doubt, where paragraph (D) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
(F)Any Lender that is entitled to an exemption from or reduction of withholding Tax (including US backup withholding) with respect to payments made under any Finance Document shall deliver to the relevant Borrower and the Facility Agent, at the time or times reasonably requested by the relevant Borrower or the Facility Agent, such properly completed and executed documentation reasonably requested by the relevant Borrower or the Facility Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in (i), (ii) and (iii) of this paragraph (F), below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:
(i)each Lender that is not a “United States Person” within the meaning of section 7701(a)(30) of the Code shall deliver to the relevant Borrower and the Facility Agent two duly executed copies of whichever of the following IRS Forms is applicable:
(a)in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Finance Document, IRS Form W-8BEN-E or Form W-8BEN establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Finance Document, IRS Form W-8BEN-E or Form W-8BEN establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; or
(b)in the case of a Lender claiming that the payments of interest or that any other applicable payments under any Finance Document are effectively connected with the conduct of a trade or business in the United States, executed copies of IRS Form W-8 ECI; or
(c)in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Part I of Schedule 11 (Form of U.S. Tax Compliance Certificate) to the effect that such Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the relevant Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or Form W-8BEN; or

(d)to the extent a Lender is not the beneficial owner, IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E or Form W-8BEN, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Part II of Schedule 11 (Form of U.S. Tax Compliance Certificate) on behalf of each such direct and indirect partner; or
(e)in case of a Lender that is a foreign government, an international organization, or a foreign organization where the income earned is not effectively connected with the conduct of a trade or business in the United States, executed copies of IRS Form W-8EXP; or
(ii)any Lender that is a “United States Person” within the meaning of section 7701(a)(30) of the Code shall deliver to the relevant Borrower and the Facility Agent two duly executed copies of IRS Form W-9 certifying that such Lender is exempt from US federal backup withholding; or
(iii)each Lender shall deliver to the Facility Agent any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or other similar law or regulation.
(G)The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (F) above to the relevant Borrower (to the extent not also provided to the relevant Borrower by the relevant Lender).
(H)If any withholding certificate, withholding statement, document, authorisation or waiver provided to a Borrower or the Facility Agent by a Lender pursuant to paragraph (F) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower and the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the relevant Borrower and the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorisation or waiver to the relevant Borrower (to the extent not also provided to the relevant Borrower by the relevant Lender).
(I)Each Borrower and the Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (F) or (H) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraphs (F), (G) or (H) above.
(J)Without prejudice to any other term of this Agreement, if a Lender fails to supply any withholding certificate, withholding statement, document, authorisation, waiver or information in accordance with paragraph (F) above, or any withholding certificate, withholding statement, document, authorisation, waiver or information provided by a Lender to the Facility Agent is or becomes materially inaccurate or incomplete, then such Lender shall indemnify the Facility Agent, within three Business Days of demand, against any cost, loss, Tax or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (including any related interest and penalties) in acting as Facility Agent under the Finance Documents as a result of such failure.
(K)Each Lender shall deliver the forms, certificates and documentation described in (i), (ii) and (iii) of paragraph (F) above to the relevant Borrower and the Facility Agent:
(i)with respect to each Borrower, on or prior to the first date after the date hereof on which a payment from such Borrower is required hereunder, establishing an exemption from U.S. federal withholding Tax in the case of a Borrower that is not a “United States Person” within the meaning of section 7701(a)(30) of the Code, (as if such Borrower were a US Tax Obligor);
(ii)with respect to each Borrower, if a Lender becomes a party to this Agreement after the date hereof, on or prior to the first date after the date such Lender becomes a party to this Agreement, on which a payment from such Borrower is required hereunder,
(a)establishing, for so long as such Borrower is not a “United States Person” within the meaning of section 7701(a)(30) of the Code, an exemption from U.S. federal withholding Tax (as if such Borrower were a US Tax Obligor), or

(b)establishing an applicable exemption from or reduction of U.S. federal withholding Tax;
(iii)upon a change in circumstances making any information on the form, certificate or documentation previously provided incorrect or inapplicable and thus requiring a new or additional form, certificate or documentation; and
(iv)when reasonably requested by a Borrower (it being understood that if a form, certificate or documentation previously delivered by a Lender to a Borrower is valid under applicable law, a request by the Borrower for the same form, certificate or documentation (including a newer version thereof) more than 30 days in advance of its anticipated expiration or obsolescence shall not be a reasonable request).
12.FEES
40.1Commitment fee
(A)The Original Borrower shall pay to the Facility Agent for the account of each Lender a commitment fee at a rate equal to 30 per cent. per annum of the Margin.
(B)The accrued commitment fee is payable quarterly (on each of 31 March, 30 June, 30 September and 31 December) in arrears on any undrawn and uncancelled portion of the Commitments for the period from and including the date of this Agreement until and including the last day of the Availability Period.
(C)Notwithstanding paragraphs (A) and (B) above, the Original Borrower shall not be required to pay any such commitment fees to the Facility Agent for the account of any Lender during the period in which such Lender is a Non-Funding Lender.
40.2Front end fees
The Original Borrower shall pay to each Mandated Lead Arranger, front end fees in the amount and at the times agreed in a Fee Letter.
40.3Facility Agent fee
The Original Borrower shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

40.4Security and Intercreditor Agent fee
The Original Borrower shall pay to the Security and Intercreditor Agent (for its own account) a fee in the amount and at the times agreed in a Fee Letter.

PART 5
TAXES, INCREASED COSTS AND INDEMNITIES
13.TAX GROSS-UP AND INDEMNITIES
40.1Definitions
(A)In this Agreement:
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under clause 13.2 (Tax gross-up) or a payment under clause 13.3 (Tax Indemnity).
40.2Tax gross-up
(A)Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(B)The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly.
(C)If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(D)If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(E)Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(F)If an Obligor makes any payment to a Finance Party in respect of or relating to a Tax Deduction, but such Obligor was not obliged to make such payment, the relevant Finance Party shall within five Business Days of demand refund such payment to such Obligor.
(G)Notwithstanding anything to the contrary under this clause 13.2 (Tax gross-up), paragraph (C) of this clause 13.2 (Tax gross-up) shall not apply, and no Party shall be required to increase any payment in respect of which it makes a Tax Deduction, to the extent such Tax Deduction is attributable to:
(i)in the case of a Lender, US federal withholding Tax imposed on amounts payable to or for the account of such Lender under any Finance Document pursuant to a law in effect on the date hereof or, if later, the date such Lender becomes a Lender (other than pursuant to an assignment request by the relevant Borrower under clause 8.13 (Right of repayment and cancellation in relation to a single Lender)), except to the extent that, pursuant to this clause 13.2 (Tax gross-up), additional amounts with respect to such Tax Deduction were payable to such Lender’s assignor immediately before such Lender became a party hereto; or
(ii)in the case of any Lender, US federal withholding Tax imposed on amounts payable to or for the account of such Lender under any Finance Document pursuant to a law in effect on the date such Lender changes its Facility Office, except to the extent that, pursuant to this clause 13.2 (Tax gross-up), additional amounts with respect to such Tax Deduction were payable to such Lender immediately before it changed its Facility Office; or
(iii)United States federal Taxes arising from a Lender’s failure to comply with paragraph (F) of clause 11.5 (FATCA Information) where that Lender is entitled to an exemption from or reduction of withholding Tax.
40.3Tax Indemnity
(A)Except as provided below, the Borrowers shall (within five Business Days of demand by the Facility Agent) indemnify a Finance Party against any loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party for or on account of Tax by that Finance Party in respect of a Finance Document.
(B)Paragraph (A) above shall not apply:

(i)with respect to the Tax assessed on a Finance Party under the law of any jurisdiction in which:
(a)that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(b)that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction;
if in either such case that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or that Finance Party’s Facility Office;
(ii)to the extent a loss, liability or cost is compensated for by an increased payment under clause 13.2 (Tax gross-up);
(iii)to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party;
(iv)to the extent a loss, liability or cost is attributable to an amount that would have been compensated for, but was not so compensated solely because one of the exclusions in paragraph (G) in clause 13.2 (Tax gross-up)) applied; or
(v)with respect to any Tax assessed prior to the date which is 180 days prior to the date on which the relevant Finance Party requests such a payment from the Company, unless a determination of the amount claimed could only be made on or after the first of those dates.
(C)A Finance Party making, or intending to make a claim under paragraph (A) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall provide to the Company a copy of the notification by such Finance Party.
(D)A Finance Party shall, on receiving a payment from an Obligor under this clause, notify the Facility Agent. The Finance Parties will undertake to use reasonable endeavours to obtain reliefs and remissions for taxes and deductions and to reimburse that Obligor for reliefs, remissions or credits obtained (but without any obligation to arrange its tax affairs other than as it sees fit nor to disclose any information about its tax affairs).

40.4Tax Credit
(A)If:-
(i)an Obligor makes a Tax Payment, and
(ii)a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment, and
(iii)that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in but for its utilisation of the Tax Credit.
(B)Nothing in this clause will:
(i)interfere with the rights of any Finance Party to arrange its affairs in whatever manner it thinks fit; or
(ii)oblige any Finance Party to disclose any information relating to its Tax affairs or computations.
40.5Stamp Taxes
The Company shall, within five Business Days of demand, pay and indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document other than in respect of an assignment or transfer by a Lender.
40.6Value added tax
(A)All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT against delivery of an appropriate VAT invoice.
(B)Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that obligation shall be deemed to extend to all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither the Finance Party nor any other member of any VAT group of which it is a member is entitled to credit or repayment of the VAT.
40.7FATCA Deduction
(A)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(B)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), and in any case at least three Business Days prior to making a FATCA Deduction, notify the Party to whom it is making the payment and, on or prior to the day on which it notifies that Party, shall also notify the Company, the Facility Agent and the other Finance Parties.
14.INCREASED COSTS
40.1Increased costs
(A)Subject to clause 14.3 (Exceptions) a Borrower shall, within five Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of the introduction of or any change in (or in the interpretation, administration or application by any governmental body or regulatory Authority of) any law or regulation (whether or not having the force of law, but if not, being of a type with which that Finance Party or Affiliate is expected or required to comply), or as a result of the implementation or application of, or compliance with, Basel III, CRD IV or any law or regulation that implements or applies Basel III or CRD IV.
(B)In this Agreement “Increased Costs” means:
(i)a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
(ii)an additional or increased cost; or
(iii)a reduction of any amount due and payable under any Finance Document,

which is (a) material and (b) incurred or suffered by a Finance Party or any of its Affiliates but only to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
40.2Increased cost claims
(A)A Finance Party intending to make a claim pursuant to clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.
(B)Each Finance Party shall provide a certificate confirming the amount of its Increased Costs.
40.3Exceptions
(A)Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)attributable to a Tax Deduction required by law to be made by an Obligor provided that this clause is without prejudice to any rights which the affected Lender may have under clause 13.2 (Tax gross-up) to receive a grossed up payment;
(ii)attributable to a FATCA Deduction required to be made by a Party;
(iii)the subject of a claim under clause 13.3 (Tax Indemnity) (or might be or have been the subject of a claim under clause 13.3 (Tax Indemnity) but for any of the exclusions in paragraph (B) of clause 13.3 (Tax Indemnity));
(iv)incurred prior to the date which is 180 days prior to the date on which the Finance Party makes a claim in accordance with clause 14.2 (Increased cost claims), unless a determination of the amount incurred could only be made on or after the first of those dates;
(v)attributable to the wilful breach by the relevant Finance Party or any of its Affiliates of any law or regulation; or
(vi)attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment contained in Basel III)

(“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
(B)In this clause 14.3 (Exceptions), a reference to a “Tax Deduction” has the same meaning given to the term in clause 13.1 (Definitions).
15.OTHER INDEMNITIES
40.1Currency indemnity
(A)If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)making or filing a claim or proof against that Obligor; or
(ii)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(B)Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
40.2Other indemnities
Each Obligor shall, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(A)the occurrence of any Event of Default;
(B)a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(C)funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of a Default or an act or omission on the part of an Obligor; and
(D)a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower.
40.3Indemnity to the Agents
Each Obligor shall promptly on demand, indemnify each Agent against:
(A)any cost, loss or liability incurred by that Agent (acting reasonably) as a result of:
(i)investigating any event which it reasonably believes is a Default;
(ii)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised by an Obligor; or
(iii)instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and
(B)any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by that Agent (otherwise than by reason of that Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 28.9 (Disruption to Payment Systems etc.) notwithstanding the relevant Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the relevant Agent) in acting as Agent under the Finance Documents, where such cost, loss or liability arises from any action, suit, claim, investigation or proceeding which is commenced or threatened by a third party or any Finance Party against that Agent.
16.MITIGATION BY THE LENDERS
40.1Mitigation
(A)Each Finance Party shall, in consultation with the Company, use all reasonable endeavours to mitigate or remove any circumstances which arise and which would result in any facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 8.2 (Illegality), clause 13.2 (Tax gross-up), clause 14.1 (Increased costs) or clause

11.2 (Market disruption) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(B)Paragraph (A) above does not in any way limit the obligations of any Obligor under the Finance Documents.
(C)Each Finance Party shall notify the Facility Agent as soon as it becomes aware that any circumstances of the kind described in paragraph (A) above have arisen or may arise. The Facility Agent shall notify the Company promptly of any such notification from a Finance Party.
40.2Limitation of liability
(A)Each Obligor shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 16.1 (Mitigation).
(B)A Finance Party is not obliged to take any steps under clause 16.1 (Mitigation) if, in the bona fide opinion of that Finance Party (acting reasonably), to do so might in any way be prejudicial to it.

PART 6
FINANCIAL INFORMATION
17.INFORMATION UNDERTAKINGS
The undertakings in this clause remain in force from the date of this Agreement until the Discharge Date.
40.1Books of account and auditors
Each Obligor shall:
(A)keep proper books of account relating to its business; and
(B)appoint and maintain as its auditors any Auditor.
40.2Financial statements
(A)The Original Borrower shall supply to the Facility Agent (in sufficient copies as most recently notified by the Facility Agent as being sufficient to allow one copy for each Lender):
(i)as soon as they become available, but in any event within 180 days of the end of each financial year, its audited consolidated financial statements for that financial year; and
(ii)within 90 days of the end of each quarter, its unaudited quarterly consolidated financial statements for that period.
(B)If during any financial year of any Borrower there is a material change in the nature and extent of the accounting transactions which that Borrower enters into, it shall promptly inform the Facility Agent thereof and that Borrower shall, if instructed to do so by the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)), supply to the Facility Agent (in sufficient copies for each Lender), as soon as they become available, but in any event within 180 days of request, its audited consolidated financial statements for its last financial year.
40.3Year-end
No Borrower shall change its Accounting Reference Date without the consent of the Majority Lenders.

40.4Form of financial statements
(A)The Original Borrower must ensure that each set of financial statements supplied under this Agreement:
(i)is certified by an Authorised Signatory of the relevant Borrower as a true and correct copy; and
(ii)gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition of the relevant Borrower for the period to the date on which those financial statements were drawn up.
(B)Unless otherwise agreed with the Facility Agent, all accounts delivered under this Agreement shall be prepared in accordance with the Approved Accounting Principles.
(C)The Original Borrower must notify the Facility Agent of any material change to the manner in which any audited financial statements delivered under this Agreement are prepared.
(D)If requested by the Facility Agent, the Original Borrower must supply to the Facility Agent:
(i)a full description of any change notified under paragraph (B) above and the adjustments which would be required to be made to those financial statements in order to cause them to use the accounting policies, practices, procedures and reference period upon which such financial statements were prepared prior to such change; and
(ii)sufficient information, in such detail and format as may be required by the Facility Agent (acting reasonably), to enable the Lenders to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited financial statements delivered to the Facility Agent under this Agreement prior to such change.
40.5Compliance Certificate
(A)A Borrower must supply to the Facility Agent a Compliance Certificate with each set of financial statements sent to the Facility Agent under clauses 17.2 (Financial statements), above certifying the matters specified in clause 17.4(A) above and compliance with the financial covenants in clauses 19.1 (Debt cover ratio) and 19.2 (Interest cover ratio) below.

(B)A Compliance Certificate supplied in accordance with paragraph (A) above must be signed by two Authorised Signatories of the relevant Borrower.
40.6Information: Miscellaneous
Each Obligor shall supply to the Facility Agent, in sufficient copies for all the Lenders, if the Facility Agent so requests:
(A)all documents dispatched by each Obligor to its Shareholders (or any class of them) or its creditors generally, at the same time as they are dispatched;
(B)promptly after becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are currently threatened or pending against any Guarantor or any member of the Group; and
(C)promptly, such further information regarding the financial condition, assets, business and operations of any Guarantor or any member of the Group as any Finance Party (acting through the Facility Agent) may reasonably request.
40.7Notification of Default
Each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
40.8“Know your customer” and “customer due diligence” requirements
(A)If:
(i)the introduction of or any change in (or in the interpretation, administration or application by any government or regulatory Authority of) any law or regulation (having the force of law) made after the date of this Agreement;
(ii)any change in the status of an Obligor (or of a holding company of an Obligor (including a change in the public company status of KEL)) or the composition of the shareholders of an Obligor (or of a holding company of an Obligor (other than a change in the composition of the shareholders of KEL)) after the date of this Agreement; or
(iii)a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges any Agent or any Lender (or, in the case of paragraph (C) below, any prospective new Lender) to comply with “know your customer”, “customer due diligence” or similar identification procedures in circumstances where the necessary information is not already available to it (or, in the case of paragraph (C) below, cannot be provided by the transferring Lender from information already provided to it), the Company shall, as soon as reasonably practicable upon the request of the relevant Agent or the relevant Lender, supply, or procure the supply of, such reasonable documentation and other evidence as is within an Obligor’s possession and control to enable such Agent or such Lender to comply with all necessary “know your customer”, “customer due diligence” or other similar checks required under the relevant laws and regulations, including the USA Patriot Act.
(B)Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent, as the case may be, to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(C)The Original Borrower shall, by not less than 10 Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of KEL's subsidiaries becomes an Additional Guarantor pursuant to this Agreement.
(D)Following the giving of any notice pursuant to paragraph (C) above, if the accession of such Additional Guarantor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Original Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such subsidiary to this Agreement as an Additional Guarantor.

40.9Use of websites
(A)Except as provided below, each Obligor may deliver any information under this Agreement to the Facility Agent by posting it on to an electronic website if:
(i)it maintains or has access to an electronic website for this purpose and provides the Facility Agent with the details and password to access the website and the information; and
(ii)the information posted is in a format required by this Agreement or is otherwise agreed between each Obligor and the Facility Agent (whose approval shall not be unreasonably withheld or delayed).
The Facility Agent must supply each relevant Lender with the address of and password for the website.
(B)Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:
(i)any Lender who notifies the Facility Agent in writing (copied to each Obligor) that it does not wish to receive information via the website; and
(ii)within ten Business Days of request, any other Lender, if that Lender so requests.
(C)Each Obligor must promptly upon becoming aware of its occurrence, notify the Facility Agent if:
(i)the website cannot be accessed;
(ii)the website or any information on the website is infected by any electronic virus or similar software;
(iii)the password for the website is changed; or
(iv)any information to be supplied under this Agreement is posted on the website or amended after being posted.
(D)If the circumstances in sub-paragraph (C)(i) or (C)(ii) above occur, an Obligor must supply any information required under this Agreement in paper form until the circumstances giving rise to the notification are no longer continuing and the information can be provided in accordance with paragraph (A) above.

40.10DAC6
(A)In this clause 17.10, “DAC6” means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.
(B)Each Obligor shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):
(i)promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Finance Documents or any transaction carried out (or to be carried out) in connection with any transaction contemplated by the Finance Documents contains a hallmark as set out in Annex IV of DAC6, provided that, for the avoidance of doubt, nothing in this clause requires any Obligor to make such analysis or obtain such advice; and
(ii)promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made to any governmental or taxation authority by or on behalf of any member of the Group or by any adviser to such member of the Group in relation to DAC6 or any law or regulation which implements DAC6 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).

PART 7
REPRESENTATIONS, COVENANTS, EVENTS OF DEFAULT
18.REPRESENTATIONS
Each Obligor makes the representations and warranties set out in this clause to each Finance Party and acknowledges that each Finance Party has entered into the Finance Documents in full reliance on those representations and warranties.
40.1Status
(A)It is a limited liability company or an exempted company or a corporation (as the case may be), duly incorporated or duly formed (as applicable) and validly existing under the laws of its jurisdiction of incorporation or formation.
(B)It has the power to own its assets and carry on its business as it is being conducted.
40.2Legal validity
Each Finance Document to which it is a party constitutes, or will constitute when executed, its valid, legally binding and enforceable obligations in accordance with its terms (subject to any limitation on enforcement under law or general principles of equity or qualifications which are specifically set out in any legal opinion delivered as a Condition Precedent) and that, so far as it is aware having made all due and careful enquiries, each Finance Document is in full force and effect.
40.3Non-conflict
The entry into and performance by it of, and the transactions contemplated by the Finance Documents to which it is a party do not conflict with:
(A)any applicable law or regulation;
(B)its constitutional documents; or
(C)any agreement binding upon it,
to the extent which has, or could reasonably be expected to have, a Material Adverse Effect.

40.4Powers and authority
It has (or had at the relevant time) the power and authority to execute and deliver the Finance Documents to which it is a party and it has the power and authority to perform its obligations under the Finance Documents to which it is a party and the transactions contemplated thereby.
40.5Authorisations
All Required Approvals have been obtained or effected and are in full force and effect (where a failure to do so has or could reasonably be expected to have a Material Adverse Effect).
40.6Stamp and registration duties
There is no stamp or registration duty or similar Tax or charge in respect of any Finance Document, which has not been made or paid within applicable time periods (where a failure to do so has, or could reasonably be expected to have, a Material Adverse Effect).
40.7No Default
No Default has occurred and is outstanding.
40.8Financial Statements and other factual information
(A)The most recent audited financial statements and interim financial statements delivered to the Facility Agent in accordance with clause 17.2 (Financial statements) (which, at date of this Agreement, is the unaudited financial statements of the Original Borrower as at 30 September 2021):
(i)have been prepared in accordance with the Approved Accounting Principles (if relevant); and
(ii)(if audited) give a true and fair view of, or (if unaudited) fairly represent, its financial condition for the relevant period.
(B)All factual information provided by or under the express direction of any Borrower to the Finance Parties in connection with the Facility was believed by that Borrower at the time it was so provided to be true in all material respects.

40.9Proceedings pending or threatened
Except as disclosed to the Facility Agent in writing prior to the date of this Agreement, no litigation, arbitration or administrative proceeding is pending or threatened which could reasonably be expected to be adversely determined against it and which, if so determined, has, or could reasonably be expected to have, a Material Adverse Effect.
40.10Breach of laws
(A)It has not breached any law or regulation which has, or could reasonably be expected to have, a Material Adverse Effect.
(B)It is in compliance with all environmental laws, a breach of which could reasonably be expected to give rise to a liability on it which has, or could reasonably be expected to have, a Material Adverse Effect and, so far as it is aware having made due and careful enquiry, there is no environmental claim outstanding against it which, if adversely determined, would give rise to a liability on it which has, or could reasonably be expected to have, a Material Adverse Effect.
40.11Ranking of security
Subject to any limitations on enforcement under law or general principles of equity or qualifications set out in any legal opinion delivered as a Condition Precedent, each Security Document when executed confers the Security Interests it purports to confer over the assets referred to in that Security Document and those assets are not subject to any other Security Interest that is not permitted pursuant to clause 20.6 (Negative pledge).
40.12Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with all its other present unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.
40.13No immunity
In any proceedings taken in any relevant jurisdiction in relation to the Finance Documents (or any of them), it shall not be entitled to claim for itself or any of its assets immunity from suit, execution or attachment or other legal process.

40.14Ownership of Obligors
(A)The Company beneficially owns, indirectly, all of the issued share capital of the Guarantors and the Borrowers (other than the Company).
(B)The issued share capital of the Guarantors and the Borrowers is fully paid up and, to the extent beneficially owned by the Company, free of all encumbrances or other third party rights.
(C)To the extent that a member of the Group has entered into a Security Document that creates, or purports to create, a Security Interest over any shares:
(i)such shares are free from any restrictions as to transfer or registration (including pursuant to the creation or enforcement of any Security Interest); and
(ii)no company whose shares are subject to such Security Interest and which is incorporated in the United Kingdom keeps information in respect of its members on the central register kept by the registrar at Companies House.
40.15Sanctions
Neither the Obligors, nor any member of the Group, nor (to the knowledge of any Obligor) any of its or the Group’s respective directors, officers, employees, nor any persons acting on the Group’s behalf:
(A)is a Restricted Party or is engaging in or has engaged in any transaction or conduct that could reasonably be expected to result in it becoming a Restricted Party; or
(B)has received notice of, or is aware of, any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority, provided that this representation is not made to or for the benefit of a Finance Party (other than any Finance Party which has notified the Facility Agent that the following carve-out shall not apply to it or any of its directors, officers or employees) or any director, officer or employee thereof, to the extent that this provision would expose the Finance Party or any director, officer or employee thereof to liability under any applicable anti-boycott or blocking law, regulation or statute.

40.16Anti-corruption law
(A)Each member of the Group has conducted its businesses in compliance with applicable anti-corruption and anti-money laundering laws and regulations and has instituted and maintains and enforces policies and procedures designed to promote and achieve compliance with such laws and regulations.
(B)Each Obligor confirms no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving that Obligor with respect to anti-corruption and anti-money laundering laws is pending and, to the best of that Obligor’s knowledge, no such actions, suits or proceedings are threatened or contemplated.
(C)No member of the Group, nor any of their directors, officers, agents or representatives, have, for the purpose of gaining or maintaining unlawful or improper benefits for the Group, directly or indirectly: (i) violated applicable anti-corruption laws or made, undertaken, offered to make, promised to make or authorized the payment or giving of a prohibited payment; (ii) used funds or other assets, or made any promise or undertaking in such regard, for the establishment or maintenance of a secret or unrecorded fund; or (iii) made any false or fictitious entries in any books or records of any member of the Group relating to any prohibited payment with respect to the transactions contemplated by this Agreement.
40.17Federal Reserve Regulations
(A)No Obligor is engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
(B)No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System of the U.S.
40.18Investment Companies
No Obligor (i) is and, (ii) after giving effect to any Utilisation and the application of the proceeds thereof, will be, an “investment company” as defined in the US Investment Company Act of 1940, as amended (the “1940 Act”).
40.19Employee Benefit Plans
(A)No ERISA Event has occurred or is reasonably expected to occur that has resulted in or is reasonably expected to result in a Material Adverse Effect.

(B)All US Obligors and their ERISA Affiliates (as applicable) are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations thereunder with respect to each Single Employer Plan, except for instances of non-compliance that would not reasonably be expected to result in a material adverse effect on the ability of the Obligors (taken as a whole) to perform their obligations under the Finance Documents.
40.20Solvency
Each US Obligor and each of its subsidiaries which is organised under the laws of any state of the US is US Solvent.
40.21Beneficial Ownership
(A)The Original Borrower does not qualify as a “legal entity customer” under the Beneficial Ownership Regulation.
(B)To the extent furnished, the information included in a Beneficial Ownership Certification is true and correct in all respects.
40.22Tax Affairs
(A)Each Obligor and each Subsidiary has properly and timely filed all income Tax returns and all other material Tax returns, declarations and reports that it is required by applicable Tax law to file;
(B)all such Tax returns, declarations and reports were true, correct and complete in all material respects; and
(C)all Taxes owed by or on behalf of each Obligor and each Subsidiary under applicable Tax laws have been timely paid, except where:
(i)such Taxes are being contested in good faith; and
(ii)adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Facility Agent under clause 17.2 (Financial statements).
40.23Times for making representations
(A)The representations set out in this clause 18 are made by each Obligor on the date of this Agreement. Each Repeating Representation is deemed to be repeated by each Obligor on the date of each Utilisation Request, each Utilisation Date and on the first day of each Interest Period.
(B)When a representation is repeated, it is applied to the facts and circumstances existing at the time of repetition.
19.FINANCIAL COVENANTS
40.1Debt cover ratio
The Company undertakes that on each Calculation Date the ratio of Consolidated Total Net Borrowings to EBITDAX of the Group for the Measurement Period shall be less than or equal to 3.50:1.00.
40.2Interest cover ratio
The Company undertakes that on each Calculation Date the ratio of EBITDAX of the Group to the Net Interest Payable of the Group for the Measurement Period shall be greater than or equal to 2.25:1.00.
40.3Calculation of ratios upon a Calculation Trigger Event
(A)The Company will give written notice to the Facility Agent of the anticipated occurrence of any Calculation Trigger Event together with pro forma calculations of the ratio of Consolidated Total Net Borrowings to EBITDAX of the Group and EBITDAX of the Group to the Net Interest Payable of the Group for the relevant Measurement Period.
(B)The pro forma calculations referred to in paragraph (A) above will incorporate all debt and interest of the Group, ignoring any debt that must be mandatorily prepaid as a result of the relevant Calculation Trigger Event (and also ignoring any related interest) and including any debt envisaged to be incurred (and including any interest that would have been payable had that debt been incurred at the beginning of the relevant Measurement Period) by the Group pursuant to the relevant Calculation Trigger Event as though that debt had been incurred at the beginning of the relevant Measurement Period.
(C)The Company may only proceed with a Calculation Trigger Event which is listed in paragraph (B)(iv) or (B)(v) of the definition of Calculation Date if the pro forma calculations referred to in paragraph (A) above show that the financial covenants in clause 19.1 (Debt cover ratio) and in clause 19.2 (Interest cover ratio) would be met for the relevant Measurement Period, or otherwise only with the consent of the Majority Lenders.

(D)The Company may only proceed with a Calculation Trigger Event which is listed in paragraph (B)(i), (B)(ii) or (B)(iii) of the definition of Calculation Date if the pro forma calculations referred to in paragraph (A) above show that the financial covenants in clause 19.1 (Debt cover ratio) and in clause 19.2 (Interest cover ratio) would be met for the relevant Measurement Period, or otherwise only with the consent of each Lender.
20.GENERAL UNDERTAKINGS
The undertakings in this clause shall remain in force from the date of this Agreement until the Discharge Date.
40.1Corporate existence
Each Obligor shall maintain its corporate existence.
40.2Authorisations
Each Obligor shall promptly obtain and comply with Required Approvals where a failure to do so would have a Material Adverse Effect.
40.3Compliance with laws
Each Obligor shall comply with all laws and regulations (including compliance with environmental laws, permits and licences) applicable to it where failure to do so would have a Material Adverse Effect.
40.4Pari passu ranking
Each Obligor shall ensure that at all times its payment obligations to the Finance Parties under the Finance Documents rank at least pari passu as to priority of payment with all its other present and future unsecured and unsubordinated Financial Indebtedness, except for claims mandatorily preferred by operation of law applying generally.
40.5Security
Each Obligor shall undertake all actions reasonably necessary (including the making or delivery of filings and payment of fees) to maintain the Security Interests under the Security Documents to which it is a party in full force and effect (including the priority thereof).

40.6Negative pledge
(A)Other than Permitted Security, a Ghana Obligor shall not create or permit to exist any Security Interest over any of its assets.
(B)Other than as permitted under limbs (A), (B), (E), (F) (other than in respect of receivables financing), (H) or (I) of the definition of Permitted Security, KEGI and KEGHL shall not create or permit to exist any Security Interest over any of their assets.
(C)Notwithstanding paragraph (B) above, KEGHL shall not create or permit to exist any Security Interest over its shares in KEGI.
(D)Notwithstanding paragraph (B) above, other than any Security Interest created by way of a floating charge pursuant to a “Finance Document” (as defined in the RBL Facility Agreement), KEO shall not create or permit to exist any Security Interest over its shares in KEGHL.
(E)Notwithstanding paragraph (B) above, other than as permitted under limbs (A), (B), (E), (F) (other than in respect of receivables financing), (H) or (I) of the definition of Permitted Security and any Security Interest granted by the GOM Obligors in connection with the GoM Loan, the GOM Obligors shall not create or permit to exist any Security Interest over any of their assets, provided that the GOM Obligors may create or permit to exist any Security Interest over any of their assets in favour of the providers of Financial Indebtedness to any member of the Group for the purposes of an acquisition if pro forma calculations of the ratio of Consolidated Total Net Borrowings to EBITDAX of the Group for the 12 Month period ending with the latest quarterly consolidated financial statements filed by the Company with the U.S. Securities and Exchange Commission before the occurrence of such Financial Indebtedness (being the “Measurement Period” for the purposes of these pro forma calculations), incorporating the secured Financial Indebtedness envisaged to be incurred by the Group (including any interest that would have been payable had that Financial Indebtedness been incurred at the beginning of the relevant Measurement Period) and the earnings before interest, taxes, depreciation, amortisation and exploration of the assets, business or companies envisaged to be acquired by the Group as though that Financial Indebtedness had been incurred, and the assets, business or companies acquired, at the beginning of the Measurement Period show no increase in the ratio of Consolidated Total Net Borrowings to EBITDAX of the Group as a result of such secured Financial Indebtedness, taking into account the assets, business or companies envisaged to be acquired by the Group.

(F)Paragraph (E) above will cease to apply from the date on which the Company certifies in a Compliance Certificate delivered pursuant to clause 17.5(A) that the ratio of Consolidated Total Net Borrowings to EBITDAX of the Group calculated pursuant to clause 19.3 (Calculation of ratios upon a Calculation Trigger Event) for any Measurement Period is less than 1.50:1.00.
40.7Change of business
KEL shall procure that no substantial change is made to the general nature of the business of the Obligors or the Group taken as a whole from that carried on by the Group as at the date of this Agreement.
40.8Disposals
(A)Subject to clauses 8.4 (Ghana Petroleum Agreement Medium Sale Event), 8.5 (Ghana Petroleum Agreement Large Sale Event) and 19.3 (Calculation of ratios upon a Calculation Trigger Event), other than Permitted Disposals, an Obligor shall not, either in a single transaction or in a series of transactions and whether related or not, dispose of all or a material part of its assets.
(B)Notwithstanding any other provision of this Agreement or any other Finance Document, KEO shall have full flexibility and discretion to deal with its subsidiaries and its and their assets, other than its interests in:
(i)any other Obligor;
(ii)the assets of any other Obligor; or
(iii)any asset which is the subject of a Security Document,
in such manner as it sees fit and at its discretion including, but without limitation, the flexibility to sell, farm-out, dispose of, transfer, grant Security Interests over, distribute by way of dividend, restructure, consolidate or merge or otherwise part with ownership and possession of such subsidiary and/or assets.
40.9Financial Indebtedness
Notwithstanding any other provision of this Agreement, in the event that the holders of HY Notes benefit from provisions relating to the restriction of Financial Indebtedness of the Group which are more onerous than those set out in this Agreement, KEL shall incorporate into this Agreement, mutatis mutandis, clauses which are equivalent to the relevant provisions of the HY Notes.

40.10Ghana Financial Indebtedness
Other than Permitted Financial Indebtedness, a Ghana Obligor shall not incur any Financial Indebtedness.
40.11Guarantees
Except in the case of Permitted Financial Indebtedness, no Ghana Obligor may, without the approval of the Majority Lenders (acting reasonably), enter into guarantees or indemnities in respect of obligations or liabilities of any person (excluding Ghana Obligors).
40.12Mergers
No Obligor may enter into any amalgamation, consolidation, demerger, merger, division or reconstruction or winding-up without the consent of the Majority Lenders, except on a solvent basis and in circumstances where the Obligor remains the legal entity following such amalgamation, consolidation, demerger, merger, division or reconstruction or winding-up. The restriction in this clause 20.12 (Mergers) shall not apply to any DGE Rationalisation Event.
40.13Ghana Obligor loans
(A)Except as provided in paragraph (B) below, no Ghana Obligor may be a creditor in respect of any Financial Indebtedness.
(B)Paragraph (A) does not apply to:
(i)any loans made pursuant to a loan agreement between any Ghana Obligors;
(ii)any credit provided under a Project Agreement;
(iii)any trade credit in the ordinary course of day to day business;
(iv)loans or other credit not exceeding USD 100 million (or its equivalent in other currencies) in aggregate at any one time;
(v)any loans permitted under the RBL Facility Agreement; or
(vi)any other credit approved by the Majority Lenders (acting reasonably).

40.14Non-Ghana Obligor loans
(A)Except as provided in paragraph (B) below, no Non-Ghana Obligor may be a creditor in respect of any Financial Indebtedness.
(B)Paragraph (A) above does not apply to:
(i)any loans made in the ordinary course of day to day business;
(ii)any loans made to a member of the Group;
(iii)loans or other credit not exceeding USD 50 million (or its equivalent in other currencies) in aggregate at any one time; or
(iv)any other loans or credit approved by the Majority Lenders (acting reasonably).
40.15Tax affairs
Each Obligor shall:
(A)timely and properly file or cause to be filed all income Tax returns and all other material Tax returns, declarations and reports that it or a Subsidiary is required by applicable Tax law to file, and all such Tax returns, declarations and reports will be true, correct and complete in all material respects;
(B)pay or cause to be paid all Taxes owed by such Obligor or its Subsidiaries, within the time period allowed without incurring penalties unless and only to the extent that:
(i)such payment is being contested in good faith; and
(ii)adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Facility Agent under clause 17.2 (Financial statements).
40.16Permitted Acquisitions
No Ghana Obligor may, without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)), make any acquisition of, or investment in, any assets, rights or property (but excluding for the avoidance of doubt any payment of Financing Costs or Project Costs (in each case as defined in the RBL Facility Agreement)) which is not a Permitted Acquisition.

40.17Distributions
(A)Subject to paragraph (C) below, each Obligor may make, declare or pay a Shareholder Distribution, subject to there being no Default or Event of Default continuing and provided that no Default or Event of Default would occur by making such Shareholder Distribution.
(B)For the avoidance of doubt, nothing in paragraph (A) above shall restrict an Obligor from making a Shareholder Distribution at any time (including at a time when a Default or an Event of Default is continuing) to the extent that the payment of such Shareholder Distribution is mandatory under the rules of any Stock Exchange.
(C)In the event that KEL issues HY Notes and agrees, under the terms of the HY Notes and any related documentation, to restrictions on the ability to make Shareholder Distributions which are different to those set out in this clause 20.17, KEL shall agree to be bound by the same restrictions set out therein as if those provisions were set out, mutatis mutandis, in full in this Agreement.
40.18Application of the Loans
(A)No Borrower shall (and the Original Borrower shall ensure that no other member of the Group shall) permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to fund or facilitate any trade, business or other activities:
(i)relating to, involving or for the benefit of any Restricted Party; and/or
(ii)in any other manner that would result in any member of the Group or a Finance Party or its US Affiliate being in breach of any Sanctions or becoming a Restricted Party.
(B)No Obligor shall (and the Original Borrower shall ensure that no other member of the Group shall) fund all or part of any payment under the Facility out of proceeds derived, directly or indirectly, from any trade, business or other activities with a Restricted Party or in any other manner that would reasonably be expected to result in any member of the Group or a Finance Party or its US Affiliate being in breach of any Sanctions (if and to the extent applicable to any of them) or becoming a Restricted Party.

(C)Each Obligor shall (and the Original Borrower shall procure that each member of the Group shall) comply with Sanctions and maintain in effect and enforce policies and procedures designed to ensure such compliance.
40.19Anti-corruption law
(A)No Borrower shall (and the Original Borrower shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach, or cause a Finance Party to breach, the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 (15 USC. §§ 78dd-1 et seq.) or other similar legislation applicable to it or the Finance Parties.
(B)Each Obligor shall (and the Original Borrower shall ensure that each other member of the Group will):
(i)conduct its businesses in compliance with applicable anti-corruption and anti-money laundering laws and regulations; and
(ii)maintain and enforce policies and procedures designed to promote and achieve compliance with such laws and regulations, including the United States Foreign Corrupt Practices Act of 1977.
(C)In connection with the transactions contemplated by this Agreement, no Obligor will (and the Company shall ensure that no other member of the Group will), directly or indirectly, authorize, offer, promise, or make payments of anything of value, including but not limited to cash, cheques, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value to: (i) an executive, official, employee or agent of a governmental department, agency or instrumentality, (ii) a director, officer, employee or agent of a wholly or partially government-owned or controlled company or business, (iii) a political party or official thereof, or candidate for political office, (iv) a Foreign Public Official, or (v) any other person; while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (1) influencing any act, decision or failure to act by any such person in his or her official capacity, (2) inducing any such person to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, or (3) securing an unlawful advantage; in order to obtain, retain or direct business.
40.20Insurance
The Company and each Ghana Obligor shall maintain insurances, with reputable independent insurance companies or underwriters, on and in relation to their respective business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.
40.21Information undertakings
In the event that the RBL Facility Agreement is repaid and either not replaced or replaced by a facility with obligations relating to the supply of information which are substantially less onerous than those set out in the RBL Facility Agreement, KEL shall incorporate into this Agreement for information purposes only, mutatis mutandis, clauses which are equivalent to the following clauses of the RBL Facility Agreement (as such clauses existed as at the first date of this Agreement): clauses 24.6 (Project Information and Hedging Information), 24.8 (Sources and Uses), 24.9 (Approved Development) and 24.10 (Compliance with Remedial Plan).
40.22Constitutional documents
Each Obligor shall notify the Facility Agent of any amendment to any of its constitutional documents in a manner that has, or could reasonably be expected to have, a Material Adverse Effect.
40.23RBL Facility Agreement
KEL shall procure that no amendment or waiver of any term of the RBL Facility Agreement (or the “Finance Documents”, as defined therein) may be made if the amendment or waiver is:
(A)an amendment or waiver constituting an increase in the Margin (as defined in the KEFI Intercreditor Agreement), or the inclusion of an additional margin, relating to the Senior Liabilities (as defined in the KEFI Intercreditor Agreement) (as applicable) other than such an increase or addition which is contemplated by the Senior Finance Documents (as defined in the KEFI Intercreditor Agreement) as at the date of this Agreement;
(B)an amendment or waiver constituting an increase in, or addition of, any fees or commission other than such an increase or addition which is contemplated by the Senior Finance Documents (as defined in the KEFI Intercreditor Agreement) as at the date of this Agreement or which is as a result of a refinancing of the Senior Liabilities (as defined in the KEFI Intercreditor Agreement); or
(C)any amendment or waiver of the equity cure provisions in clause 29.2 (Breach of financial covenant) of the RBL Facility Agreement in relation to breaches of the “LLCR”, “FLCR”, “ICR” or “DCR” financial covenants (each as defined in the RBL Facility Agreement).

40.24Trust Indenture
(A)Pursuant to clause 20.9 (Financial Indebtedness) above, KEL undertakes that it will not incur, and will procure that no member of the Group incurs, Financial Indebtedness which would not be permitted pursuant to the requirements of Section 4.09 (Limitation of Debt) of the Trust Indenture. This clause 20.24 shall apply only for so long as Section 4.09 of the Trust Indenture is in effect.
(B)KEL shall supply to the Facility Agent (in sufficient copies as notified by the Facility Agent) a conformed copy of the Trust Indenture within 10 Business Days following any amendment, restatement or waiver thereof.
40.25Compliance with US Regulations
No Obligor shall (and the Original Borrower shall ensure that no other member of the Group will) become an “investment company” as such term is defined in the 1940 Act.
40.26ERISA reporting requirements
Each US Obligor shall promptly and in any event within 10 Business Days after such Obligor knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to have a Material Adverse Effect, deliver to the Facility Agent a statement describing such ERISA Event and the action, if any, that such Obligor or the applicable ERISA Affiliate has taken and proposes to take with respect thereto.
40.27Beneficial Ownership Certification notification
To the extent that a Beneficial Ownership Certification has been delivered pursuant to this Agreement, the Company shall promptly, and in any event within 10 Business Days after such change, notify the Facility Agent of any change in the information provided in such Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.
21.EVENTS OF DEFAULT
Each of the events or circumstances set out in this clause is an Event of Default (save for clauses 21.16 (Acceleration) and 21.17 (Automatic Acceleration)), unless otherwise stated.
40.1Non-payment
An Obligor does not pay any amount payable by it to any Finance Party (or to the Facility Agent for its own account) under the Finance Documents in the manner and on the date required under the Finance Documents within five Business Days of its due date.
40.2Breach of financial covenant
The Company does not comply with the provisions of the Financial Covenants, provided that where the debt cover ratio in clause 19.1 (Debt cover ratio) or interest cover ratio in clause 19.2 (Interest cover ratio) has been breached, the Borrowers shall have 45 days within which to remedy any breach of the relevant financial covenant by means of a prepayment and/or a cancellation of the Facility where any prepayment is funded by the provision of Additional Debt subordinated on terms acceptable to the Majority Lenders (acting reasonably), or by the contribution of equity to the capital of a Borrower or by taking such other remedial action as may be approved by the Majority Lenders provided always that the Company shall be entitled to remedy any such breach not more than twice in total and not more than once in any 12 Month period.
40.3Breach of other obligations
An Obligor does not comply with any other provision of the Finance Documents to which it is either a party or in respect of which it agrees to be bound pursuant to clauses 27.2 (Accession to the Intercreditor Agreements) and 27.3 (Authority of Facility Agent, the Company and the Security and Intercreditor Agent) and becomes bound pursuant to clauses 2.5 (Agreement binding on Junior Obligors) and 2.6 (Agreement binding on Senior Obligors) of the KEFI Intercreditor Agreement and clause 2.5 (Agreement binding on Obligors) of the KEL Intercreditor Agreement (other than in respect of non-payment or breach of a Financial Covenant), unless the non-compliance is:
(A)capable of remedy; and
(B)remedied within 30 days of the earlier of the Facility Agent giving notice or the Obligor becoming aware of the non-compliance.
40.4Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made (or, in the case of a representation or statement that contains a materiality concept, is or proves to have been incorrect or misleading in any respect when made or deemed to be made), unless the misrepresentation is:
(A)capable of remedy; and

(B)remedied within 30 days of the earlier of the Facility Agent giving notice or the relevant Obligor becoming aware of the misrepresentation, provided that paragraphs (A) and (B) will not apply to any representation made or deemed to be made by an Obligor under clause 18.15 (Sanctions) and clause 18.16 (Anti-corruption law).
40.5Cross-default
(A)Any Financial Indebtedness of any Obligor is not paid when due nor within any applicable grace period.
(B)Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) and such amount is not paid when due.
(C)Notwithstanding paragraphs (A) and (B) above, no Event of Default will occur under this clause if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness is less than USD 100 million (or its equivalent in any other currency or currencies) or if the relevant event or default has been waived, or if such event or default is caused by a Disruption Event, provided that, in the case of a Disruption Event the requisite payment is made within five Business Days.
40.6Insolvency
Any of the following occurs in respect of an Obligor:
(A)it is, or is deemed for the purposes of any law to be, unable to, or admits its inability to, pay its debts as they fall due or is or becomes insolvent or a moratorium is declared in relation to its indebtedness generally; or
(B)it stops or suspends or threatens to suspend, or announces an intention to stop or suspend making payment of all or any class of its debts as they fall due in default of the obligation to make the relevant payment.
40.7Insolvency proceedings
(A)Except as provided in paragraph (B) below, any of the following occurs in respect of an Obligor:
(i)a written resolution is passed or a resolution is passed at a meeting of its shareholders, directors or other officers to petition for or to file documents with a court or any registrar for its winding-up, administration or dissolution;
(ii)any person presents a petition, or files documents with a court or any registrar for its winding-up, administration or dissolution;
(iii)an order for its winding-up, administration or dissolution is made;
(iv)any liquidator, provisional liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any material part of its assets;
(v)a moratorium is declared in relation to the indebtedness of an Obligor;
(vi)its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, provisional liquidator, receiver, administrative receiver, administrator or similar officer;
(vii)any composition, compromise, assignment or arrangement is made with any of its creditors; or
(viii)any other analogous step or procedure is taken in any jurisdiction.
(B)Paragraph (A) does not apply to:
(i)any step or procedure which is part of (x) a re-organisation of an Obligor on a solvent basis with the consent of the Majority Lenders (acting reasonably) or (y) a DGE Rationalisation Event; or
(ii)an IPO Reorganisation; or
(iii)in the case of sub-paragraph (ii) or (iv) (or any step or procedure under sub-paragraph (vi) that is analogous to sub-paragraph (ii) or (iv)), if the relevant step, petition or filing is made by a person other than an Obligor, shareholder or their respective officers or directors and the relevant Obligor is taking steps in good faith and with due diligence for such proceedings or action to be stayed, discontinued, revoked or set aside and the same is stayed, discontinued, revoked or set aside within a period of 60 days; or

(iv)any Enforcement Action that applies to assets having an aggregate value of less than USD 100 million (or its equivalent in other currencies).
40.8Creditors’ process
Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of an Obligor, having an aggregate value of at least USD 15 million (or its equivalent in other currencies), and is not discharged within 45 days.
40.9Unlawfulness and Invalidity of the Finance Documents
If all or any part of a Finance Document is not, or ceases to be, a legal, valid, binding and enforceable obligation of an Obligor, and
(A)the Company fails, within 30 days of becoming aware of the matter, to procure the execution of a substitute agreement or agreements on substantially the same terms and with a commercially qualified party or parties acceptable to the Majority Lenders (acting reasonably); or
(B)the matter is not otherwise remedied within 30 days of an Obligor becoming aware of the matter.
40.10Cessation of Business
An Obligor ceases, or threatens to cease, all or a substantial part of its business (as carried on the date of this Agreement) other than pursuant to a DGE Rationalisation Event.
40.11Expropriation
Any Government (or any other official central or local government body with due authority) states officially that it will take any step with a view to the seizure, expropriation, nationalisation, requisition or compulsory acquisition all or a material part of the assets of the Ghana Obligors or all or a material part of the rights of the Ghana Obligors in relation thereto and such act has, or could reasonably be expected to have, a Material Adverse Effect.
40.12Repudiation of Finance Documents
Any Finance Document is repudiated or rescinded by an Obligor.

40.13Material Litigation
Any material litigation, arbitration or administrative proceedings are commenced, threatened or pending against an Obligor which could reasonably be expected to be adversely determined against it and which, if so determined, has, or would have, a Material Adverse Effect.
40.14Material Adverse Effect
Any event which, in the opinion of the Majority Lenders (acting reasonably), has a Material Adverse Effect but only following consultation between the Facility Agent and the Company over a period of not less than 30 days with a view to agreeing steps of mitigation (each Party acting reasonably with a view to appropriate remedial action being taken).
40.15ERISA Event of Default
Any ERISA Event shall have occurred that would reasonably be expected to have a Material Adverse Effect.
40.16Acceleration
Subject to the terms of the Intercreditor Agreements, on and at any time after the occurrence of an Event of Default which is continuing, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Original Borrower:
(A)cancel the Total Commitments whereupon they shall immediately be cancelled;
(B)declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or
(C)declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or
(D)exercise or direct the Security and Intercreditor Agent to exercise any or all of its rights, remedies, powers or discretions under any of the Finance Documents.
40.17Automatic Acceleration
If an Event of Default under clause 21.6 (Insolvency) or clause 21.7 (Insolvency proceedings) shall occur in respect of a US Obligor which is a Borrower in a US court of competent jurisdiction, then without notice to such Borrower or any other act by the Facility Agent or any other person, the Available Commitments to such Borrower, interest thereon, and all other amounts owed by such Borrower under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.
40.18Notification of Event of Default
The Facility Agent shall notify the Security and Intercreditor Agent of the occurrence of any Event of Default.

PART 8
CHANGES TO LENDERS AND OBLIGORS AND ROLES
22.CHANGES TO THE LENDERS
40.1Assignments and transfers and changes in Facility Office by the Lenders
Subject to this clause, a Lender (the “Existing Lender”) may:
(A)(i)    assign any of its rights; or
(i)transfer by novation any of its rights and obligations,
to an Affiliate, another Lender, an Affiliate of another Lender or a Qualifying Bank, another bank or financial institution, any insurance or reinsurance company or to a trust or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or such other institution as the Original Borrower may agree in writing (the “New Lender”), or
(B)change its Facility Office.
40.2Conditions of assignment and transfer or change in Facility Office
(A)The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is (i) to, or in favour of, another Lender or to a special purpose vehicle set up by a Lender or Affiliate of any Lender where a Security Interest over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank), an Affiliate of a Lender or a Qualifying Bank, or (ii) made at a time when an Event of Default is continuing.
(B)The consent of the Company is required for a change in Facility Office to a different jurisdiction. In the case of a change of Facility Office for which the Company’s consent is not required, the Lender must notify the Company of the new Facility Office promptly on the change taking effect.
(C)The consent of the Company to an assignment or transfer or change in Facility Office must not be unreasonably withheld or delayed (and will be deemed to have been given five Business Days after the relevant Lender has requested it unless consent is expressly refused by the Company within that time).
(D)An assignment will only be effective on:

(i)receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was a Lender on the date of this Agreement;
(ii)the New Lender entering into the documentation required for it to accede as a party to the relevant Finance Documents (including, but not limited to, the Intercreditor Agreements);
(iii)performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender (such checks not to be unreasonably held or delayed), the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender; and
(iv)recordation of the assignment in the Loan Register.
(E)A transfer will only be effective if the procedure set out in clause 22.5 (Procedure for transfer) is complied with and if such transfer is recorded in the Loan Register.
(F)If:
(i)a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 13 (Tax Gross-Up And Indemnities) or clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
(G)Each New Lender, by executing the relevant Transfer Certificate confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement.
(H)Any assignment or transfer of part of the Existing Lender’s rights and/or obligations must be a minimum of USD 5 million (or, if less, the entire Commitment of the Existing Lender) and must not result in the Existing Lender retaining less than USD 5 million, unless the assignment or transfer is made at a time when an Event of Default is continuing.
(I)The Facility Agent shall only be obliged to execute an assignment agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
(J)Notwithstanding any other provision in the Finance Documents, the Company hereby agrees that Barclays Bank PLC may assign any of its rights or transfer any of its rights or obligations under the Finance Documents (in either case, in accordance with the mechanics set out in this Agreement) to Barclays Bank Ireland PLC at any time without the consent of the Company and Barclays Bank Ireland PLC shall assume and acquire the same rights and obligations against the other parties to the Finance Documents as if Barclays Bank Ireland PLC was an original party to the Finance Documents.
40.3Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of USD 2,500.
40.4Limitation of responsibility of Existing Lenders
(A)Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)the financial condition of any Obligor;
(iii)the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.
(B)Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Facility and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
(ii)will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(C)Nothing in any Finance Document obliges an Existing Lender to:
(i)accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this clause; or
(ii)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
40.5Procedure for transfer
(A)Subject to the conditions set out in clause 22.2 (Conditions of assignment and transfer or change in Facility Office) a transfer is effected in accordance with paragraph (C) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate on behalf of the other Finance Parties and the Obligors as well as itself, and notify the Company of the date of the transfer and name of the New Lender. Each Finance Party and each Obligor irrevocably authorises the Facility Agent to sign such a Transfer Certificate on its behalf.
(B)The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(C)Subject to clause 22.9 (Pro rata interest settlement), on the Transfer Date:
(i)to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);
(ii)each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)the Facility Agent, each Mandated Lead Arranger, the New Lender and the other Finance Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been a Lender on the date of this Agreement with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent such Finance Parties and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(iv)the New Lender shall become a Party as a “Lender”.
40.6Copy of Transfer Certificate or Lender Accession Notice to the Original Borrower
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or Lender Accession Notice, send to the Company a copy of that Transfer Certificate or Lender Accession Notice.
40.7Disclosure of information
(A)Any Finance Party may disclose to any of its Affiliates and Related Funds (including its or their head office, representative and branch offices in any jurisdiction) and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives (each a “Permitted Party”) and:

(i)to any person (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement (or any adviser on a need to know basis advising such person on any of the foregoing);
(ii)to a professional adviser or a service provider of the Permitted Parties on a need to know basis advising such person on the rights and obligations under the Finance Documents or to an auditor of any Permitted Party on a need to know basis;
(iii)with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor (and to any of that person’s Affiliates, Related Funds, Representatives or any adviser of any of the foregoing on a need to know basis advising such person on the rights and obligations under the Finance Documents);
(iv)to any person appointed by that Finance Party or by a person to whom paragraph (i) above applies to provide administration or settlement services in respect of one or more of the Finance Documents (including in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (iv) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party) only on a need to know basis;
(v)to any rating agency (provided only general terms are disclosed in relation to the rating of a portfolio of assets), insurer or insurance broker, a direct or indirect provider of credit protection in respect of the Finance Party’s participation in the Facility only on a need to know basis;
(vi)to whom and to the extent that information is required to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vii)subject to paragraph (B) below, to whom and to the extent that information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(viii)to any other party to this Agreement; or
(ix)to any person with the consent of the Original Borrower, any information about any Obligor, the Group and the Finance Documents as that Finance Party shall consider appropriate if, in relation to paragraphs (i) to (iv) and (ix) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking (unless such person is already subject to professional confidentiality requirements which are no less stringent than those which are set out in a Confidentiality Undertaking) and provided that it shall itself ensure that all such information is kept confidential and is protected with security measures and a degree of care that would apply to its own confidential information.
(B)If a Finance Party is required to make any disclosure in accordance with paragraph (A)(vii) above, it shall promptly notify the Original Borrower upon becoming aware of that requirement, save that there shall be no requirement to notify (1) where prohibited under law or regulation, (2) where prohibited under the applicable rules relating to the relevant procedure or situation described in paragraph (A)(vii), or (3) where notification would prejudice the position of the Finance Party under the relevant procedure or situation described in paragraph (A)(vii).
(C)Nothing in any Finance Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU (DAC6).
40.8Security over Lenders’ rights
In addition to the other rights provided to Lenders under this clause 22, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create any Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(A)any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank including, without limitation, where a Security Interest over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and
(B)in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:
(i)release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or
(ii)require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
40.9Pro rata interest settlement
(A)If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to clause 22.5 (Procedure for transfer) the Transfer Date of which is after the date of such notification and is not on the last day of an Interest Period):
(i)any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and
(ii)the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(a)when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(b)the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 22.9 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.
(B)In this clause 22.9 (Pro rata interest settlement) references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.
(C)An Existing Lender which retains the right to the Accrued Amounts pursuant to this clause 22.9 (Pro rata interest settlement) but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.
40.10Register of Loans
The Facility Agent, acting solely for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each assignment or transfer delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Loan Register”). The entries in the Loan Register shall be conclusive absent manifest error, and each Borrower, the Facility Agent and the Lenders shall treat each person whose name is recorded in the Loan Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Loan Register shall be available for inspection by any Borrower or Lender, at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, the Loan Register is intended to establish that any commitment, loan or other applicable obligation under any Finance Document is in registered form under section 5f.103-1(c) of the US Treasury regulations.
23.CHANGES TO THE OBLIGORS
40.1Assignments and transfers by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
40.2Additional Borrowers
(A)Subject to compliance with the provisions of paragraphs (C) and (D) of clause 17.8 (“Know your customer” and “customer due diligence” requirements), the

Company may request that any of its subsidiaries becomes an Additional Borrower. That subsidiary shall become an Additional Borrower if:
(i)the Majority Lenders (or, if that Additional Borrower is incorporated in a jurisdiction in which no other Borrower is incorporated, all the Lenders) approve the addition of that subsidiary;
(ii)the Additional Borrower is, or simultaneously becomes, a Guarantor;
(iii)the Company delivers to the Facility Agent a duly completed and executed Accession Letter;
(iv)the Company confirms that no Default is continuing or would occur as a result of that subsidiary becoming an Additional Borrower; and
(v)the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.
(B)The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied (acting reasonably) that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent).
(C)Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (B) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
(D)In the event that an Additional Borrower becomes a party to this Agreement:
(i)the Company, on behalf of all Obligors; and
(ii)the Facility Agent on behalf of all Finance Parties,
are hereby authorised to effect all amendments required to be made to the Finance Documents to which they are party to reflect the fact that such Additional Borrower has become a party to the Agreement.

40.3Resignation of a Borrower
(A)The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.
(B)The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:
(i)no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and
(ii)the relevant Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,
(iii)whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.
40.4Additional Guarantor
(A)Subject to compliance with the provisions of paragraphs (C) and (D) of clause 17.8 (“Know your customer” and “customer due diligence” requirements), the Original Borrower may request that any of its subsidiaries becomes an Additional Guarantor and will procure that any HY Note Guarantor becomes an Additional Guarantor in accordance with, and as required under, clause 23.5 (HY Note Guarantor). That subsidiary shall become an Additional Guarantor if:
(i)the Company delivers to the Facility Agent an Accession Letter duly completed and executed by that Additional Guarantor and the Company; and
(ii)the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.
(B)The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied (acting reasonably) that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent).
(C)Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (B) above, the Lenders authorise (but do not require) the Facility

Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
40.5HY Note Guarantor
(A)In the event that any member of the Group which is not already a Guarantor becomes a HY Note Guarantor, then, subject to paragraph (B) below, the Company shall procure that such Group member becomes an Additional Guarantor pursuant to the procedures set out in clause 23.4 (Additional Guarantor) within 30 days of such Group member becoming a HY Note Guarantor.
(B)The Company shall only be required to procure that a Group member becomes an Additional Guarantor as provided for in paragraph (A) above:
(i)to the extent that such accession is legally possible;
(ii)provided that no director or officer of the relevant Group member shall be personally liable to any person as a consequence of the provision of the guarantee; and
(iii)subject to any restrictions or limitations in any contracts to which the Group member is subject as at the date on which the obligation under paragraph (A) above arises (and which were not agreed to or imposed in contemplation of the guarantee being given).
40.6Repetition of Representations
Delivery of an Accession Letter constitutes confirmation by the relevant subsidiary that the Repeating Representations, and in addition, for any US Obligor acceding to the Finance Documents, the representations set out under clause 18.17 (Federal Reserve Regulations), clause 18.18 (Investment Companies), clause 18.19 (Employee Benefit Plans), 18.20 (Solvency) and, to the extent applicable, paragraph (B) of clause 18.21 (Beneficial Ownership) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.
40.7Resignation of a Guarantor on disposal
(A)Where the Company intends to sell, transfer or dispose of its interest (whether direct or indirect) in a Guarantor to a third party, the Company may request that such Guarantor be released as a Guarantor by delivering to the Facility Agent a Resignation Letter.

(B)The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance, subject only to the completion of the sale, transfer or disposal of the interest in that Guarantor, provided that:
(i)there is no Default continuing at the relevant time (unless such Default would itself be cured by the release of that Guarantor and its disposal);
(ii)no Default would result from the acceptance of such Resignation Letter; and
(iii)no payment is due from that Guarantor under the Deed of Guarantee.
(C)The resignation of that Guarantor shall not be effective until the date of the relevant disposal, at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under this Agreement as a Guarantor.
40.8Resignation of a DGE Group Guarantor
(A)If a DGE Group Guarantor (i) becomes a dormant company following the transfer of substantially all of its assets to another DGE Group Guarantor or (ii) is to be the subject of a DGE Rationalisation Event following the transfer of substantially all of its assets to another DGE Group Guarantor (in each case, a “Retiring DGE Guarantor”), KEL may request for the Retiring DGE Guarantor to be released as a Guarantor under this Agreement and the Deed of Guarantee by delivering a resignation letter substantially in the form set out in Schedule 12 (Form of Resignation Letter (DGE Group Guarantor)).
(B)Notwithstanding anything to the contrary in this Agreement, each of the Lenders agrees that the Security and Intercreditor Agent is authorised to accept the resignation letter delivered under paragraph (A) above and, subject to clause 3.3 (Reinstatement) of the Deed of Guarantee, to release the Retiring DGE Guarantor as a Guarantor under this Agreement and the Deed of Guarantee, provided that:
(i)there is no Default continuing at the relevant time (unless such Default would itself be cured by the release of that Retiring DGE Guarantor);
(ii)no Default would result from the acceptance of the resignation letter; and
(iii)no payment is due from that Retiring DGE Guarantor under the Deed of Guarantee.

(C)The resignation of that DGE Guarantor shall be effective upon the acceptance by the Security and Intercreditor Agent of the resignation letter referred to in paragraph (A) above, at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under this Agreement as a Guarantor.
(D)Each Party to this Agreement agrees to execute and to do all such assurances, deeds, acts and things (including, without limitation, the giving of notices and the entry into any amendments) as KEL may reasonably request in writing on or after the date hereof in connection with a release of a Retiring DGE Guarantor under this clause 23.8 (Resignation of a DGE Group Guarantor).
24.ROLE OF THE FACILITY AGENT AND THE ARRANGER
40.1Appointment of the Facility Agent
(A)Each Finance Party (other than the Facility Agent) appoints the Facility Agent to act in that capacity under and in connection with the Finance Documents.
(B)Each other Finance Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
40.2Duties of the Facility Agent
(A)The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.
(B)Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(C)If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.
(D)If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to an Agent or a Mandated Lead Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(E)The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(F)The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
40.3Role of the Mandated Lead Arrangers
Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has obligations of any kind to any other Party under or in connection with any Finance Document.
40.4No fiduciary duties
(A)Except as specifically provided in the Finance Documents, nothing in this Agreement constitutes the Facility Agent or a Mandated Lead Arranger as a trustee or fiduciary of any other person.
(B)Neither the Facility Agent nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
40.5Business with the Group
The Facility Agent and each Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
40.6Rights and discretions of the Facility Agent
(A)The Facility Agent may rely on:
(i)any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and
(ii)any statement made by a director, Authorised Signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(B)The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)no Default has occurred (unless it has actual knowledge of a Default arising under clause 21.1 (Non-payment));
(ii)any right, power, authority or discretion vested in any Party or the Lenders (or any consistent majority of Lenders) has not been exercised;
(iii)any notice or request made by an Obligor (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors; and
(iv)any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents and, unless it has received notice of revocation, that those instructions have not been revoked.
(C)The Facility Agent may rely on a certificate from any person:
(i)as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(ii)to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (i) above, may assume the truth and accuracy of that certificate.
(D)The Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts if the Facility Agent in its reasonable opinion deems this to be necessary.
(E)Without prejudice to the generality of paragraph (D) above or paragraph (F) below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be necessary.
(F)The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(G)The Facility Agent may act in relation to the Finance Documents through its personnel, officers, employees and agents.
(H)The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(I)Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(J)Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
40.7Lenders’ instructions
(A)Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:
(i)all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(ii)in all other cases, the Majority Lenders,
in each case, in accordance with this Agreement and the Intercreditor Agreements (or, if so instructed, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such instructions.
(B)Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security and Intercreditor Agent.

(C)The Facility Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders in accordance with this Agreement and the Intercreditor Agreements until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.
(D)In the absence of instructions in accordance with this Agreement and the Intercreditor Agreements, the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.
(E)The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
(F)The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(G)The Facility Agent shall act on the instructions of a Lender provided in connection with any split of its Commitment under clause 37.5 (Split voting) and shall not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with such instructions.
40.8Responsibility for documentation
Neither the Facility Agent nor any Mandated Lead Arranger:
(A)is responsible or liable for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, a Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Finance Document; or
(B)is responsible or liable for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
40.9No duty to monitor
No Agent shall be bound to enquire:

(A)whether or not any Default has occurred;
(B)as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(C)whether any other event specified in any Finance Document has occurred.
40.10Exclusion of liability
(A)Without limiting paragraph (B) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent), the Facility Agent will not be liable for:
(i)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;
(ii)exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or
(iii)without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of:
(A)any act, event or circumstance not reasonably within its control; or
(B)the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(B)No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against it or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this clause.
(C)The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.
(D)Nothing in this Agreement shall oblige the Facility Agent to carry out:
(i)any “know your customer” or other checks in relation to any person; or
(ii)any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender, on behalf of any Lender and each Lender confirms to the Facility Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent.
(E)Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent's liability, any liability of the Facility Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.

40.11Lenders’ indemnity to the Facility Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent within three Business Days of demand, against any cost, loss or liability (including, without limitation, in relation to any FATCA-related liability, for negligence or any other category of liability whatsoever) incurred by it (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 28.9 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).
40.12Resignation of the Facility Agent
(A)The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.
(B)Alternatively, the Facility Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.
(C)If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (B) above within 30 days after notice of resignation was given, the Facility Agent may (with the prior written consent of the Company) appoint a successor Facility Agent (acting through an office in the United Kingdom).
(D)The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents. This obligation shall not apply in the event the Facility Agent is required to resign pursuant to paragraph (G) below.
(E)The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.
(F)Upon the appointment of a successor, a retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of clause 15.3 (Indemnity to the Agents) and this clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(G)After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (B) above.
(H)The Facility Agent shall resign in accordance with paragraph (B) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (C) above) if on or after the date which is three Months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:
(i)the Facility Agent fails to respond to a request under clause 11.5 (FATCA Information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)the information supplied by the Facility Agent pursuant to clause 11.5 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Facility Agent, requires it to resign.
40.13Replacement of the Facility Agent
(A)If:
(i)in relation to the Facility Agent (or its holding company), clause 21.6 (Insolvency) or clause 21.7 (Insolvency proceedings) (disregarding paragraph (B) of that clause) applies or has occurred; or
(ii)if the Facility Agent or any of its Affiliates repudiates its obligations under the Facility or (in its capacity as Lender) becomes a Non-Funding Lender,

the Company shall be entitled to request that the Majority Lenders appoint within 10 Business Days either a co-Facility Agent or a replacement Facility Agent from one of their number or (subject to reasonable consultation with the Company), from outside the Lender group.
(B)The Facility Agent to which either of the circumstances described in (A)(i) or (A)(ii) above applies (an “Affected Facility Agent”) shall cease to be entitled to fees in respect of its role upon becoming an Affected Facility Agent.
(C)The Affected Facility Agent shall provide all assistance and documentation reasonably required to the Company and the other Lenders to enable the uninterrupted administration of the Facility. This shall include the provision to the Company on request and in any event, within five Business Days, of an up to date list of participants in the Facility including names and contact details.
40.14Confidentiality
(A)In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division performing the role which shall be treated as a separate entity from any other of its divisions or departments.
(B)If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.
40.15Facility Agent relationship with the Lenders
The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
40.16Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and each Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(A)the financial condition, status and nature of any Guarantor and each member of the Group;

(B)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(C)whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(D)the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
40.17Deductions from amounts payable by Agents
If any Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amounts so deducted.
25.THE SECURITY AND INTERCREDITOR AGENT
40.1Trust
(A)The Security and Intercreditor Agent declares that it shall hold the Secured Property on trust for the Secured Parties on the terms contained in this Agreement.
(B)Each of the Secured Parties to this Agreement agree that the Security and Intercreditor Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Security Documents to which the Security and Intercreditor Agent is expressed to be a party (and no others shall be implied).

40.2No independent power
The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security and Intercreditor Agent.
40.3KEL Intercreditor Agreement
At any time, if the KEL Intercreditor Agreement is in force and effect, this clause 25, clause 26 (Change of Security and Intercreditor Agent and Delegation) and clause 31 (Indemnities) shall be ignored, shall have no force or effect and the Parties to this Agreement shall observe their respective rights and obligations under this Agreement as if this clause 25, clause 26 (Change of Security and Intercreditor Agent and Delegation) and clause 31 (Indemnities) were removed in their entirety.
40.4Instructions to Security and Intercreditor Agent and exercise of discretion
(A)Subject to paragraphs (D) and (E) below, the Security and Intercreditor Agent shall act in accordance with any instructions given to it by the Majority Lenders or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Security and Intercreditor Agent and shall be entitled to assume that (i) any instructions received by it from the Facility Agent or a group of Lenders are duly given in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation, that those instructions or directions have not been revoked.
(B)The Security and Intercreditor Agent shall be entitled to request instructions, or clarification of any direction, from the Majority Lenders as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security and Intercreditor Agent may refrain from acting unless and until those instructions or clarification are received by it.
(C)Any instructions given to the Security and Intercreditor Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties.
(D)Paragraph (A) above shall not apply:
(i)where a contrary indication appears in this Agreement;
(ii)where this Agreement requires the Security and Intercreditor Agent to act in a specified manner or to take a specified action;

(iii)in respect of any provision which protects the Security and Intercreditor Agent’s own position in its personal capacity as opposed to its role of Security and Intercreditor Agent for the Secured Parties.
(E)In exercising any discretion to exercise a right, power or authority under this Agreement where either:
(i)it has not received any instructions from the Majority Lenders as to the exercise of that discretion; or
(ii)the exercise of that discretion is subject to paragraph (D)(iii) above, the Security and Intercreditor Agent shall do so having regard to the interests of all the Secured Parties.
40.5Security and Intercreditor Agent’s Actions
Without prejudice to the provisions of clause 25.4 (Instructions to Security and Intercreditor Agent and exercise of discretion), the Security and Intercreditor Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.
40.6Security and Intercreditor Agent’s discretions
The Security and Intercreditor Agent may:
(A)assume (unless it has received actual notice to the contrary from the Facility Agent) that (i) no Default has occurred and no Obligor is in breach of or in default of its obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested by any Finance Document in any person has not been exercised;
(B)engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security and Intercreditor Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;
(C)rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party, any Lender or an Obligor, upon a certificate signed by or on behalf of that person; and

(D)refrain from acting in accordance with the instructions of any Secured Party (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or Security that it may in its discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting.
40.7Security and Intercreditor Agent’s obligations
The Security and Intercreditor Agent shall promptly:
(A)copy to the Facility Agent the contents of any notice or document received by it from any Obligor under any Finance Document;
(B)forward to a Secured Party the original or a copy of any document which is delivered to the Security and Intercreditor Agent for that Secured Party by any other Party provided that, except where a Finance Document expressly provides otherwise, the Security and Intercreditor Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party;
(C)to the extent that a Secured Party (other than the Security and Intercreditor Agent) is required to calculate a Dollar Currency Amount, and upon a request by that Secured Party, notify that Secured Party of the Security and Intercreditor Agent’s Spot Rate of Exchange.
40.8Excluded obligations
Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security and Intercreditor Agent shall not:
(A)be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents;
(B)be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;
(C)be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty; or
(D)have or be deemed to have any relationship of trust or agency with, any Obligor.

40.9Exclusion of liability
None of the Security and Intercreditor Agent, any Receiver nor any Delegate shall accept responsibility or be liable for:
(A)the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security and Intercreditor Agent or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(B)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Secured Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Secured Property;
(C)any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents, the Secured Property or otherwise, whether in accordance with an instruction from the Facility Agent or otherwise unless directly caused by its gross negligence or wilful misconduct;
(D)the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Secured Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents or the Secured Property; or
(E)any shortfall which arises on the enforcement or realisation of the Secured Property.
40.10No proceedings
No Party (other than the Security and Intercreditor Agent, that Receiver or that Delegate) may take any proceedings against any officer, employee or agent of the Security and Intercreditor Agent, a Receiver or a Delegate in respect of any claim it might have against the Security and Intercreditor Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Secured Property and any officer, employee or agent of the Security and Intercreditor Agent, a Receiver or a Delegate may rely on this clause subject to the provisions of the Third Parties Rights Act.

40.11Own responsibility
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security and Intercreditor Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(A)the financial condition, status and nature of each Obligor;
(B)the legality, validity, effectiveness, adequacy and enforceability of any Finance Document, the Secured Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Secured Property;
(C)whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Secured Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Secured Property;
(D)the adequacy, accuracy and/or completeness of any information provided by the Security and Intercreditor Agent or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(E)the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security and Intercreditor Agent that it has not relied on and will not at any time rely on the Security and Intercreditor Agent in respect of any of these matters.
40.12No responsibility to perfect Transaction Security
The Security and Intercreditor Agent shall not be liable for any failure to:
(A)require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(B)obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;
(C)register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;
(D)take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or
(E)require any further assurances in relation to any of the Security Documents.
40.13Insurance by Security and Intercreditor Agent
(A)The Security and Intercreditor Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security and Intercreditor Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.
(B)Where the Security and Intercreditor Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Facility Agent shall have requested it to do so in writing and the Security and Intercreditor Agent shall have failed to do so within fourteen days after receipt of that request.
40.14Custodians and nominees
The Security and Intercreditor Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security and Intercreditor Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security and Intercreditor Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

40.15Acceptance of title
The Security and Intercreditor Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Obligors or Group Companies may have to any of the Charged Property and shall not be liable for or bound to require any Obligor or Group Company to remedy any defect in its right or title.
40.16Refrain from illegality
Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security and Intercreditor Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction and the Security and Intercreditor Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.
40.17Business with the Obligors
The Security and Intercreditor Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.
40.18Winding up of trust
If the Security and Intercreditor Agent, with the approval of the Facility Agent, determines that (a) all of the Liabilities and all other obligations secured by the Security Documents have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents:
(A)the trusts set out in this Agreement shall be wound up and the Security and Intercreditor Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security and Intercreditor Agent under each of the Security Documents; and
(B)any Retiring Security and Intercreditor Agent shall release, without recourse or warranty, all of its rights under each of the Security Documents.
40.19Perpetuity period
The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of 125 years from the date of this Agreement.

40.20Powers supplemental
The rights, powers and discretions conferred upon the Security and Intercreditor Agent by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security and Intercreditor Agent by general law or otherwise.
40.21Trustee division separate
(A)In acting as trustee for the Secured Parties, the Security and Intercreditor Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.
(B)If information is received by another division or department of the Security and Intercreditor Agent, it may be treated as confidential to that division or department and the Security and Intercreditor Agent shall not be deemed to have notice of it.
40.22Disapplication
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security and Intercreditor Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.
40.23Obligors: Power of Attorney
Each Obligor by way of security for its obligations under this Agreement irrevocably appoints the Security and Intercreditor Agent to be its attorney to do anything which that Obligor has authorised the Security and Intercreditor Agent or any other Party to do under this Agreement or is itself required to do under this Agreement but has failed to do (and the Security and Intercreditor Agent may delegate that power on such terms as it sees fit).
26.CHANGE OF SECURITY AND INTERCREDITOR AGENT AND DELEGATION
40.1Resignation of the Security and Intercreditor Agent
(A)The Security and Intercreditor Agent may resign and appoint one of its affiliates as successor by giving notice to the Company and the Lenders.

(B)Alternatively the Security and Intercreditor Agent may resign by giving notice to the other Lenders in which case the Majority Lenders may appoint a successor Security and Intercreditor Agent.
(C)If the Majority Lenders have not appointed a successor Security and Intercreditor Agent in accordance with paragraph (B) above within 30 days after the notice of resignation was given, the Security and Intercreditor Agent (after consultation with the Facility Agent) may appoint a successor Security and Intercreditor Agent.
(D)The retiring Security and Intercreditor Agent (the “Retiring Security and Intercreditor Agent”) shall, at its own cost, make available to the successor Security and Intercreditor Agent such documents and records and provide such assistance as the successor Security and Intercreditor Agent may reasonably request for the purposes of performing its functions as Security and Intercreditor Agent under the Finance Documents.
(E)The Security and Intercreditor Agent’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Secured Property to that successor.
(F)Upon the appointment of a successor, the Retiring Security and Intercreditor Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph 25.18(B) (Winding up of trust) and under paragraph (D) above) but shall, in respect of any act or omission by it whilst it was the Security and Intercreditor Agent, remain entitled to the benefit of clauses 25 (The Security and Intercreditor Agent), clause 31.1 (Obligors’ indemnity) and clause 31.3 (Lenders’ indemnity). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.
(G)The Majority Lenders may, by notice to the Security and Intercreditor Agent, require it to resign in accordance with paragraph (B) above. In this event, the Security and Intercreditor Agent shall resign in accordance with paragraph (B) above but the cost referred to in paragraph (D) above shall be for the account of KEL.
40.2Delegation
(A)Each of the Security and Intercreditor Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.
(B)That delegation may be made upon any terms and conditions (including the power to sub delegate) and subject to any restrictions that the Security and Intercreditor Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub delegate.
40.3Additional Security and Intercreditor Agents
(A)The Security and Intercreditor Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security and Intercreditor Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security and Intercreditor Agent shall give prior notice to the Company and the Facility Agent of that appointment.
(B)Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security and Intercreditor Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.
(C)The remuneration that the Security and Intercreditor Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security and Intercreditor Agent.
40.4US Guarantee Limitations
(A)Notwithstanding any term of any Finance Document, no Loan to a US Borrower or other obligation of a US Obligor under this Agreement or under any Finance Document may be, directly or indirectly:
(i)guaranteed by a member of the Group (including, for this purpose, any direct or indirect subsidiaries acquired hereafter by the Company) that is a “controlled foreign corporation” (as defined in section 957(a) of the Code) that has a “United States shareholder” (as defined in section

951(b) of the Code) that is a member of the Group, and that is directly or indirectly owned (within the meaning of section 958(a) of the Code) by such United States shareholder (a “Specified CFC”) or by an entity (a “FSHCO”) substantially all the assets of which consist of equity interests (or equity interests and indebtedness) of one or more Specified CFCs or other FSHCOs, or guaranteed by a subsidiary of a Specified CFC or FSHCO;
(ii)secured by any assets of a Specified CFC, FSHCO or a subsidiary of a Specified CFC or a FSHCO (including any equity interests held directly or indirectly by a Specified CFC or FSHCO); or
(iii)secured by a pledge or other security interest in excess of 65% of the total combined voting power of all classes of shares entitled to vote (and in excess of 100% of the non-voting equity interests) of a Specified CFC or FSHCO.
(B)The limitations described in paragraph (A) above shall not apply if taking the actions described in subparagraphs (i) – (iii) above would not result in material US federal income taxes under Section 951(a)(1)(B) of the Code for a US member of the Group (as reasonably determined by the Borrower and the Lender in good faith after taking into account Treasury Regulations section 1.956-1(a)(2) and Section 245A and any related guidance).
27.INTERCREDITOR ARRANGEMENTS
40.1Pari passu ranking
Any issue of HY Notes by the Company shall rank pari passu in terms of both payment and security with the rights and obligations of the Company under this Agreement and the Deed of Guarantee in accordance with the terms set out in the KEL Intercreditor Agreement.
40.2Accession to the Intercreditor Agreements
(A)Subject to paragraph (B) below, each Finance Party and each Obligor agrees that any collateral agent, trustee or other representative of the HY Noteholders may enter into and accede to the KEL Intercreditor Agreement, the KEFI Intercreditor Agreement and/or the Deed of Guarantee for and on behalf of itself and each HY Noteholder without the requirement for any consent or approvals from the Finance Parties or the Obligors (or any of them). Such accession shall confer upon the HY Noteholders all of the rights and privileges set out in the relevant agreement.

(B)If any collateral agent, trustee or other representative of the HY Noteholders accedes to the Deed of Guarantee, it shall at the same time accede to the Intercreditor Agreements.
(C)The Company may by ten Business Days written notice (the “Amendment Notice Period”) to the Facility Agent request that such amendments and/or additions be made to the KEL Intercreditor Agreement and/or KEFI Intercreditor Agreement and/or the Deed of Guarantee as any collateral agent, trustee or other representative of the HY Noteholders (whether appointed at that time or not) may reasonably require in connection with its accession pursuant to paragraph (A) or (B) above (the “HY Noteholder Trustee Amendments”). During the Amendment Notice Period, either:
(i)the Security and Intercreditor Agent shall enter into an agreement effecting the HY Noteholder Trustee Amendments, acting on the instructions of the Majority Lenders; or
(ii)the Facility Agent shall notify the Company in writing of a determination by the Majority Lenders that the HY Noteholder Trustee Amendments would materially and adversely prejudice their interests.
(D)If, on the instructions of the Majority Lenders, the Facility Agent is required to make the notification described in paragraph (C)(ii) above, the Facility Agent shall promptly contact the Company in writing setting out in reasonable detail the basis and reasons for that decision and the changes (the “Required Changes”) which the Majority Lenders (acting reasonably) would require to the KEL Intercreditor Agreement and/or KEFI Intercreditor Agreement for the Security and Intercreditor Agent to enter into the HY Noteholder Trustee Amendments. If the Required Changes are agreed by the parties, then the Security and Intercreditor Agent will be deemed to have been instructed by the Majority Lenders promptly to enter into any agreement effecting the HY Noteholder Amendments, together with the Required Changes.
(E)For the avoidance of doubt, the Company shall not issue any HY Notes unless on or prior to such issuance, the HY Noteholder Trustee accedes to the Intercreditor Agreements (as amended pursuant to this clause 27.2).
40.3Authority of Facility Agent, the Company and the Security and Intercreditor Agent
(A)The Facility Agent is irrevocably authorised for and on behalf of each Finance Party, and the Company is irrevocably authorised for and on behalf of each Obligor, to enter into the Intercreditor Agreements or any amendments thereto in a form as substantially approved by the Majority Lenders or as required pursuant to clause 27.2 (Accession to the Intercreditor Agreements).
(B)The Security and Intercreditor Agent is irrevocably authorised for and on behalf of each Finance Party, and the Company is irrevocably authorised for and on behalf of each Obligor, to enter into the Deed of Guarantee or any amendments thereto in a form as substantially approved by the Majority Lenders or as required pursuant to clause 27.2 (Accession to the Intercreditor Agreements) and any deed of subordination entered into pursuant to the requirements of clause 4(B) of the Deed of Guarantee.
(C)In all cases, each Finance Party and each Obligor shall be bound by the terms of each such agreements when executed by the Facility Agent or the Security and Intercreditor Agent and the Company respectively, including any terms which impose obligations upon the Finance Parties or the Obligors, respectively.

PART 9
ADMINISTRATION, COSTS AND EXPENSES
28.PAYMENT MECHANICS
40.1Payments to the Facility Agent
(A)On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(B)Payment shall be made to such account in Amsterdam (or, as the case may be, London, Paris or New York) as the Facility Agent specifies.
40.2Distributions by the Facility Agent
Subject to the terms of the Intercreditor Agreements, each payment received by the Facility Agent under the Finance Documents for another Party shall be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in Amsterdam (or, as the case may be, London, Paris or New York).
40.3Clawback
(A)Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(B)If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

40.4Partial Payments
(A)If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents under the Finance Documents;
(ii)secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;
(iii)thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and
(iv)fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(B)The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (A)(i) to (iv) above.
(C)Paragraphs (A) and (B) above will override any appropriation made by an Obligor.
40.5No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
40.6Business Days
(A)Subject to paragraph (C) below, any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(B)During any extension of the due date for payment of any principal or Unpaid Sum under the Finance Documents, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
(C)Notwithstanding paragraph (A) above, a payment due on the Termination Date shall be made on the Termination Date.

40.7Currency of account
(A)Subject to paragraphs (B) to (E) below, the base currency is the currency of account and payment for any sum due from an Obligor under any Finance Document and is the US Dollar (“Base Currency”).
(B)A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.
(C)Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
(D)Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(E)Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
40.8Change of currency
(A)Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent acting reasonably (after consultation with the Company); and
(ii)any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).
(B)If a change in any currency of a country occurs, the Parties will enter negotiations in good faith with a view to agreeing any amendments which may be necessary to this Agreement to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

40.9Disruption to Payment Systems etc.
If either the Facility Agent determines (acting reasonably) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:
(A)the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility (including, without limitation, changes to the timing and mechanics of payments due under the Finance Documents) as the Facility Agent may deem necessary in the circumstances;
(B)the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (A) above if, in its reasonable opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(C)the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (A) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(D)any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 37 (Amendments and Waivers);
(E)the Facility Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause; and
(F)the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (D) above.
29.SET-OFF
Subject to the terms of the Intercreditor Agreements and without prejudice to the rights of the Finance Parties at law, at any time after an Event of Default has occurred and which is continuing, a Finance Party (other than a Non-Funding Lender) may, on giving notice to the relevant Obligor, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
30.COSTS AND EXPENSES
40.1Transaction expenses
The Company shall within fifteen Business Days of demand, pay the Facility Agent and each Mandated Lead Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, and execution of:
(A)this Agreement and any other documents referred to in this Agreement; and
(B)any other Finance Documents executed after the date of this Agreement.
40.2Amendment costs
If:
(A)an Obligor requests an amendment, waiver or consent;
(B)an amendment is required pursuant to clause 28.8 (Change of currency); or
(C)an Obligor requests an amendment or waiver under clause 37.4 (Changes to reference rates);
the Company shall, within fifteen (15) Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.
40.3Enforcement costs
The Company shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement or attempted enforcement of, or the preservation of any rights under, any Finance Document.

31.INDEMNITIES
40.1Obligors’ indemnity
Each Obligor shall promptly indemnify the Security and Intercreditor Agent and every Receiver and Delegate against any cost, loss or liability (together with any applicable VAT) incurred by any of them:
(A)in relation to or as a result of:
(i)any failure by the Company to comply with obligations under clause 30 (Costs and Expenses);
(ii)the taking, holding, protection or enforcement of any Transaction Security from time to time;
(iii)the exercise of any of the rights, powers, discretions and remedies vested in the Security and Intercreditor Agent, each Receiver and each Delegate by the Finance Documents or by law; or
(iv)any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or
(B)which otherwise relates to any of the Secured Property or the performance of the terms of this Agreement (otherwise than as a result of its gross negligence or wilful misconduct).
40.2Priority of indemnity
The Security and Intercreditor Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in clause 31.1 (Obligors’ indemnity) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.
40.3Lenders’ indemnity
Each Lender shall (in the proportion that the Liabilities due to it bears to the aggregate of the Liabilities due to all the Lenders for the time being (or, if the Liabilities due to each of those Lenders is zero, immediately prior to their being reduced to zero)), indemnify the Security and Intercreditor Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security and Intercreditor Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct in acting as Security and

Intercreditor Agent, Receiver or Delegate under the Finance Documents (unless the Security and Intercreditor Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document)) and the Obligors shall jointly and severally indemnify each Lender against any payment made by it under this clause 31.
32.NOTICES
40.1Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or, as appropriate, electronic mail.
40.2Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(A)in the case of the Original Borrower and the Original Guarantors, that identified with its name below;
(B)in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and
(C)in the case of the Facility Agent, that identified with its name below, or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.
Contact details of the Original Borrower
c/o Kosmos Energy LLC
8176 Park Lane
Suite 500
Dallas
Texas 75231
USA
Fax: +1 214 445 9705
Attention: Jason Doughty

Contact details of the Original Guarantors

P.O. Box 32322 4th Floor, Century Yard Cricket Square Elgin Avenue George Town Grand Cayman KY1-1209 Cayman Islands	c/o Kosmos Energy LLC 8176 Park Lane Suite 500 Dallas Texas 75231 USA
Fax: (345) 946 4090	Fax: +1 214 445 9705
Attention: Andrew Johnson	Attention: Jason Doughty
Contact details of the Facility Agent

Address:	The Standard Bank of South Africa Limited Head : Agency, 30 Baker Street, Rosebank, 2196, South Africa
Telephone:	+27(11) 721 9484
Email:	AgencySBSA@standardbank.co.za
Attention:	Head : Agency
Contact details of the Security and Intercreditor Agent

Address:	Crédit Agricole Corporate and Investment Bank 12 place des Etats-Unis, CS 70052 92547 Montrouge Cedex, France
Fax:	+33 1 41 89 10 50
Email:	christine.menage@ca-cib.com; mihaela.cretu@ca-cib.com; veronica.baccaruiz@ca-cib.com
Attention:	Christine Menage/ Mihaela Cretu/ Veronica Baccaruiz
40.3Delivery
(A)Subject to clause 32.5 (Electronic communication), any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)if by way of fax, when received in legible form; or
(ii)if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post with postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 32.2 (Addresses), if addressed to that department or officer.
(B)Any communication or document to be made or delivered to an Agent will be effective only when actually received by that Agent and then only if it is expressly marked for the attention of the department or officer identified with that Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).
(C)All notices from or to an Obligor shall be sent through the Facility Agent.
(D)Any communication or document made or delivered to the Company in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.
40.4Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 32.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.
40.5Electronic communication
(A)Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:
(i)agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(ii)notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(iii)notify each other of any change to their address or any other such information supplied by them.
(B)Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

40.6English language
(A)Any notice given under or in connection with any Finance Document must be in English.
(B)All other documents provided under or in connection with any Finance Document must be:
(i)in English; or
(ii)if not in English, and if so required by the Facility Agent or the Security and Intercreditor Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
(C)The Security and Intercreditor Agent and/or receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to this clause 32.6 and the English translation shall prevail unless the document is a statutory or other official document. Translation costs are for the account of the Obligors.
33.CALCULATIONS AND CERTIFICATES
40.1Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
40.2Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest or proven error, prima facie evidence of the matters to which it relates.
40.3Day count convention and interest calculation
(A)Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated:
(i)on the basis of the actual number of days elapsed and a year of 360 days; and
(ii)subject to paragraph (B) below, without rounding.

(B)The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to two decimal places.
34.DISCLOSURE TO NUMBERING SERVICE PROVIDERS
(A)Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:
(i)names of Obligors;
(ii)country of domicile of Obligors;
(iii)place of incorporation of Obligors;
(iv)date of this Agreement;
(v)the names of the Facility Agent and Mandated Lead Arrangers;
(vi)date of each amendment and restatement of this Agreement;
(vii)amount of Total Commitments;
(viii)currencies of the Facility;
(ix)type of Facility;
(x)ranking of Facility;
(xi)Termination Date for the Facility;
(xii)governing law of this Agreement;
(xiii)changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and
(xiv)such other information agreed between such Finance Party and the Company, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(B)The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(C)The Company represents that none of the information set out in paragraphs (i) to (xiv) of paragraph (A) above is, nor will at any time be, unpublished price-sensitive information.
(D)The Facility Agent shall notify the Company and the other Finance Parties of:
(i)the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(ii)the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
35.PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
36.REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
37.AMENDMENTS AND WAIVERS
40.1Required consents
(A)Subject to clause 37.2 (Exceptions) and to paragraph (D) below, any term of the Finance Documents (other than a waiver of a Condition Precedent or a Condition Subsequent, which shall be made pursuant to clause 2.3 (Waivers of Conditions Precedent)) may be amended or waived only with the consent of the

Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.
(B)The consent of the Security and Intercreditor Agent shall be required in relation to any proposed amendment or waiver of clause 25 (The Security and Intercreditor Agent), clause 26 (Change of Security and Intercreditor Agent and Delegation) or clause 31 (Indemnities).
(C)The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.
(D)Paragraph (C) of clause 22.9 (Pro rata interest settlement) shall apply to this clause 37.
(E)Notwithstanding the terms of this clause 37, in relation to an amendment, variation or waiver of the terms of the Intercreditor Agreements, the terms of the Intercreditor Agreements shall prevail.
40.2Exceptions
(A)The following may not be effected without the consent of all the Lenders.
(i)amending the definition of “Majority Lenders”;
(ii)amending, varying or waiving clause 4 (Finance Parties’ Rights And Obligations) and/or any other term of any Finance Document which relates to the rights and/or obligations of each Finance Party being several;
(iii)varying the date for, or altering the amount or currency of, any payment to Lenders under the Finance Documents (including varying the Margin);
(iv)extending the Commitment of a Lender;
(v)amending varying or waiving a term of any Finance Document which expressly requires the consent of all the Lenders;
(vi)amending, varying or waiving this clause 37 (Amendments and Waivers);
(vii)any release of Security Interests granted pursuant to any Security Document or amendment, waiver or variation of the obligations of any Obligor pursuant to the Deed of Guarantee; or

(viii)amending, varying or waiving clause 18.15 (Sanctions), clause 18.16 (Anti-corruption law) or clause 20.19 (Anti-corruption law) or amending the definitions “Restricted Party”, “Sanctions” and “Sanctions Authority”.
(B)The Commitment of a Lender may not be increased (excluding any increase as a result of an assumption of Additional Commitment pursuant to clause 3.2 (Additional Commitments) or a transfer made pursuant to clause 22 (Changes to the Lenders)) without the consent of that Lender and the Majority Lenders.
(C)An amendment or waiver which relates to the rights or obligations of the Facility Agent may not be effected without the consent of the Facility Agent.
(D)(i)    If a Lender becomes a Non-Funding Lender that Lender’s Commitment shall not be included for the purposes of calculating Total Commitments under the Facility when ascertaining whether a certain percentage of Total Commitments has been obtained to approve any requested amendment, waiver, consent or approval.
(i)If a Lender does not accept or reject a request for an amendment, waiver, consent or approval within fifteen Business Days (or such longer period as the Company may specify) of such request being made, that Lender shall be deemed to have granted its consent to the requested amendment, waiver, consent or approval. Promptly upon the expiration of such fifteen Business Day period (or such longer period as the Company may have specified), and in any event within two Business Days of the expiration of such period, the Facility Agent shall notify the Company and the Lenders whether the requested amendment, waiver, consent or approval has been approved or given in accordance with the terms of this Agreement.
40.3Disenfranchisement of Private Equity Shareholder Affiliates
Notwithstanding any other provisions of this Agreement, for so long as a Private Equity Shareholder Affiliate is a Lender and/or to the extent that a Private Equity Shareholder Affiliate beneficially owns a Commitment or has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, such Private Equity Shareholder Affiliate shall not be entitled to exercise any rights to vote as Lender in respect of any matters requiring decision by the Lenders under the terms of this Agreement or any of the Finance Documents. Each such Private Equity Shareholder Affiliate acknowledges and agrees that:

(A)in the event that a matter requires decision by one or more Lenders under this Agreement or any of the Finance Documents,
(i)the Commitment of such Private Equity Shareholder Affiliate and any associated participation of such Private Equity Shareholder Affiliate in a Loan shall be deemed to be zero; and
(ii)such Private Equity Shareholder Affiliate shall be deemed not to be a Lender;
(B)in relation to any meeting or conference call to which all or any number of Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Facility Agent or, unless the Facility Agent otherwise agree, be entitled to receive the agenda or any minutes of the same; and
(C)it shall not, unless the Facility Agent otherwise agree, be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Facility Agent or one or more of the Lenders.
40.4Changes to reference rates
Subject to clause 37.2(C), if a Published Rate Replacement Event has occurred, any amendment or waiver which relates to:
(A)providing for the use of a Replacement Reference Rate; and
(B)(i)    aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(i)enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);
(ii)implementing market conventions applicable to that Replacement Reference Rate;
(iii)providing for appropriate fallback (and market disruption provisions) for that Replacement Reference Rate; or
(iv)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders).
40.5Split voting
(A)For the purposes of responding (or failing to respond) to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of the Lenders under the terms of this Agreement, a Lender may split its Commitment into any number of portions and may respond (or fail to respond) or otherwise exercise its rights in respect of each such individual portion on a several basis.
(B)If a Lender exercises its rights under paragraph (A) above in respect of any part of its Commitment, such Lender shall notify the Facility Agent of the portions into which it has split its Commitment.
38.COUNTERPARTS
(A)This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.
(B)Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

PART 10
GOVERNING LAW AND ENFORCEMENT
39.GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
40.JURISDICTION
40.1Arbitration
All disputes arising out of or in connection with this Agreement including its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual dispute or claim) between one or several of the Finance Parties on the one hand and one or several Obligors on the other hand (a “Dispute”) shall be referred to arbitration and finally settled on the following terms:
(A)the arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) (the “Rules”), which Rules are deemed to be incorporated by reference into this clause;
(B)the seat of the arbitration shall be London;
(C)the language of the arbitration shall be English;
(D)there shall be three arbitrators; and
(E)the arbitration agreement in this clause 40.1 and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
40.2Consolidation and joinder of Disputes
In this clause:
“Consolidation Order” means an order by a tribunal that a Primary Arbitration and Later Arbitration be resolved in the same arbitral proceedings.
“Joinder Order” means an order by a tribunal that a party to this Agreement may be joined to an arbitration that it was not previously a party to.
“Later Arbitration” means, where there is more than one arbitration commenced under this Agreement, any arbitration other than the Primary Arbitration.

“Primary Arbitration” means, where there is more than one arbitration commenced under this Agreement, the arbitration first commenced (to be conclusively determined by the ICC Court in the event of a dispute).
40.3Joinder
(A)Each party consents to be joined as a party to an arbitration commenced under this Agreement on the terms provided by paragraphs (B) and (C) below. Each party consents to the joinder of any party to this Agreement to an arbitration under this Agreement on the terms provided by paragraphs (B) and (C) below.
(B)Within 30 days from the date on which a Request for Arbitration (as defined in Article 4 of the Rules) is served on all parties to the Request for Arbitration (the “Initial Joinder Period”), any party to the arbitration may effect joinder by serving notice on any party to this Agreement whom it seeks to join, copying the other parties to the Request for Arbitration. The joined party will become a claimant or respondent party (to be finally determined by the ICC Court in the event of a dispute) to the arbitration and participate in the arbitrator appointment process in clause 40.5 (Appointment of arbitrators).
(C)After the Initial Joinder Period has ended, any party to the Request for Arbitration may submit a request for arbitration against the additional party (the “Request for Joinder”) to the Secretariat and promptly notify all parties to the Request for Arbitration and the party it seeks to join of that application. On hearing such application, the tribunal may, if it considers appropriate, make a Joinder Order. Notice of such Joinder Order must be given to all parties to the Request for Arbitration, the joined party and the Secretariat.
40.4Consolidation
(A)Any party to either a Primary Arbitration or one or more Later Arbitration(s) may apply to the ICC Court for a Consolidation Order in relation to any Later Arbitration(s). That party must also send such applications to all parties to the Primary Arbitration and the Later Arbitration. The relevant provisions of the Rules shall apply.
(B)Each party to this Agreement waives any objection, on the basis of joinder, a Joinder Order or a Consolidation Order, to the validity and/or enforcement of any arbitral award made by a tribunal following any joinder, Joinder Order or Consolidation Order and such award shall be binding whether or not the parties to this Agreement participate in the arbitration. For the avoidance of doubt, this includes a waiver of any objection that the joinder, Joinder Order or

Consolidation Order has resulted in a party to this Agreement being deprived of any right to participate in the nomination of the arbitrators.
40.5Appointment of arbitrators
The tribunal shall be three arbitrators selected as follows:
(A)if there are two parties to the arbitration, and neither party has exercised the right to joinder within the Initial Joinder Period, each party to the arbitration will nominate one arbitrator within 20 days after the end of the Initial Joinder Period. The two arbitrators so nominated shall jointly nominate a third arbitrator who shall act as presiding arbitrator within 30 days of the appointment of the second arbitrator. If an arbitrator is not nominated within the time prescribed above, the appointment shall, at the request of either party to the arbitration, be made by the ICC Court;
(B)if there are more than two parties to the arbitration, or at least one of the parties has exercised the right to joinder within the Initial Joinder Period, the claimant(s) will jointly nominate one arbitrator and the respondent(s) will jointly nominate one arbitrator, both within 30 days after the end of the Initial Joinder Period. The two arbitrators so nominated shall jointly nominate a third arbitrator who shall act as presiding arbitrator within 30 days of the appointment of the second arbitrator. If an arbitrator is not nominated within the time prescribed above, the appointment shall, at the request of either party to the arbitration, be made by the ICC Court. Any existing nomination or confirmation of the arbitrator chosen by the party or parties on the other side of the proposed arbitration shall be unaffected, and the remaining arbitrator(s) shall be appointed in accordance with the Rules;
(C)each Finance Party agrees that the Facility Agent, acting on the instructions of the Majority Lenders, shall exercise the right of appointment of an arbitrator for the Finance Parties where more than one Finance Party is party to the Dispute; and
(D)each party to this Agreement expressly agrees and consents to this process for nominating and appointing the arbitral tribunal and, if this clause operates to exclude a party’s right to choose its own arbitrator, irrevocably and unconditionally waives any right it may have to do so.
40.6Confidentiality
The Parties shall keep confidential and not disclose to any non-party the existence of the arbitration or the content of the arbitral proceedings (including all awards and orders in the arbitration, as well as all materials created for the purpose of the arbitration not otherwise in the public domain), save and to the extent that a disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.
40.7Inter-bank disputes
The Finance Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement, or the subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual dispute or claim) of this Agreement, involving one or several Finance Parties with no involvement of any Obligor.
41.SERVICE OF PROCESS
(A)Without prejudice to any other mode of service allowed under any relevant law, each of the Obligors:
(i)irrevocably appoints Kosmos Energy Investments Senegal Limited of 10 Stratton Street, 6th Floor, Mayfair, London W1J 8LG (the “Process Agent”) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;
(ii)irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with any Dispute in England and Wales by service on the Process Agent (or any replacement agent appointed pursuant to paragraph (B) of this clause 41 (Service of Process)); and
(iii)irrevocably agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(B)If the agent referred to in paragraph (A) of this clause 41 (or any replacement agent appointed pursuant to this paragraph (B)) at any time ceases for any reason to act as such, as the case may be, each Obligor shall as soon as reasonably practicable appoint a replacement agent to accept service having an address for service in England or Wales and shall notify the Facility Agent of the name and address of the replacement agent; failing such appointment and notification, the agent referred to in paragraph (A) of this clause 41 (or any replacement agent appointed pursuant to this paragraph (B)) shall continue to be authorised to act as agent for service of process in relation to any proceedings before the English courts on behalf of the relevant Obligor and service of process on that agent shall constitute good service.
(C)Any document addressed in accordance with paragraph (A) of this clause 41 shall be deemed to have been duly served if:
(i)left at the specified address, when it is left; or
(ii)sent by first class post, two clear Business Days after posting.
(D)For the purposes of this clause 41, “Service Document” means a writ, summons, order, judgment or other document relating to or in connection with any Dispute. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.
42.CONTRACTUAL RECOGNITION OF BAIL-IN
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(A)any Bail-In Action in relation to any such liability, including (without limitation):
(i)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)a cancellation of any such liability; and
(B)a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
43.USA PATRIOT ACT
Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender may be required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act. Each Obligor shall, and shall cause each of its subsidiaries to provide such information and take such actions as are reasonably requested by the Facility Agent or any other Finance Party in order to assist the Facility Agent and the other Finance Parties in maintain compliance with the USA Patriot Act.
44.ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS
To the extent that the Finance Documents provide support, through a guarantee or otherwise, for Derivative Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(A)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.
(B)In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States.
(C)Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Guarantors

Name	Jurisdiction of Incorporation	Registered Number
Kosmos Energy Operating	Cayman Islands	231417
Kosmos Energy International	Cayman Islands	218274
Kosmos Energy Development	Cayman Islands	225879
Kosmos Energy Ghana HC	Cayman Islands	135710
Kosmos Energy Finance International	Cayman Islands	253656
Kosmos Energy Equatorial Guinea	Cayman Islands	269135
Kosmos Energy GOM Holdings, LLC	State of Delaware	6995407
Kosmos Energy Gulf of Mexico, LLC	State of Delaware	6923352
Kosmos Energy Gulf of Mexico Management, LLC	State of Delaware	5487079
Kosmos Energy Gulf of Mexico Operations, LLC	State of Delaware	5303207
Kosmos Energy Ghana Holdings Limited	England and Wales	13439742
Kosmos Energy Ghana Investments (formerly known as Anadarko WCTP Company)	Cayman Islands	161534

Schedule 2
The Original Lenders

Original Lender	Commitment (USD)
SOCIETE GENERALE, LONDON BRANCH	22,500,000
THE STANDARD BANK OF SOUTH AFRICA LIMITED	40,000,000
N.B.S.A. LIMITED	18,750,000
STANDARD CHARTERED BANK	23,750,000
NATIXIS	25,000,000
BARCLAYS BANK PLC	35,000,000
BANK OF AMERICA, N.A.	15,000,000
ECOBANK GHANA PLC	20,000,000
GLENCORE ENERGY UK LTD.	50,000,000

Schedule 3
Conditions Precedent
Part I
Conditions Precedent to First Utilisation
1.Provision of each of the following Finance Documents, duly executed by each of the parties to them:
(i)    this Agreement;
(ii)    the reconfirmation of the Deed of Guarantee;
(iii)    the Facility Agent Fee Letter;
(iv)    the front end Fee Letters;
(v)    the Security and Intercreditor Agent Fee Letter;
(vi)    the Agent Accession Undertaking for the Facility Agent (as RCF Agent) in respect of the KEFI Intercreditor Agreement; and
(vii)    the Agent Accession Undertaking for the Facility Agent (as RCF Agent) in respect of the KEL Intercreditor Agreement.
2.Provision of conformed copies of the Deed of Guarantee, the KEFI Intercreditor Agreement and the KEL Intercreditor Agreement.
3.Provision of certified copies of each Obligor’s constitutional documents and the director and shareholder corporate resolutions authorising entry into and performance of the Finance Documents to which they are a party and certification as to solvency.
4.Provision of the specimen signatures of the persons authorised by each of the Obligor’s corporate resolutions referred to in paragraph 3 above to execute the Finance Documents and all other documents and notices required in connection with such Finance Documents.
5.Receipt by the Facility Agent of appropriate legal opinions from Linklaters LLP, Potter Anderson & Corroon LLP and Walkers (Cayman) LLP.
6.Provision of a certified copy of the Original Borrower’s most recent audited accounts.
7.Provision of a certificate from the Original Borrower that all Required Approvals on the date of this Agreement have been obtained.

8.Evidence that the fees, costs and expenses then due from the Original Borrower pursuant to clauses 12 (Fees) and 30 (Costs and Expenses) have been paid or will be paid.
9.Evidence that the process agent referred to in clause 41 (Service of Process) has accepted its appointment.
10.Evidence that commitments under the Existing RCF Agreement have been or will be cancelled in full.
11.Provision of such documentation and other evidence to the satisfaction by the Facility Agent and the Lenders of their respective “know your customer” checks or similar identification procedures.

Part II
Conditions Precedent Required to be Delivered by an Additional Obligor
12.Provision of an Accession Letter, duly executed by the Additional Obligor and the Original Borrower.
13.Provision of certified copies of the Additional Obligor’s constitutional documents and certificates of incorporation (or equivalent).
14.A copy of a resolution of the board of directors or managers or equivalent (as applicable) of the Additional Obligor approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that one or more specified persons execute the Accession Letter and any other documents and notices in connection with the Finance Documents.
15.A specimen signature of each person authorised to execute the Accession Letter and any other documents and notices in connection with the Finance Documents.
16.A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.
17.A certificate of an Authorised Signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.
18.A copy of any Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.
19.If available, the latest audited financial statements of the Additional Obligor.
20.Receipt by the Facility Agent of any appropriate legal opinions.
21.If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in clause 41 (Service of Process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.
22.If applicable, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

23.A copy of a good standing certificate (including verification of tax status) with respect to each Additional Obligor which is a US Obligor, issued as of a date not more than five days prior to the date of its accession to this Agreement by the Secretary of State or other appropriate official of that US Obligor jurisdiction of organisation.
24.In relation to an Additional Obligor which is a US Obligor, a solvency certificate issued by the Original Borrower and addressed to the Facility Agent issued on the date of the accession of such US Obligor to this Agreement confirming the solvency of the Original Borrower and its subsidiaries (including such Additional Obligor which is a US Obligor) on a consolidated basis following the entry by such US Obligor to any Finance Document to which it will be a party.
25.If applicable, copies of financing statements (Form UCC-1) or appropriate local equivalent in appropriate form for filing under the Uniform Commercial Code of each applicable jurisdiction as may be necessary to perfect the Security Interest purported to be created by each Security Document entered into by each US Obligor or in respect of shares or indebtedness of any such company.
26.If applicable, copies of UCC search reports, each of a recent date listing all effective financing statements that name each US Obligor, as debtor, and that are filed in the jurisdictions referred to in paragraph 14 above, together with copies of such financing statements in respect of all of which appropriate termination statements shall be delivered to the Facility Agent (except in respect of financing statements related to Security Interest permitted to subsist under this Agreement).
27.If the proposed Additional Obligor is an Additional Borrower and qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, provision of a Beneficial Ownership Certification in relation to such Additional Borrower at least five (5) days prior to the delivery of the Accession Letter.

Schedule 4
Utilisation Request
From:    [●] (the “Borrower”)
To:    [THE STANDARD BANK OF SOUTH AFRICA LIMITED] (the “Facility Agent”)
Dated:
Dear Sirs
KOSMOS ENERGY LTD. – Facility Agreement dated [ ] (as amended or as amended and restated from time to time) (the “Agreement”)
28.We refer to the Agreement. This is a Utilisation Request in respect of a Utilisation under the Facility. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
29.We wish to borrow a Loan under the Facility on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency:	USD
Amount:	[ ] under or, if less, the Available Facility
Amount attributable to Interest payments	[ ]
Interest Period:	[ ]
30.We hereby certify that on the proposed Utilisation Date:
(a)    no Default or Event of Default is continuing or will result from the proposed Loan;
(b)    [this Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan];]
(c)    the making of the Utilisation would not result in the aggregate principal amount outstanding under the Facility exceeding the Borrowing Base Amount; and

(d)    the Repeating Representations to be made by each Obligor on the proposed Utilisation Date are, in the light of the facts and circumstances then existing, true and correct in all material respects (or, in the case of a Repeating Representation that contains a materiality concept, true and correct in all respects).
31.The proceeds of this Loan should be credited to [account] and to the extent an amount has been attributed to Interest payments above, such amount shall be applied towards the payment of Interest on the Facility.
32.This Utilisation Request is irrevocable and is a Finance Document.
Yours faithfully

……………………………………
Authorised Signatory for
[Borrower]

Schedule 5
Form of Transfer Certificate
To:    [THE STANDARD BANK OF SOUTH AFRICA LIMITED] as the “Facility Agent”
From:    [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)
Dated:
Dear Sirs
KOSMOS ENERGY LTD. – Facility Agreement dated [ ] (as amended or as amended and restated from time to time) (the “Agreement”)
33.We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
34.We refer to clause 22.5 (Procedure for transfer):
(a)    The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with clause 22.5 (Procedure for transfer), all of the Existing Lender's rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment and participations in Loans under the Agreement as specified in the Schedule.
(b)    The proposed Transfer Date is [ ].
(c)    The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 32.2 (Addresses) are set out in the Schedule.
35.The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (C) of clause 22.4 (Limitation of responsibility of Existing Lenders).
36.The New Lender confirms that it is a Qualifying Bank.
37.This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

38.This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.
39.This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.
Note:    The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE
Commitments/rights and obligations to be transferred
[Insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]
[Existing Lender]            [New Lender]
By:                    By:
This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as
[ ].
[THE STANDARD BANK OF SOUTH AFRICA LIMITED]
By:

Schedule 6
Form of Accession Letter
From:    [name of subsidiary] (the “Company”) and KOSMOS ENERGY LTD.
To:    [THE STANDARD BANK OF SOUTH AFRICA LIMITED] (the “Facility Agent”)
Dated:
Dear Sirs
KOSMOS ENERGY LTD. – Facility Agreement dated [ ] (as amended or as amended and restated from time to time) (the “Agreement”)
40.We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.
41.The Company agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement and the Intercreditor Agreements as an Additional [Borrower]/[Guarantor] pursuant to clause [23.2 (Additional Borrowers)/23.4 (Additional Guarantor)] of the Agreement. The Company is a company duly incorporated under the laws of [name of relevant jurisdiction].
42.[Kosmos Energy Ltd confirms that no Default is continuing or would occur as a result of the Company becoming an Additional Borrower.]
43.The Company’s administrative details are as follows:
Address:
Fax No:
Attention:
44.This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
This Accession Letter is entered into by deed.
[name of Company]                KOSMOS ENERGY LTD.

Schedule 7
Form of Resignation Letter
From:    [resigning Obligor] and KOSMOS ENERGY LTD.
To:    [THE STANDARD BANK OF SOUTH AFRICA LIMITED] (the “Facility Agent”)
Dated:
Dear Sirs
KOSMOS ENERGY LTD. – Facility Agreement dated [ ] (as amended or as amended and restated from time to time) (the “Agreement”)
45.We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.
46.Pursuant to clause [23.3 (Resignation of a Borrower)/23.7 (Resignation of a Guarantor on disposal)] of the Agreement, we request that [resigning Obligor] be released from its obligations as a [Borrower/Guarantor] under the Agreement.
47.We confirm that:
(a)    no Default is continuing or would result from the acceptance of this request; and
(b)    [    ].
48.This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
[resigning Obligor]            KOSMOS ENERGY LTD.

Schedule 8
Form of Compliance Certificate
To:    [THE STANDARD BANK OF SOUTH AFRICA LIMITED] (the “Facility Agent”)
From:    [ ] (the “Borrower”)
Dated:
Dear Sirs
KOSMOS ENERGY LTD. – Facility Agreement dated [ ] (as amended or as amended and restated from time to time) (the “Agreement”)
49.We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
50.We confirm that the financial statements supplied to the Facility Agent pursuant to clause 17.2 (Financial statements) of the Agreement:
(A)is certified by an Authorised Signatory of the Borrower as a true and correct copy; and
(B)[gives a true and fair view of]1 / [fairly represents]2 the financial condition of the Borrower for the period to the date on which those financial statements were drawn up.
51.We confirm that as at [ ], being the last occurring Calculation Date:
(C)the debt cover ratio was [ ]; and
(D)the interest cover ratio was [ ].
52.We set out below the calculations establishing the figures in paragraph 2 above:
[        ]
53.We confirm that as at [ ], so far as we are aware having made diligent enquiries, no Default has occurred or is continuing.3
1 Insert if audited.
2 Insert if unaudited.
3 If this statement cannot be made, the certificate should identify any Default that has occurred or is continuing and the action taken, or proposed to be taken, to remedy it.

Yours faithfully

…………………………………… Authorised Signatory for [Borrower]	…………………………………… Authorised Signatory for [Borrower]

Schedule 9
Form of Confidentiality Undertaking
To:    [Purchaser’s details]

Re:
KOSMOS ENERGY LTD. (the “Company”) and its USD [●] million revolving credit facility dated [●] (as amended or as amended and restated from time to time) (the “Facility”)
[insert date]
Dear Sirs
We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:
54.Confidentiality Undertaking: You undertake:
(A)to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures with a degree of care not less than that which you would apply to your own confidential information;
(B)to keep confidential and not disclose to anyone except as provided for by paragraph 2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us;
(C)to use the Confidential Information only for the Permitted Purpose;
(D)to ensure that any person to whom you pass any Confidential Information in accordance with paragraph 2 (unless disclosed under paragraph 2(B) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and
(E)not to make enquiries in relation to the Confidential Information of any other person, whether a third party or any member of the Group or any of their officers, directors, employees or professional advisers, save for such officers, directors, employees or professional advisers as may be expressly nominated by us for this purpose, provided that this paragraph shall not prevent or restrict you from conducting and completing all necessary and appropriate due diligence in accordance with your normal credit and underwriting approval processes and as required to be performed in order to obtain any requisite credit or underwriting approvals in relation to your possible participation in the Facility.
55.Permitted Disclosure: We agree that you may disclose Confidential Information:
(F)to members of the Participant Group and their officers, directors, employees, consultants and professional advisers but only to the extent necessary for the proper fulfilment of the Permitted Purpose, provided that:
(i)such information is disclosed strictly on a need to know basis and provided that the Confidential Information may not be disclosed to any person in the Participant Group who is not working directly on matters concerning your participation in the Facility; and
(ii)    appropriate information barriers or other procedures as may be necessary are in place to ensure there can be no unauthorised disclosure of, or access to, the Confidential Information to any such person referred to in subparagraph (i) above;
(G)(i) where required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or
(H)with our prior written consent.
56.Notification of Required or Unauthorised Disclosure: You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(B) (in advance where reasonable and practicable) or immediately upon becoming aware that Confidential Information has been disclosed in breach of this letter.
57.Return of Copies: If we so request in writing, you shall return all Confidential Information supplied to you by us or any member of the Group and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body, or where the Confidential Information has been disclosed in accordance with paragraph 2(B) above.
58.Continuing Obligations: The obligations in the preceding paragraphs of this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us, irrespective of their outcome. Notwithstanding the previous sentence, the obligations in this letter shall cease twelve Months after you have returned all Confidential Information and destroyed or permanently erased all copies of Confidential Information made by you to the extent required pursuant to paragraph 4 above.
59.No Representation; Consequences of Breach, etc: You acknowledge and agree that:
(I)neither we nor any of our officers, employees or advisers, and no other member of the Group and none of the officers, employees or advisers of any member of the Group (each a “Relevant Person”), (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any other member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and
(J)we and other members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you or any other person.
60.Inside Information: You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose. As a result of being given the Confidential Information you may well become insiders and, therefore, be unable to take certain actions which you would otherwise be able to take.
61.No Waiver; Amendments, etc: This letter shall not affect any other obligation owed by you to any member of the Group. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us and you.
62.Nature of Undertakings: The undertakings and acknowledgements given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of each other member of the Group.
63.Third party rights:
(K)Each other member of the Group and each Relevant Person (each a “Third Party”) may enforce the terms of this letter by virtue of the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”). This paragraph 10(A) confers a benefit on each Third Party, and, subject to the remaining provisions of this paragraph 10, is intended to be enforceable by each Third Party by virtue of the Third Parties Act.
(L)Subject to paragraph 10(A), a person who is not a party to this letter has no right under the Third Parties Act to enforce or enjoy the benefit of any term of this letter.
(M)Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any person to rescind or vary this letter at any time.
64.Counterparts: This letter may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this letter, but all the counterparts shall together constitute one and the same instrument.
65.Governing Law and Jurisdiction: Any matter, claim or dispute, whether contractual or non-contractual, arising out of or in connection with this letter (including the agreement constituted by your acknowledgement of its terms), is to be governed by and determined in accordance with English law, and the parties submit to the non-exclusive jurisdiction of the English courts.
66.Definitions and Construction: In this letter (including the acknowledgement set out below):
“Confidential Information” means any and all information relating to the Company, the Group and the Facility, provided to you by us or any member of the Group or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information and information regarding all discussions and negotiations between us (including information regarding the outcome of such discussions or negotiations), but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any member of the Group or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;
“Group” means, in respect of a person, that person and that person’s Holding Companies and each of their respective Subsidiaries;
“Holding Company” means, in relation to a company, any other company in respect of which it is a Subsidiary;
“Participant Group” means you, and each of your Holding Companies and Subsidiaries;
“Permitted Purpose” means considering and evaluating whether to enter into contracts with us in relation to your participation in the Facility; and
“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006.
Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully

…................................
For and on behalf of [Seller’s details].

To:    [Seller’s details]

We acknowledge and agree to the above:

…................................
For and on behalf of [Purchaser’s details]

Schedule 10
Form of Lender Accession Notice
To:    [THE STANDARD BANK OF SOUTH AFRICA LIMITED] as Facility Agent
From:    [Additional Lender]
Dated:

Dear Sirs,
Kosmos Energy Ltd. - Facility Agreement dated ________ (as amended or as amended and restated from time to time) (the “Facility Agreement”)
67.We refer to the Agreement and the Facility Agreement. This is a Lender Accession Notice. Terms defined in the Facility Agreement relating to the Agreement have the same meaning in this Lender Accession Notice unless given a different meaning in this Lender Accession Notice.
68.[Additional Lender] agrees:
(a)    to be bound by the terms of the Finance Documents (other than the KEL Intercreditor Agreement [and the KEFI Intercreditor Agreement] ) as a Lender pursuant to clause [3.2] (Additional Commitments) of the Facility Agreement;
(b)    to be bound by the terms of the KEL Intercreditor Agreement as a Lender; and
(c)    [to be bound by the terms of the KEFI Intercreditor Agreement as a Lender.]
69.[Additional Lender’s] Additional Commitment is USD [ ].
70.[Additional Lender’s] administrative details are as follows:
Account details:                        [ ]
Facility Office Address:                    [ ]
Telephone No.:                        [ ]
Fax No.:                        [ ]
Attention:                        [ ]

71.The Additional Lender expressly acknowledges the limitations on the Lenders’ obligations set out in paragraph (I) of clause 3.2 (Additional Commitments).
72.This Lender Accession Notice may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Lender Accession Notice.
73.This Lender Accession Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.
74.This Lender Accession Notice has been delivered as a deed on the date stated at the beginning of this Lender Accession Notice.
[Additional Lender]
By:

This Lender Accession Notice is accepted by the Facility Agent and the Additional Commitment Date is confirmed as [ ].
[THE STANDARD BANK OF SOUTH AFRICA LIMITED]
By:

Schedule 11
Form of U.S. Tax Compliance Certificate
Part I
For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Reference is hereby made to the Revolving Credit Facility Agreement dated as of 23 November 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), between, amongst others, Kosmos Energy Ltd. (as Original Borrower), [THE STANDARD BANK OF SOUTH AFRICA LIMITED] (as Facility Agent) and each lender from time to time party thereto.
Pursuant to the provisions of clause [ ] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the relevant Borrower within the meaning of section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the relevant Borrower as described in section 881(c)(3)(C) of the Code.
The undersigned has furnished the Facility Agent and the relevant Borrower with a certificate of its non-U.S. Person status on US Internal Revenue Form W-8BEN-E or Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the relevant Borrower and the Facility Agent, and (2) the undersigned shall have at all times furnished the relevant Borrower and the Facility Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
    Name:
    Title:
Date: ________ __, 20[ ]

Part II
For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Reference is hereby made to the Revolving Credit Facility Agreement dated as of 23 November 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), between, amongst others, Kosmos Energy Ltd. (as Original Borrower), [THE STANDARD BANK OF SOUTH AFRICA LIMITED] (as Facility Agent) and each lender from time to time party thereto.
Pursuant to the provisions of clause [ ] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Finance Document, the undersigned is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is not fiscally transparent for United States federal income tax purposes is a ten percent shareholder of the relevant Borrower within the meaning of section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the relevant Borrower as described in section 881(c)(3)(C) of the Code.
The undersigned has furnished the Facility Agent and the relevant Borrower with US Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a US Internal Revenue Service Form W-8BEN-E or Form W-8BEN or (ii) a US Internal Revenue Service Form W-8IMY accompanied by a US Internal Revenue Service Form W-8BEN-E or Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the relevant Borrower and the Facility Agent, and (2) the undersigned shall have at all times furnished the relevant Borrower and the Facility Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:

Name:
Title:
Date: ________ __, 20[ ]

Schedule 12
Form of Resignation Letter (DGE Group Guarantor)
To:    CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK as Security and Intercreditor Agent for itself and each of the other parties to the Intercreditor Agreement referred to below.
Copy to:    [THE STANDARD BANK OF SOUTH AFRICA LIMITED] as RCF Agent.
Copy to:    WILMINGTON TRUST, NATIONAL ASSOCIATION as HY Noteholder Trustee.
From:         KOSMOS ENERGY LTD. and [the Retiring DGE Guarantor]
Dated:
Dear Sirs
75.We refer to:
(a)    the revolving credit facility agreement originally dated 23 November 2012 between, among others, Kosmos Energy Ltd. (“KEL”) as the Original Borrower and [THE STANDARD BANK OF SOUTH AFRICA LIMITED] as the Facility Agent as amended and / or amended and restated from time to time (the “Facility Agreement”);
(b)    the intercreditor agreement originally dated 1 August 2014 between KEL as the RCF Borrower and as the HY Note Issuer, Crédit Agricole Corporate and Investment Bank as the Security and Intercreditor Agent, [THE STANDARD BANK OF SOUTH AFRICA LIMITED] as the RCF Agent and Wilmington Trust, National Association as the HY Noteholder Trustee as amended and / or amended and restated from time to time (the “Intercreditor Agreement”); and
(c)    the deed of guarantee and indemnity dated 23 November 2012 between, among others, KEL as the Company and Crédit Agricole Corporate and Investment Bank as the Security and Intercreditor Agent on behalf of the Beneficiaries (as defined therein) as amended and / or amended and restated from time to time (the “Deed of Guarantee”).
76.Pursuant to clause 23.8 (Resignation of a DGE Group Guarantor) of the Facility Agreement, we request that [the Retiring DGE Guarantor] be released from its obligations as a Guarantor under the Facility Agreement and the Deed of Guarantee.
77.We confirm that:

(a)    no Default is continuing or would result from the acceptance of this request; and
(b)    no payment is due from [the Retiring DGE Guarantor] under the Deed of Guarantee.
78.This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
79.Terms which are used in this resignation letter which are not defined in this letter but are defined in the Facility Agreement shall have the meaning given to those terms in the Facility Agreement.

______________________ KOSMOS ENERGY LTD. By: Title:	______________________ [the Retiring DGE Guarantor] By: Title:
Accepted by CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK as Security and Intercreditor Agent
______________________ By: Title:	______________________ By: Title:

Schedule 13
Excess Cash Statement

“A” is the aggregate of:	$ in Millions	“B” is the aggregate of:	$ in Millions
Total sources of funds before debt service / repayments over the next 12 months (cash flows net of operational and capital expenditure) from RBL Obligor Group (excluding any restricted cash)[4]		committed exploration and appraisal costs for the Group over the next 12 months (which are not included in the Total Sources net calculation)
Total sources of funds before debt service / repayments over the next 12 months (net of operational and capital expenditure) from GoM Obligor Group (excluding any restricted cash)[5]		committed development costs for the Group over the next 12 months (which are not included in the Total Sources net calculation)
Total sources of funds over the next 12 months (net of operational and capital expenditure) from KEGHL Group (excluding any restricted cash)[6]		payment obligations under rig contracts or other similar operational contracts for the Group over the next 12 months (which are not included in the Total Sources net calculation)
Unrestricted Cash balance of Group as at [insert date] (being cash that is not restricted by applicable laws or regulations or under the terms of the RBL Facility Agreement or GoM Loan)		payment obligations under a sale and purchase agreement or other similar agreements (in the context of an acquisition or otherwise) for the Group over the next 12 months (which is not included in the Total Sources net calculation)
scheduled repayments, interest, fees, costs and expenses relating to the Revolving Credit Facility and HY Notes (otherwise referred to as Scheduled KEL Debt Payments) over the next 12 months
4 Based on latest approved Model (as defined in the RBL). Restricted cash refers to cash that is restricted by applicable laws or regulations or under the terms of the RBL Facility Agreement or GoM Loan (including application of the Cash Waterfall under and as defined in the RBL Facility Agreement).
5 Based on GOM Term Loan projection / KEL corporate projection. Restricted cash refers to cash that is restricted by applicable laws or regulations or under the terms of the RBL Facility Agreement or GoM Loan (including application of the Cash Waterfall under and as defined in the RBL Facility Agreement).
6 Based on KEL corporate projection. Restricted cash refers to cash that is restricted by applicable laws or regulations or under the terms of the RBL Facility Agreement or GoM Loan (including application of the Cash Waterfall under and as defined in the RBL Facility Agreement).

scheduled repayments, interest, fees, costs and expenses relating to the RBL and GoM Loan over the next 12 months any other material committed liability including any guarantee, indemnity or other contingent liability which could reasonably be expected to entail a cash outflow in the next 12 months any mandatory prepayment(s) under the RBL to ensure outstanding amounts under the RBL do not exceed the Borrowing Base Amount (as defined in the RBL) during the next 12 months, as indicated by the latest approved Model (as defined in the RBL) as at the date of this calculation
TOTAL GROUP SOURCES	-	TOTAL GROUP USES	-
EXCESS CASH (A – B)
50% OF EXCESS CASH